                                                                    EXHIBIT 99.2

CONFIDENTIAL


                       NO BANKRUPTCY CASE HAS BEEN FILED
                            BY AMERICOLD CORPORATION
                  AS OF THE DATE OF THIS DISCLOSURE STATEMENT


                              DISCLOSURE STATEMENT
                              DATED APRIL 14, 1995

            Pre-Petition Solicitation of Ballots and Master Ballots
                                With Respect to

                          The Financial Restructuring

                                       of

                             AMERICOLD CORPORATION

                        Through a Prepackaged Chapter 11
                             Plan of Reorganization


================================================================================
This pre-petition solicitation of Ballots and Master Ballots will expire at 3:00 p.m., Portland, Oregon time, on Monday, May 8, 1995 unless extended (the "Ballot Return Date"). Votes on, and elections with respect to, the plan of reorganization annexed hereto may be revoked at any time prior to the Ballot Return Date. Thereafter, revocations of votes and elections may be effected only with the approval of the appropriate bankruptcy court (the "Bankruptcy Court").
================================================================================

THIS DISCLOSURE STATEMENT CONTAINS CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING AMERICOLD CORPORATION ("AMERICOLD" OR THE "COMPANY") THAT IS MATERIAL NON-PUBLIC INFORMATION AND SHOULD BE TREATED AS CONFIDENTIAL. FEDERAL SECURITIES LAWS PROHIBIT THE PURCHASE AND SALE OF SECURITIES ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION, AND PERSONS WHO PURCHASE OR SELL SECURITIES ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION, OR DISSEMINATE INFORMATION TO OTHERS WHO DO SO, MAY BE SUBJECT TO PENALTIES.

THE SECURITY HOLDERS SOLICITED HEREBY ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY ALL THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, INCLUDING THE MATTERS DESCRIBED UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS OR MASTER BALLOTS PURSUANT TO THE SOLICITATION.

================================================================================
NO COURT HAS APPROVED THIS DISCLOSURE STATEMENT OR THE PLAN OF REORGANIZATION DESCRIBED HEREIN. IN THE EVENT THAT THE COMPANY FILES A PETITION FOR RELIEF UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND SEEKS CONFIRMATION OF SUCH PLAN OF REORGANIZATION, THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.
================================================================================

          This Disclosure Statement, the Appendices, the accompanying forms of Ballots and Master Ballots, and the related materials delivered herewith, are being furnished by the Company pursuant to Section 1126(b) of the United States Bankruptcy Code (the "Bankruptcy Code"), in connection with its solicitation (the "Solicitation") of acceptances of the proposed plan of reorganization described herein (the "Plan"). The Company is soliciting such acceptances from all creditors that would be impaired under the Plan.

          The Bankruptcy Code generally requires acceptance of the Plan by specified percentages, voting in separate classes, of all classes of impaired claims and interests of the debtor. For purposes of the Bankruptcy Code, each class of impaired claims is considered to have accepted the Plan if the Plan is accepted by creditors in such class that hold at least two-thirds in aggregate dollar amount and more than one-half in number of the allowed claims of such class held by those creditors that have timely voted on the Plan (the "Requisite Acceptances"). Under the Bankruptcy Code, only the votes actually cast to accept or reject the Plan will be counted for purposes of determining the acceptance or rejection of the Plan by an impaired class of claims or interests. Accordingly, the Plan could be approved by an impaired class of claims with the affirmative vote of significantly less than two-thirds in dollar amount and one-half in number of the claims in such class.

          The Company has not commenced a case under Chapter 11 of the Bankruptcy Code as of the date of this Disclosure Statement. In the event, however, that the Company receives properly completed Ballots and Master Ballots (which are not subsequently revoked) indicating acceptance of the Plan in sufficient number and amount to meet the voting requirements prescribed by
Section 1126 of the Bankruptcy Code, the Company intends to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, and to seek as promptly thereafter as is practicable, confirmation by the Bankruptcy Court of the Plan. The Plan is expected to become effective on a date (the "Effective Date") shortly following the entry of an order of confirmation (the "Confirmation Order") of the Plan by the Bankruptcy Court. If the Plan is confirmed by the Bankruptcy Court and becomes effective, all holders of impaired claims and interests (including those who rejected or are deemed to have rejected the Plan and those who did not submit Ballots or Master Ballots to accept or reject the Plan) will be bound by the terms of the Plan.

          DURING THE PENDENCY OF ANY BANKRUPTCY CASE THAT WILL BE FILED IN CONNECTION WITH THE RESTRUCTURING, THE COMPANY INTENDS TO OPERATE ITS BUSINESS IN THE ORDINARY COURSE AND (SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT) MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF ITS TRADE CREDITORS AND
                ----
EMPLOYEES. The Company's secured lenders, general unsecured creditors, trade creditors and employees will be unimpaired, except for certain contractual rights of the Institutional Investor (as defined herein), and the Company intends to pay all allowed pre-petition claims of the Company's secured lenders, general unsecured creditors, trade creditors and employees in full. See "The Plan--Treatment of Trade Creditors and Employees."

          Consummation of the restructuring pursuant to the Plan is conditioned upon, among other things, the following (unless waived in accordance with the Plan): (i) the Plan shall have been confirmed by the Bankruptcy Court and the Confirmation Order shall have become final; (ii) all agreements contemplated by or entered into pursuant to the Plan shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived; and (iii) a new revolving credit facility (the "New Credit Agreement") shall have been executed and all conditions to its effectiveness shall have been satisfied or waived by the Bank (as defined herein) as required thereunder. See "Description of the New Credit Agreement."

          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND RECOMMENDS THAT ALL HOLDERS OF THE COMPANY'S SENIOR SUBORDINATED DEBENTURES DUE 1997 AND THE INSTITUTIONAL INVESTOR SUBMIT BALLOTS OR MASTER BALLOTS ACCEPTING THE PLAN. For information on procedures for voting on the Plan, see "The Solicitation; Voting Procedures."

          The Plan provides, among other things, that:

          (i) each holder of the Company's 11% Senior Subordinated Debentures due 1997 (the "Old Subordinated Debentures") will receive, for each $1,000 principal amount of Old Subordinated Debentures, $1,000 of the Company's 15% Senior Subordinated Debentures due 2007 (the "New Subordinated Debentures"), and an amount in cash equal to 100% of the accrued but unpaid interest on the Old Subordinated Debentures up to but excluding the Effective Date;

          (ii) the legal, equitable, and contractual rights of each holder of the Company's 11 1/2% First Mortgage Bonds, Series B due 2005, under the Amended and Restated Indenture, dated as of March 9, 1993 (the "Bond Indenture"), will be left unaltered;

          (iii) the Amended and Restated Investment Agreement, dated March 2, 1993 (the "Old Investment Agreement") between the Company and Metropolitan Life Insurance Company (the "Institutional Investor"), will be superseded by the Second Amended and Restated Investment Agreement (the "New Investment Agreement"), which will contain certain financial and operating covenants that in some cases are less restrictive than those contained in the Old Investment Agreement, and pursuant to which (x) the Company will redeem $10 million in principal amount of the Company's 11.45% First Mortgage Bonds, Series A, due 2002 ("Series A Bonds") held by the Institutional Investor for an amount equal to 100% of the principal amount thereof, and (y) the Company will have the right, under certain circumstances, to redeem prior to scheduled maturity additional Series A Bonds without payment of any prepayment premium, see "Description of New Investment Agreement"; and

          (iv) each general unsecured claim, at the election of the Company, will be paid in full on or before the later of (x) the Effective Date and (y) the date on which such claim becomes allowed, unless the holder of such claim has agreed to a different treatment of such claim.

          The Company is hereby soliciting acceptances of the Plan under Section 1126(b) of the Bankruptcy Code from the beneficial owners of the Old Subordinated Debentures and the Institutional Investor as holders of impaired claims.

          In the event that the Requisite Acceptances are not received, or if received are subsequently revoked, in either case, prior to the termination of the Solicitation, the Company reserves the absolute right to use any and all Ballots and Master Ballots accepting the Plan that were received pursuant to the Solicitation, and not subsequently revoked, to seek confirmation of the Plan (or of any modification thereof that does not adversely affect the treatment of the classes of claims with respect to which such Ballots or Master Ballots were cast) pursuant to Section 1129(b) of the Bankruptcy Code.

          The Institutional Investor has advised the Company that it supports the terms of the Plan, subject to its approval of final documentation and subject to the condition that the Petition Date be no later than June 1, 1995, and that the Effective Date shall have occurred no later than September 30, 1995.

          NO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS HAS BEEN MADE BY THE COMPANY WITH RESPECT TO THE NEW SUBORDINATED DEBENTURES THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THE SOLICITATION. THE COMPANY IS RELYING ON
SECTION 4(2) OF THE SECURITIES ACT AND GENERALLY IS RELYING ON SIMILAR STATE LAW PROVISIONS, AND TO THE EXTENT APPLICABLE, ON REGULATION D UNDER THE SECURITIES ACT, SIMILAR STATE LAW PROVISIONS AND/OR SECTION 1145(A) OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS THE OFFER OF ANY NEW SUBORDINATED DEBENTURES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION. MORGAN STANLEY & CO. INCORPORATED ("MORGAN STANLEY") HAS AGREED TO ACT AS PURCHASER REPRESENTATIVE, WITHOUT CHARGE, TO ANY HOLDER OF OLD SUBORDINATED DEBENTURES THAT IS NOT AN "ACCREDITED INVESTOR" AS DEFINED IN REGULATION D OF THE SECURITIES ACT. IN ADDITION, ANY HOLDER OF OLD SUBORDINATED DEBENTURES SOLICITED HEREBY MAY RETAIN ITS OWN QUALIFIED PURCHASER REPRESENTATIVE FOR THE PURPOSES OF THIS SOLICITATION.
MORGAN STANLEY MAY BE CONTACTED AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS DISCLOSURE STATEMENT.

          THE NEW SUBORDINATED DEBENTURES TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. SUCH NEW SUBORDINATED DEBENTURES WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS PROVIDED BY SECTION 1145(a) OF THE BANKRUPTCY CODE. THE COMPANY IN ADDITION WILL USE ITS BEST EFFORTS TO FILE WITH THE COMMISSION AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE A REGISTRATION STATEMENT WITH RESPECT TO THE NEW SUBORDINATED DEBENTURES. IF NO SUCH REGISTRATION STATEMENT IS FILED WITHIN 60 DAYS FOLLOWING THE EFFECTIVE DATE, THE COMPANY WILL BE REQUIRED, PURSUANT TO THE PLAN, TO FILE A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UPON RECEIPT OF A WRITTEN REQUEST FOR SUCH REGISTRATION BY HOLDERS OF 25% IN PRINCIPAL AMOUNT OF THE NEW SUBORDINATED DEBENTURES. SUCH WRITTEN REQUEST MUST BE RECEIVED ON OR BEFORE THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE. SEE "SECURITIES LAW CONSIDERATIONS."

          THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR THE SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, THE OLD SUBORDINATED DEBENTURES AND THE NEW SUBORDINATED DEBENTURES THAT MAY BE DEEMED TO BE OFFERED HEREBY, WITH RESPECT TO ANY HOLDER OF OLD SUBORDINATED DEBENTURES THAT IS NOT AN "ACCREDITED INVESTOR" AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT AND DOES NOT OTHERWISE QUALIFY AS AN INVESTOR IN AN OFFERING THEREUNDER OR UNDER
SECTION 4(2) OF THE SECURITIES ACT (THROUGH USE OF A QUALIFIED PURCHASER REPRESENTATIVE OR OTHERWISE), TO THE EXTENT THAT SECTION 1145(a) OF THE BANKRUPTCY CODE DOES NOT EXEMPT FROM REGISTRATION ANY SUCH OFFERING TO SUCH HOLDER. ANY BALLOT SUBMITTED WITH RESPECT TO ANY SUCH HOLDER WILL BE DEEMED A REJECTION FOR PURPOSES OF DETERMINING WHETHER REQUISITE VOTES FOR ACCEPTANCE OF THE PLAN HAVE BEEN RECEIVED. IN ANY STATE OR OTHER JURISDICTION (DOMESTIC OR FOREIGN) WHERE THE NEW SUBORDINATED DEBENTURES THAT MAY BE DEEMED TO BE OFFERED HEREBY ARE REQUIRED TO BE QUALIFIED FOR OFFERING IN SUCH JURISDICTION, NO OFFER IS HEREBY BEING MADE TO,

AND THE RECEIPT OF BALLOTS WILL NOT BE ACCEPTED FROM, RESIDENTS OF SUCH JURISDICTION UNLESS AND UNTIL SUCH REQUIREMENTS, IN THE SOLE AND FINAL DETERMINATION OF THE COMPANY, HAVE BEEN FULLY SATISFIED. UNTIL SUCH TIME, ANY BALLOT SUBMITTED WITH RESPECT TO ANY SUCH HOLDER WILL BE DEEMED A REJECTION FOR PURPOSES OF DETERMINING WHETHER REQUISITE VOTES FOR ACCEPTANCE OF THE PLAN HAVE BEEN RECEIVED.

          IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE RESTRUCTURING, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS OF IMPAIRED CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. NEITHER THE PLAN NOR THE NEW SUBORDINATED DEBENTURES HAVE BEEN APPROVED OR DISAPPROVED BY ANY BANKRUPTCY COURT, BY THE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, NOR HAS ANY BANKRUPTCY COURT, THE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION OR OTHER AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS OR MAY BE A CRIMINAL OFFENSE.

                             FOR FLORIDA INVESTORS
                             ---------------------

          A PURCHASER (OTHER THAN AN INSTITUTIONAL INVESTOR DESCRIBED IN SECTION 517.061(7), FLA. STAT.) WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY SECTION 517.061(11), FLA. STAT., MAY VOID SUCH PURCHASE WITHIN A PERIOD OF THREE (3) DAYS AFTER HE (A) FIRST TENDERS CONSIDERATION TO THE ISSUER, ITS AGENT OR AN ESCROW AGENT OR (B) THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO THE PURCHASER, WHICHEVER LATER OCCURS, UNLESS SALES ARE MADE TO FEWER THAN FIVE (5) NON-INSTITUTIONAL PURCHASERS IN FLORIDA. TO ACCOMPLISH THIS, IT IS SUFFICIENT FOR THE PURCHASER TO SEND A LETTER OR TELEGRAM TO THE COMPANY WITHIN SUCH THREE (3) DAY PERIOD, STATING THAT HE IS VOIDING AND RESCINDING THE PURCHASE. IF THE PURCHASER SENDS A LETTER, IT IS PRUDENT TO DO SO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO INSURE THAT IT IS RECEIVED AND TO EVIDENCE THE TIME OF MAILING.

                          FOR NEW HAMPSHIRE INVESTORS,
                        IN ACCORDANCE WITH NEW HAMPSHIRE
                    UNIFORM SECURITIES ACT SECTION 421-B:20
                    ---------------------------------------

          NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING.
NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS

AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                              FOR OREGON INVESTORS
                              --------------------

          THE SECURITIES OFFERED HAVE BEEN REGISTERED WITH THE DIRECTOR OF THE STATE OF OREGON UNDER PROVISIONS OF OAR 441 DIVISION 65. THE INVESTOR IS ADVISED THAT THE DIRECTOR HAS MADE ONLY A CURSORY REVIEW OF THE REGISTRATION STATEMENT AND HAS NOT REVIEWED THIS DOCUMENT SINCE THE DOCUMENT IS NOT REQUIRED TO BE FILED WITH THE DIRECTOR.

          THE INVESTOR MUST RELY ON THE INVESTOR'S OWN EXAMINATION OF THE COMPANY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED, IN MAKING AN INVESTMENT DECISION ON THESE SECURITIES.

                           FOR PENNSYLVANIA INVESTORS
                           --------------------------

          A PURCHASER WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY SECTION 203(D) OF THE PENNSYLVANIA SECURITIES ACT DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER HAS THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER, UNDERWRITER (IF ANY) OR ANY OTHER PERSON WITHIN TWO (2) BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO BINDING CONTRACT OF PURCHASE, WITHIN TWO (2) BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.

          TO ACCOMPLISH THIS WITHDRAWAL, A PURCHASER NEED ONLY SEND A LETTER OR TELEGRAM TO THE ISSUER INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY. IT IS PRUDENT TO SEND SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT WAS RECEIVED. IF THE REQUEST IS MADE ORALLY, A WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED SHOULD BE REQUESTED.

          A PURCHASER OF SECURITIES IN RELIANCE ON EXEMPTION FROM REGISTRATION UNDER SECTION 203(d) OF THE PENNSYLVANIA SECURITIES ACT MAY NOT SELL THE SECURITIES FOR A PERIOD OF TWELVE MONTHS FROM THE DATE OF PURCHASE, EXCEPT IN ACCORDANCE WITH RULE 204.011 OF THE PENNSYLVANIA CODE, AS AMENDED.

                             FOR VERMONT INVESTORS
                             ---------------------

          A NON-ACCREDITED PURCHASER WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY THE VERMONT UNIFORM LIMITED OFFERING EXEMPTION DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER HAS THE RIGHT

TO WITHDRAW SUCH ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE ISSUER OR ANY OTHER PERSON WITHIN THREE (3) CALENDAR DAYS AFTER FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT, OR WITHIN THREE (3) CALENDAR DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

          This Disclosure Statement is being furnished on a confidential basis to each creditor of the Company known to it to hold a claim against the Company that would be impaired under the Plan and is to be used solely by each such holder in connection with its evaluation of the Plan. Its use for any other purposes is not authorized. Without the prior written consent of the Company, this Disclosure Statement may not be reproduced or provided to others (other than to those advisors of a holder of an impaired claim who need to know such information to assist such holder in its evaluation of the Plan and to any person to whom such holder may transfer all or a portion of such claim). Additional information concerning the documents referred to herein may be obtained through the Company. See "Additional Information."

          Except as set forth under "Additional Information," no person has been authorized to give any information or make any representation not contained in this Disclosure Statement, and if given or made, such information or representation must not be relied upon. The statements contained in this Disclosure Statement are made as of the date hereof, and neither delivery of this Disclosure Statement nor any exchange or issuance of New Subordinated Debentures pursuant to the Plan will, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof. With respect to other available information, see "Additional Information."

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

INTRODUCTION AND SUMMARY..............................................    1

THE RESTRUCTURING.....................................................   10

COMPARISON OF OLD SUBORDINATED DEBENTURES AND NEW SUBORDINATED
     DEBENTURES.......................................................   16

RISK FACTORS..........................................................   19

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION.................   29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS........................................   31

PRO FORMA FINANCIAL INFORMATION.......................................   44

BUSINESS PLAN.........................................................   47

FINANCIAL PROJECTIONS.................................................   49

BUSINESS..............................................................   55

MANAGEMENT............................................................   66

PRINCIPAL SHAREHOLDERS................................................   78

THE PLAN..............................................................   81

THE SOLICITATION; VOTING PROCEDURES...................................  105

CREDITORS' COMMITTEES.................................................  111

SECURITIES LAW CONSIDERATIONS.........................................  111

DESCRIPTION OF THE NEW CREDIT AGREEMENT...............................  115

DESCRIPTION OF NEW INVESTMENT AGREEMENT...............................  117

DESCRIPTION OF NEW SUBORDINATED DEBENTURES............................  131

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................  162

FINANCIAL ADVISORS....................................................  171

ADDITIONAL INFORMATION................................................  171

                                   Appendices

Appendix A --  The Plan

Appendix B --  Liquidation Analysis

Appendix C --  Commitment letter dated April 3, 1995 between Americold
               Corporation and United States National Bank of Oregon

                            INTRODUCTION AND SUMMARY

     This Disclosure Statement describes a proposed financial restructuring (the "Restructuring") of Americold Corporation, an Oregon corporation ("Americold" or the "Company"). The principal purpose of the Restructuring is to reduce the Company's short-term cash requirements with respect to its subordinated indebtedness and to adjust certain restrictive financial covenants and certain other provisions contained in the Amended and Restated Investment Agreement, dated March 2, 1993 (the "Old Investment Agreement"), between the Company and Metropolitan Life Insurance Company (the "Institutional Investor"). The Restructuring is designed to create a capital structure that will allow the Company to service its debt obligations, to continue its capital expenditure program and to enhance the competitive position of its business and operations. The Restructuring is proposed to be accomplished pursuant to a "prepackaged" plan of reorganization (the "Plan") in a case (the "Prepackaged Proceeding") under Chapter 11 ("Chapter 11") of the United States Bankruptcy Code (the "Bankruptcy Code"). The Company has not commenced a case under Chapter 11 as of the date of this Disclosure Statement. The Plan provides, among other things, that claims of the Company's general unsecured creditors, trade creditors, employees and secured lenders other than the Institutional Investor will remain unimpaired and trade creditors and employees will be paid in full in the ordinary course of business. A copy of the Plan is attached as Appendix A hereto. Unless otherwise noted, initially capitalized terms used but not defined in this Disclosure Statement shall have the respective meanings ascribed to such terms in the Plan. All pro forma financial information and projections contained in this Disclosure Statement are based on the assumptions as set forth under "Financial Projections."

     Americold is the nation's largest supplier of refrigerated warehouse services to the frozen food industry. The Company also provides transportation management services to frozen food manufacturers. Services are provided through the Company's national network of 51 refrigerated warehouses and through the Company's refrigerated transportation management unit. The Company provides these and other services either separately or in conjunction with warehousing services. The Company's principal executive offices are located at 7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224. Its telephone number is (503) 624-8585.

     Since its founding in 1911, the Company has grown to become the largest owner and operator of refrigerated warehouses in the United States. The Company believes it supplies approximately 16% of the total publicly available freezer storage space in the country. With more than twice the capacity of its nearest competitor, the Company's network of 51 refrigerated warehouse facilities in fifteen states provides a total storage capacity of approximately 230 million cubic feet. Approximately 94% of the storage space operated by the Company is freezer space (zero degrees Fahrenheit and below), with the remaining space divided between cooler space (28 degrees Fahrenheit and above) and unrefrigerated dry storage space. The Company believes that its facilities are sufficiently dispersed geographically to allow it to compete in most of the significant markets in the United States.

     Americold serves a broad array of customers ranging from small local food producers to most of the large national frozen food companies. Major customers include ConAgra, Inc., Dean Foods Co., General Mills, Inc., H. J. Heinz Co., Kellogg Co., Nestle S.A., The Pillsbury Company and the United States Department of Agriculture (the "USDA"). Major items stored include vegetables, potatoes, fish, poultry, prepared foods and fruits.

     The Company is currently controlled by Kelso & Company, an investment banking firm, and its affiliates (collectively, "Kelso"), which together currently hold approximately 53% of the Company's common equity. Management of the Company beneficially owns approximately 11% of the Company's common equity. See "Principal Shareholders."

     Americold was founded in 1911, reincorporated in 1931 and, prior to 1984, operated as The Terminal Ice and Cold Storage Company and, subsequently, Termicold Corporation. In December 1982, Americold was acquired by Beatrice Companies, Inc. ("Beatrice"). Beatrice was acquired by BCI Holdings Corporation, an affiliate of Kohlberg Kravis Roberts & Co., in April 1986. In December 1986, Kelso, certain institutional investors (the "Co-Investors") and members of Americold's management (the "Management Group") purchased the Company (the "Acquisition").

     "Americold(R)" and "SUPERCOLD(R)" are registered service marks of Americold Corporation.

     Unless otherwise noted, all references to years refer to calendar years. All references to fiscal years refer to the fiscal year of the Company ending the last day of February of each year.

Reasons for the Restructuring

     Although the Company is currently in compliance with all applicable financial and operating covenants contained in its debt agreements, the Company's current financial forecasts indicate that available cash and cash flow from operating activities will not be sufficient to allow the Company to cover its debt service obligations and to remain in compliance with its debt agreement covenants in fiscal 1996. The expected shortfalls in cash are likely to limit the Company's financial flexibility, including its ability to repay the principal and interest due on its 11% Senior Subordinated Debentures due 1997 (the "Old Subordinated Debentures"), and to access the capital markets.

     The Company's operating results and cash flow have been and will continue to be materially affected by the indebtedness incurred to finance the Acquisition. For fiscal 1995, interest expense, principally related to debt incurred to finance the Acquisition, totalled $55.3 million. In addition, the Company's ability to meet its debt service obligations since the Acquisition has been substantially affected by unanticipated reductions in net sales due to adverse conditions in the agricultural sector in the United States, including the severe drought in 1988 and the flooding in the Midwest in 1993, and in particular due to the effects of a fire in December 1991 at the Company's Kansas City, Kansas underground warehouse facility (the "Kansas City Fire"). While the noted adverse agricultural conditions no longer exist, the Company anticipates that the adverse effects of the Kansas City Fire on operating results, due to the loss of customers, especially lease customers, will continue for at least the next several years.

Principal Elements of the Restructuring

     The principal elements of the Restructuring and the principal effects of its consummation pursuant to the Plan are described below. For a more detailed discussion, see "The Restructuring" and "The Plan."

Exchange of Old Subordinated Debentures for New Subordinated  Debentures.

     The Plan provides for the exchange on the date the Plan becomes effective (the "Effective Date") of the Old Subordinated Debentures for the Company's 15% Senior Subordinated Debentures, due 2007 (the "New Subordinated Debentures"). Each holder of Old Subordinated Debentures will receive for each $1,000 principal amount thereof $1,000 of New Subordinated Debentures. Interest on the Old Subordinated Debentures will continue to accrue up to but excluding the Effective Date. Interest on the New Subordinated Debentures will begin to accrue on the Effective Date and will be payable semi-annually on May 1 and November 1. The New Subordinated Debentures will be subject to redemption in whole or in part at the option of the Company at any time, at a redemption price equal to the unpaid principal amount thereof. For a more complete description of the New Subordinated Debentures to be issued in exchange for the Old Subordinated Debentures, see "Description of New Subordinated Debentures."

New Investment Agreement

     The Plan provides that the Old Investment Agreement will be superseded as of the Effective Date by the Second Amended and Restated Investment Agreement (the "New Investment Agreement"), which will contain certain financial and operating covenants that in certain cases are less restrictive than those contained in the Old Investment Agreement. Pursuant to the New Investment

Agreement, the Company will redeem on the Effective Date $10 million in principal amount of its 11.45% First Mortgage Bonds, Series A, due 2002 ("Series A Bonds") held by the Institutional Investor at 100% of the principal amount thereof. In addition, the New Investment Agreement gives the Company the right, under certain circumstances, to redeem prior to scheduled maturity additional Series A Bonds without payment of any prepayment premium. In connection with the modification of the Old Investment Agreement, the Company will pay to the Institutional Investor an agreement modification fee (the "Agreement Modification Fee") in an amount equal to 1.5% of the principal amount of Series A Bonds held by the Institutional Investor prior to any redemption of Series A Bonds pursuant to the Restructuring. The Company anticipates that the Agreement Modification Fee will be $2.25 million. See "Description of New Investment Agreement."

New Credit Agreement

     United States National Bank of Oregon, the Company's primary lender (the "Bank"), and the Company have executed a commitment letter to enter into a new revolving credit facility (the "New Credit Agreement") upon the Effective Date on terms and conditions acceptable to the Bank, subject to negotiation of mutually acceptable loan documents. The New Credit Agreement will be secured by the Company's trade receivables and mortgages on certain of the Company's warehouse properties. The funds provided by the New Credit Agreement will be used for general corporate purposes, including working capital, letters of credit and capital expenditures. The New Credit Agreement will provide an aggregate availability of $27.5 million, which may be used for any combination of letters of credit (up to $10 million) and revolving cash borrowings, subject to borrowing base limitations. The borrowing base will equal 85% of eligible accounts receivable plus 70% of the value of all real property mortgaged to the Bank, up to a maximum of $27.5 million, less the amount represented by letters of credit outstanding. The New Credit Agreement will replace the Company's existing bank credit agreement with the Bank (the "Old Credit Agreement") and will mature on February 28, 1999. The commitment letter is attached to this Disclosure Statement as Appendix C.

First Mortgage Bonds

     The Plan provides that the legal, equitable, and contractual rights of each holder of the Series A Bonds and the Company's 11 1/2% First Mortgage Bonds, Series B, due 2005 under the Amended and Restated Indenture (the "Bond Indenture"), will be left unaltered, and the holders thereof, other than the Institutional Investor, will be unimpaired.

Trade Creditors

     DURING THE PENDENCY OF THE PREPACKAGED PROCEEDING, THE COMPANY INTENDS TO CONTINUE TO OPERATE ITS BUSINESS IN THE ORDINARY COURSE AND TO PAY ALL POST-PETITION CLAIMS OF TRADE CREDITORS IN FULL ON A TIMELY BASIS. THE COMPANY ALSO WILL SEEK APPROVAL OF THE BANKRUPTCY COURT IMMEDIATELY UPON THE FILING OF THE PETITION TO PAY IN FULL IN THE ORDINARY COURSE THE PRE-PETITION CLAIMS OF EACH TRADE CREDITOR WHO AGREES TO CONTINUE TO SUPPLY PRODUCTS OR SERVICES TO THE COMPANY ON CUSTOMARY TRADE TERMS AND FURTHER AGREES THAT IF SUCH CREDITOR LATER UNREASONABLY REFUSES TO CONTINUE TO SUPPLY PRODUCTS OR SERVICES DURING THE PREPACKAGED PROCEEDING ON CUSTOMARY TRADE TERMS, ANY PAYMENTS BY THE COMPANY TO SUCH CREDITOR IN RESPECT OF ANY PRE-PETITION CLAIMS SHALL BE DEEMED ADVANCES THAT ARE RECOVERABLE IN CASH OR IN FUTURE PRODUCTS AND SERVICES AND SUCH PRE-PETITION CLAIMS SHALL BE REINSTATED. MANAGEMENT EXPECTS THAT UPON ENTRY OF AN ORDER AUTHORIZING USE OF CASH COLLATERAL (THE "CASH COLLATERAL ORDER"), THE COMPANY WILL HAVE SUFFICIENT FUNDS FROM OPERATIONS AND FROM CASH RESERVES TO CONTINUE TO PAY ITS TRADE CREDITORS IN THE ORDINARY COURSE THROUGH THE CONCLUSION OF THE PREPACKAGED PROCEEDING, AND TO HAVE SUFFICIENT LIQUIDITY UNDER THE NEW CREDIT AGREEMENT AND FROM OPERATIONS TO MAKE SUCH PAYMENTS THEREAFTER. Under the Plan, trade creditors will not be required to file proofs of claim with the Bankruptcy Court, and it is not expected that they will be required to take any other action to receive payment on their claims. For further information, see "The Plan--Treatment of Trade Creditors and Employees."

The Solicitation

     This Disclosure Statement, and the related materials delivered herewith (including the forms of ballots (collectively, the "Ballots") and/or master ballots (collectively, the "Master Ballots") for use in connection with the
Plan), are being furnished by the Company pursuant to Section 1126(b) of the Bankruptcy Code, in connection with the solicitation (the "Solicitation") by it of acceptances of the Plan. The Company believes that it will have the best opportunity to accomplish the Restructuring if it receives, prior to the commencement of any bankruptcy case, votes from the holders of impaired claims that are sufficient in amount and number to confirm the Plan. The classes of creditors whose claims will be impaired under the Plan consist of the holders of the Old Subordinated Debentures and the Institutional Investor. Accordingly, the Company is hereby soliciting acceptances of the Plan from such classes of creditors.

Voting Procedures

Ballot Return Date..................    Ballots and Master Ballots with
                                        respect to the Solicitation may be
                                        submitted until 3:00 p.m., Portland,
                                        Oregon time, on May 8, 1995
                                        (the



                                        "Ballot Return Date"), unless
                                        extended by the Company, in which
                                        case the term "Ballot Return Date"
                                        shall mean the time and date to which
                                        the Solicitation has been extended.
                                        The Company will make a public
                                        announcement of any extension, prior
                                        to 9:00 a.m., Portland, Oregon time,
                                        on the next business day after the
                                        previously scheduled Ballot Return
                                        Date.  See "The Solicitation; Voting
                                        Procedures--Procedure for Voting on
                                        the Plan."

Holders Entitled to Vote
on the Plan...........................  Only holders (i.e., beneficial owners) of Old Subordinated
                                        Debentures ("Holders") as of March
                                        31, 1995 (the "Ballot Record Date")
                                        or their authorized signatories, and
                                        the Institutional Investor, are
                                        eligible to vote on the Plan.
How to Vote on
the Plan..............................  Holders and the Institutional
                                        Investor should complete and sign the
                                        Ballot in accordance with the
                                        instructions thereon, being sure to
                                        check the appropriate boxes thereon.
                                        See "The Solicitation--Voting
                                        Procedures."

                                        The Institutional Investor and any
                                        Holder holding Old Subordinated
                                        Debentures on the Ballot Record Date
                                        in its own name may vote by
                                        completing and signing the enclosed
                                        Ballot and returning it directly to
                                        the Ballot Agent (as identified on
                                        the back cover), using the enclosed
                                        pre-addressed envelope so that it is
                                        received by the Ballot Return Date.

                                        Any Holder holding Old Subordinated
                                        Debentures on the Ballot Record Date
                                        through a brokerage firm, commercial
                                        bank, trust company or other nominee
                                        (a "Nominee") can vote by either (i)
                                        completing the Ballot and returning
                                        it to the Nominee early enough to
                                        permit such Nominee to transcribe the
                                        information onto a Master Ballot



                                        and return the Master Ballot to the
                                        Ballot Agent, so that it is received
                                        before the Ballot Return Date, or
                                        (ii) if the Ballot has been executed
                                        by the Nominee, completing the Ballot
                                        and returning it directly to the
                                        Ballot Agent, so that it is received
                                        before the Ballot Return Date.

                                        Requests for additional copies of
                                        Ballots and Master Ballots should be
                                        directed to the Ballot Agent at the
                                        address or telephone number set forth
                                        on the back cover of this Disclosure
                                        Statement.

                                        It is important that all Holders and
                                        the Institutional Investor  vote to
                                        accept or reject the Plan.  Only
                                        Holders who vote will be counted for
                                        purposes of determining whether the
                                        required number of votes for
                                        acceptance of the Plan have been
                                        received.  Failure by a Holder to
                                        vote will be deemed to be an
                                        abstention.  Abstentions will not be
                                        counted as votes for or against the
                                        Plan.

Withdrawal or Change of
Vote..................................  The Institutional Investor and any
                                        Holder who has voted on the Plan may
                                        (i) change its vote or election by
                                        delivering a subsequent properly
                                        completed Ballot or Master Ballot in
                                        accordance with the procedures
                                        described above or (ii) withdraw its
                                        vote or election by delivering a
                                        written or facsimile transmission
                                        notice of revocation to Tonkon, Torp,
                                        Galen, Marmaduke & Booth (the "Ballot
                                        Agent") (or, if the Old Subordinated
                                        Debentures are held by a Nominee, to
                                        the Nominee so that the Nominee may
                                        deliver such notice of revocation to
                                        the Ballot Agent), so that the Ballot
                                        Agent receives such notice prior to
                                        the Ballot Return Date.


     Acceptances of the Plan are being solicited from each class of claims of the Company that will be impaired under the Plan pursuant to Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) in advance of the date on which any bankruptcy case will be commenced by the Company (the "Petition Date").
Each such class will be considered to have accepted the Plan if the Plan is accepted by creditors in such class that hold at least two-thirds in aggregate dollar amount and more than one-half in number of the allowed claims held by those creditors in such class that have timely voted on the Plan (the "Requisite Acceptances"). Under the Bankruptcy Code, only the votes actually cast to accept or reject the Plan will be counted for purposes of determining the acceptance or rejection of the Plan by any impaired class of claims or interests. Accordingly, the Plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class. Even if all impaired classes of claims and interests accept the Plan, the Plan might not be confirmed if the Bankruptcy Court finds that the Plan fails to comply with any of the requirements of Section 1129 of the Bankruptcy Code. See "The Plan-- Confirmation of the Plan" and "Risk Factors--The Prepackaged Proceeding--Certain Risks of Nonconfirmation."

     The Company believes that the prior acceptance of the Plan by the holders of impaired claims would minimize disputes during a reorganization under the Bankruptcy Code, and therefore would reduce the expenses and shorten the time required to complete such a reorganization. The Company believes that this would minimize the disruption of the Company's business that could result from a nonprepackaged bankruptcy case, which would likely be contested and protracted. In such a bankruptcy, the Company believes that there is a substantial risk that the holders of the Old Subordinated Debentures would receive significantly less than they will receive under the Plan. If the Company were required to initiate a liquidation proceeding under Chapter 7 of the Bankruptcy Code ("Chapter 7"), the Company believes that there is a substantial risk that holders of unsecured claims, including holders of the Old Subordinated Debentures, would receive no distribution. See "Liquidation Analysis" attached as Appendix B.

     If the Requisite Acceptances are not received, the Company anticipates filing for protection under the Bankruptcy Code without a pre-approved plan of reorganization. The Company reserves the right, however, in its sole and absolute discretion, not to commence any bankruptcy case even if the Requisite Acceptances are received. In addition, the Company reserves the right to use acceptances of the Plan to seek confirmation of a plan of reorganization under any other circumstances permitted by law, including the filing of any involuntary bankruptcy petition against the Company or its subsidiaries. The Company also reserves the right in its sole discretion to amend or to withdraw this Solicitation and this Disclosure Statement at any time.

     The Company reserves the right to amend or modify the terms of the Plan or waive any of the conditions thereto, subject to the requirements of the Bankruptcy Code and such other consents as may be required under the Plan, including the consent of the Institutional Investor, if and to the extent that it determines that such amendments or modifications are necessary or desirable in order to complete the Restructuring. The Company will give the Institutional Investor and the holders of the Old Subordinated Debentures such notice of amendments and modifications as may be required by the Plan or by applicable law, including any material changes to the financial, economic or other terms and conditions of the Plan. In addition, certain amendments or modifications of the Plan may require the consent of certain other parties. See "The Plan-- Amendments to or Modification of the Plan."

                               THE RESTRUCTURING

Background

The Acquisition and Subsequent Refinancings

     The Company was acquired in December 1986 by a private group consisting of Kelso, the Co-Investors and the Management Group. The Acquisition was funded by cash and bridge financing which was refinanced in three stages. In April 1987, the Company executed an $85 million bank credit agreement with the Bank. In May 1987, the Company issued $115 million of Old Subordinated Debentures, and in June 1987 the Company issued $300 million of its 11.45% First Mortgage Bonds, due 2002 ("Series A Bonds"). In February 1993, the Company replaced the $85 million bank credit facility with a $27.5 million facility with the Bank. In March 1993, the Company issued $176.25 million of its 11 1/2% First Mortgage Bonds, Series B, due 2005 ("Series B Bonds"), and used $150 million of the proceeds to repurchase an equivalent amount of Series A Bonds, with the remainder of the net proceeds placed in escrow to be used for the construction or acquisition of warehouse properties within a three-year period ending in March 1996. As of February 28, 1995, the Company had outstanding indebtedness for money borrowed in principal amount equal to $474.2 million net of applicable original issue discount.

     As a result of the Acquisition and subsequent financings, the Company's capitalization became highly leveraged, with substantial interest expense and principal repayment obligations. The Company planned to service its debt obligations principally from cash flow from operations. The Company has not, however, achieved the cash flow levels expected at the time of the Acquisition, as discussed below in "--Adverse Business Events," and its percentage of total debt to total capitalization as of February 28, 1995 was approximately 117%.

Adverse Business Events

     The Company's results from operations since the Acquisition have fallen below those reasonably expected at the time of the Acquisition. Several events beyond the control of the Company significantly contributed to the shortfall in the Company's results.

Adverse Agricultural Conditions. Since the Acquisition, there have been two major disruptions in the agricultural sector that have affected the Company's operating results. In calendar 1988 a severe drought adversely affected the vegetable harvests in the midwestern United States. Recovery from the drought was modest in calendar 1989. As a result, the Company's storage levels of frozen vegetables were significantly reduced for the third quarter of fiscal 1989 through the second quarter of fiscal 1990, and continued to be below normal through the second quarter of fiscal 1991.

     In calendar 1993, major flooding in the midwestern United States caused significant crop losses which resulted in subsequent reductions of the levels of frozen vegetables stored in the Company's warehouses in the Midwest. In addition, the levels of frozen vegetables in the Company's warehouses in the western states were reduced, as vegetable processors in the West supplied the market with increased quantities of frozen vegetables as replacement for Midwest vegetables. The Company's reduced storage levels extended from the incidence of flooding in calendar 1993 to the next year's harvest. The affected warehouses experienced a recovery in the second half of calendar 1994, due to a strong vegetable harvest in calendar 1994. As a result, the negatively affected quarters were limited to the third and fourth quarters of fiscal 1994 and the first and second quarters of fiscal 1995. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     The Company's records indicate that the storage of vegetables accounts for approximately 25% of its storage volumes in a normal year. The 1988 drought is estimated to have reduced vegetable storage volume by approximately 25% and the 1993 flooding was estimated to have reduced the Company's volume of frozen vegetables stored by approximately 24%. While the Company remains susceptible to problems in vegetable and other harvests, the Company believes that the severity of the 1988 drought and the 1993 floods were extreme.

     Kansas City Fire. In December 1991 a fire began at the Company's Kansas City, Kansas underground warehouse, the Company's largest warehouse facility. Due to its underground location, the fire took several months to extinguish.
The fire was confined to an unrefrigerated area of the warehouse; however, a significant amount of product in the warehouse at the time of the fire sustained smoke damage.

     As a result of the fire, the Company's warehousing activities in Kansas City have operated at a substantially reduced level, due to reduced warehouse volume and loss of public storage and lease customers. The fire also caused the Company to discontinue its record center storage operations. The Company abandoned 63% of its less productive dry storage space and 11% of its freezer space, and the balance of the Kansas City, Kansas warehouse facility has been restored to substantially its pre-fire condition. The Company is, however, unable to predict its ability to return the facility to pre-fire operating volumes and profits. While the Company has had some success in rebuilding its public storage business, revenue from the lease of space to third parties remains significantly below pre-fire levels. The Company anticipates that the adverse effects of the Kansas City Fire on operating results due to the loss of customers, especially lease customers, will continue for at least the next several years. For additional information with respect to the Kansas City Fire, see "Business--Legal Proceedings and Insurance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Comparison of Nine-Month Periods Ended November 30, 1993 and 1994."

Current Cash Flow Concerns

     Under its existing capital structure, the Company's debt service requirements in the first quarter of fiscal 1996 include payments relating to the First Mortgage Bonds and Old Subordinated Debentures totalling approximately $45 million. Of this amount, $28.75 million represents a sinking fund payment due May 1, 1995 on the Old Subordinated Debentures. While the Company believes it will have adequate cash and available borrowings under the Old Credit Agreement to fund such requirements, the Company believes that making such payments would create a default at the next measurement date (May 31, 1995) under the pro forma debt service covenant contained in the Old Investment Agreement, and a default under the Old Credit Agreement relating to an out-of-debt requirement as of June 30, 1995. Under such circumstances, the Institutional Investor and the Bank could declare the principal of and accrued but unpaid interest on all the First Mortgage Bonds and borrowings under the Old Credit Agreement to be immediately due and payable. Upon such a declaration, such principal and interest and a premium thereon would be classified as a current liability. The Company, therefore, is proposing the Restructuring to alleviate the Company's anticipated liquidity constraints and to avoid defaulting under its debt agreements.

Restructuring Discussions

     In response to its short-term liquidity constraints, the Company retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") in the fall of 1994 to develop an appropriate refinancing plan for the Old Subordinated Debentures. Several refinancing alternatives were considered, including an exchange offer for the Old Subordinated Debentures, a voluntary bankruptcy case other than the Prepackaged Proceeding and the Restructuring proposed herein.

     The Company believes that, given the ongoing volatility of the high yield debt market, the Restructuring offers a greater chance for completion than an exchange offer. Therefore, on January 20, 1995, the Company executed an engagement letter with Morgan Stanley, pursuant to which Morgan Stanley is acting as financial advisor to the Company in connection with the Restructuring. On March 1, 1995, the Company met with a large holder of its Old Subordinated Debentures, and proposed a restructuring of its capital structure pursuant to which the maturity of the Old Subordinated Debentures would be extended from 1997 to 2007, scheduled amortization payments would be eliminated, the interest rate would be increased and the financial covenants would be significantly strengthened. The Restructuring proposed herein reflects extensive discussions regarding the proposed Restructuring among the Company and its financial and legal advisors. The Company and the Institutional Investor also have engaged in extensive negotiations relating to the terms of the Restructuring. The Institutional Investor and the Company have agreed in principle to the terms of the New Investment Agreement, and the Institutional Investor has indicated that it supports the Plan, which will result in the elimination or modification of certain covenants contained in the Old Investment Agreement, subject to its approval of final documentation and subject to the condition that the Petition Date be no later than June 1, 1995, and that the Effective Date be entered no later than September 30, 1995.

     The Company believes that the Restructuring as proposed herein is the best available alternative for alleviating the Company's short-term liquidity constraints and that the Plan offers the greatest potential recovery for its creditors consistent with the establishment of a viable financial basis for successful future operations. In addition, the New Credit Agreement will extend the maturity and availability of the Company's credit facility to increase its financial flexibility and to allow the refinancing of the Old Subordinated Debentures. Management believes that as a result of the Restructuring, the Company's short-term liquidity will improve and the Company will continue to be able to invest in its business in order to meet customer demands and remain competitive. No assurance can be given, however, that there will be any long-term growth and appreciation in the value of the Company's business, even after the Restructuring. See "Risk Factors--Substantial Leverage; Net Losses; Deficit of Earnings to Fixed Charges; --Substantial Payment Obligations; Consequences of Failure to Service Debt." For a description of the current capitalization of the Company and pro forma financial information relating to the Company's post-Restructuring capitalization, see "Pro Forma Financial Information."

The Prepackaged Proceeding

     The Company intends to seek confirmation of the Plan in a voluntary prepackaged case under Chapter 11 of the Bankruptcy Code as the means for effecting the Restructuring. The Company is soliciting acceptances of the Plan pursuant to Section 1126(b) of the Bankruptcy Code, which provides for a solicitation of acceptances of a plan of reorganization in advance of a bankruptcy filing. If the Plan is confirmed by the Bankruptcy Court, the Company will be discharged on the Effective Date from all claims arising prior to such confirmation, except as provided in the Plan.

     The Board of Directors of the Company has not as of the date of this Disclosure Statement formally approved any bankruptcy filing, and may in its discretion choose to pursue other alterna-tives, including the implementation of another restructuring plan outside of bankruptcy or commencing a Chapter 11 case to implement a plan of reorganization other than the Plan. The Company has not commenced a bankruptcy case as of the date of this Disclosure Statement.

     For a further discussion of the Prepackaged Proceeding and the Plan, see "The Plan." Before deciding whether to accept or reject the Plan, each member of a class whose claims will be impaired under the Plan should consider carefully all of the information contained in the Plan and this Disclosure Statement, and in particular the discussion of certain risk factors relating to the Company and debt of the Company, as well as certain risk factors relating specifically to the Prepackaged Proceeding. See "Risk Factors."

First Day Orders

     To minimize possible disruption to the Company's operations upon the commencement of the Prepackaged Proceeding, the Company intends to seek approval of a number of so-called "first day orders" from the Bankruptcy Court on the Petition Date. These first day orders will include, among others: (i) an order authorizing the Company to pay pre-petition claims of trade creditors who consent to honor customary trade terms; (ii) an order authorizing payment of pre-petition wages, salaries, commissions, employee benefits, incentive programs, and expense reimbursements; (iii) an order authorizing the Company to pay applicable state and federal taxes; and (iv) an order authorizing the Company to use the cash proceeds of its pre-petition accounts receivable which presently secure the obligations owing to the Bank (the "Cash Collateral Order").

     The first day orders will be sought pursuant to accompanying motions. The foregoing list is subject to change based on the needs of the Company in connection with its operations throughout the Prepackaged Proceeding.

Transferability of New Subordinated Debentures

     Any holder of Old Subordinated Debentures who receives New Subordinated Debentures pursuant to the Plan generally will be able to resell its New Subordinated Debentures without registration under federal and state securities laws, pursuant to the Bankruptcy Code, unless such holder is an "underwriter" as defined in Section 1145(b) of the Bankruptcy Code, which may include affiliates of the Company. The Company does not intend to apply to list the New Subordinated Debentures on any securities exchange or to seek approval for quotation of such securities through any automated quotation system. The New Subordinated Debentures should be tradeable in the over-the-counter market, but any such trading may be limited and sporadic. See "Risk Factors--Absence of Established Trading Market; Liquidity of New Subordinated Debentures."

     In addition, the Company will use its best efforts to file at its expense with the Securities and Exchange Commission (the "Commission"), as soon as practicable after the Effective Date, a registration statement ("Registration Statement") with respect to the New Subordinated Debentures. If no such Registration Statement is filed within 60 days following the Effective Date, the Company will be required pursuant to the Plan to file a Registration Statement with respect to such securities upon receipt of a written request for such registration from the holders of 25% in principal amount of the New Subordinated Debentures. Such written request must be received by the Company on or before the first anniversary of the Effective Date.

                 COMPARISON OF OLD SUBORDINATED DEBENTURES AND
                          NEW SUBORDINATED DEBENTURES

     The following is a brief comparison of the principal features of the Old Subordinated Debentures and the New Subordinated Debentures. The terms of the New Subordinated Debentures differ from the terms of the Old Subordinated Debentures in certain significant respects, including those described below.
The summary comparisons set forth below are summaries which do not purport to be complete and are qualified in their entirety by reference to the Description of the New Subordinated Debentures and the related definitions contained therein.

                      Old Subordinated Debentures        New Subordinated
                     -----------------------------       ----------------
                                                            Debentures
                                                            ----------
Principal Amount      As of February 28, 1995,       The aggregate principal
Outstanding           approximately $115 million     amount of the Old
                                                     Subordinated Debentures
                                                     at the Effective Date.

Interest Rate;        Interest is paid at the rate   Interest will be paid at
Original Issue        of 11% per annum.  The Old     the rate of 15% per
Discount              Subordinated Debentures were   annum.
                      issued together with common
                      stock of the Company as
                      units.  The price to the
                      public of $1,000 principal
                      amount of Old Subordinated
                      Debentures and 6.5 shares of
                      common stock was $990,
                      representing a deemed yield
                      to maturity of 12.4% per
                      annum, compounded on a
                      semi-annual basis.  The
                      original issue discount was
                      dependant on relative market
                      prices for the Old
                      Subordinated Debentures and
                      the common stock.

Interest Payment      November 1 and May 1.          November 1 and May 1,
Dates                                                commencing on November 1,
                                                     1995.

Final Maturity        May 1, 1997.                   November 1, 2007.
Date

Optional              The Old Subordinated           The New Subordinated
Redemption            Debentures are subject to      Debentures will be
                      redemption in whole or in      subject to redemption in
                      part, at the option of the     whole or in part, at the
                      Company, at any time at 100%   option of the Company, at
                      of principal amount, plus      any time at 100% of
                      accrued but unpaid interest    principal amount
                      to the redemption date.        outstanding, plus accrued
                                                     but unpaid interest to
                                                     the redemption date.

                      Old Subordinated Debentures        New Subordinated
                     -----------------------------       ----------------
                                                            Debentures
                                                            ----------
Mandatory            Under the indenture relating   The New Subordinated
Redemption           to the Old Subordinated        Debentures will not be
                     Debentures (the "Old           subject to a mandatory
                     Indenture"), the Company is    redemption requirement,
                     required to redeem             except, at the option of
                     $28,750,000 principal amount   the holder thereof, upon
                     of the Old Subordinated        a Change of Control of
                     Debentures on each of May 1,   the Company (as defined
                     1995, and May 1, 1996, at a    herein).
                     redemption price equal to
                     100% of the principal amount
                     thereof plus accrued
                     interest thereon to the
                     redemption date.  The
                     Company is entitled to a
                     credit against the principal
                     amount of the Old Subordi-
                     nated Debentures required to
                     be redeemed equal to the
                     principal amount (excluding
                     premium) of any Old Subordi-
                     nated Debentures that the
                     Company has acquired or
                     redeemed and delivered to
                     the Trustee for cancella-
                     tion.

Ranking              The Old Subordinated           The New Subordinated
                     Debentures are unsecured       Debentures will be
                     senior subordinated            unsecured senior subordi-
                     obligations of the Company     nated obligations of the
                     and rank pari passu in right   Company and will rank
                     of payment with the            pari passu in right of
                     Company's existing and         payment with the
                     future senior subordinated     Company's existing and
                     indebtedness.  The payment     future senior subordi-
                     of the principal of and        nated indebtedness.  The
                     premium (if any) and           payment of the principal
                     interest on the Old Subordi-   of and interest on the
                     nated Debentures is subordi-   New Subordinated
                     nate in right of payment to    Debentures will be
                     the prior payment of all       subordinate in right of
                     Senior Debt (as defined in     payment to the prior
                     the Old Indenture).  On        payment of all Superior
                     February 28, 1995, the         Debt (as defined in the
                     Company had $361.6 million     indenture relating to the
                     of Senior Debt outstanding.    New Subordinated
                                                    Debentures (the "New
                                                    Indenture")).  See
                                                    "Description of New
                                                    Subordinated
                                                    Debentures--Ranking."  On
                                                    February 28, 1995, the
                                                    Company had $361.6
                                                    million in principal
                                                    amount of Superior Debt
                                                    outstanding.

                      Old Subordinated Debentures        New Subordinated
                     -----------------------------       ----------------
                                                            Debentures
                                                            ----------
Change of Control    No provision.                  Upon a Change of Control
                                                    of the Company (as
                                                    defined in the New
                                                    Indenture), holders of
                                                    the New Subordinated
                                                    Debentures will have the
                                                    right to require the
                                                    Company to purchase the
                                                    New Subordinated
                                                    Debentures at a purchase
                                                    price of 100% of the
                                                    principal amount thereof,
                                                    plus accrued and unpaid
                                                    interest, if any, to the
                                                    date of purchase.

Certain Covenants    The Old Indenture contains     The New Indenture will
                     covenants limiting, among      contain covenants
                     other things, (i) the issu-    limiting, among other
                     ance of debt or preferred      things, (i) the issuance
                     stock by the Company's         of additional debt by the
                     subsidiaries, (ii) the         Company, (ii) the
                     payment of dividends on and    issuance of debt or
                     redemptions of capital stock   preferred stock by the
                     of the Company and its         Company's subsidiaries,
                     subsidiaries, (iii) the sale   (iii) the payment of
                     of assets and stock of the     dividends on and redemp-
                     Company's subsidiaries and     tions of capital stock of
                     (iv) transactions with         the Company and its
                     affiliates.                    subsidiaries, the redemp-
                                                    tion of certain subordi-
                                                    nated obligations of the
                                                    Company and investments
                                                    in affiliates of the
                                                    Company, (iv ) the sale
                                                    of assets and stock of
                                                    the Company's subsidi-
                                                    aries, (v ) transactions
                                                    with affiliates and (vi)
                                                    consolidations, mergers
                                                    and transfers of all or
                                                    substantially all of the
                                                    Company's assets.  The
                                                    New Indenture will also
                                                    (x) prohibit the Company
                                                    from incurring, creating,
                                                    assuming, guaranteeing or
                                                    otherwise becoming liable
                                                    for any debt that is
                                                    subordinated or junior in
                                                    right of payment to any
                                                    Senior Debt and senior in
                                                    any respect in right of
                                                    payment to the New
                                                    Subordinated Debentures
                                                    and (y) impose restric-
                                                    tions on distributions
                                                    from subsidiaries.  All
                                                    of these limitations and
                                                    prohibitions, however,
                                                    are subject to a number
                                                    of important
                                                    qualifications.

                                  RISK FACTORS

     In considering whether to vote to accept or reject the Plan, each holder of Old Subordinated Debentures and the Institutional Investor should carefully consider the following factors, together with all of the other information contained in this Disclosure Statement.

Substantial Leverage; Net Losses; Deficit of
Earnings to Fixed Charges

     As a result of the Acquisition, the Company is highly leveraged, with a percentage of total debt to total capitalization at February 28, 1995 of approximately 117%. Following the Restructuring, the Company's percentage of total debt to total capitalization will be 115%. In addition, the Company may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion either through acquisitions or capital leases, or for other purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Significant payments are required to service the Company's debt. As a result of the significant interest charges on the debt incurred in connection with the Acquisition, the adverse effects on the Company's net sales resulting from the drought and flood conditions in the agricultural sector in the United States in certain years and the adverse effects of the Kansas City Fire, the Company experienced losses before extraordinary items of approximately $12.4 million, $9.7 million, $5.5 million, $8.2 million and $11.0 million for fiscal 1990, 1991, 1992, 1993 and 1994, respectively. The Company's earnings were sufficient to cover fixed charges in the nine-month period ended November 30, 1994 but were insufficient to cover fixed charges by approximately $9.9 million, $5.9 million, $0.15 million, $5.7 million and $12.3 million in fiscal 1990, 1991, 1992, 1993 and 1994, respectively. At November 30, 1994, the Company had a common stockholders' deficit of approximately $95.9 million. See "-- Substantial Payment Obligations; Consequences of Failure to Service Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     The extent to which the Company is leveraged could have important consequences to holders of the New Subordinated Debentures, including: (a) impairment of the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) dedication of a substantial portion of the Company's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness; (c) vulnerability of the Company to changes in general economic conditions, including conditions in the agricultural sector; and (d) limitations on its ability to capitalize on significant business opportunities and to respond to competition.

Restrictions Imposed by Debt Agreements

     The Company's debt agreements contain a number of significant financial and operating covenants that, among other things, significantly restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. The Old Investment Agreement contains further restrictive covenants, including covenants requiring the Company to comply with specific financial ratios and maintenance tests, in addition to the covenants contained in the Company's other debt agreements.

     The Company is currently in compliance with the covenants in its debt agreements. Due to the Company's substantial debt obligations and limited growth in cash operating earnings in recent years, however, the Company believes that it will be unable to remain in compliance with such covenants and restrictions in fiscal 1996 if the Restructuring is not completed. The breach of any of these covenants or restrictions would result in a default under the Company's debt agreements. In the event of such a default, the holders of such indebtedness would be entitled to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under the agreements relating to such indebtedness. In addition, such holders would be entitled to proceed against any collateral securing their debt. The collateral securing the Company's Senior Debt constitutes substantially all of the assets of the Company.

     If the Restructuring is approved, however, the Company anticipates that it will remain in compliance with its debt agreements. The Plan provides that the Old Investment Agreement will be superseded by the New Investment Agreement, which in certain cases will contain certain financial and operating covenants which are less restrictive than those contained in the Old Investment
Agreement. Even if the Restructuring is completed in accordance with the Plan, however, the Company will be required to achieve financial and operating results that are better than those achieved historically in order to remain in compliance with its outstanding debt agreements. There can be no assurance that such improved results will be achieved.

Substantial Payment Obligations; Consequences of Failure to Service Debt

     Even if the Restructuring is accomplished in accordance with the Plan, the Company will have substantial payment obligations with respect to its indebtedness, including the First Mortgage Bonds. No assurance can be given that the Company will be able to generate sufficient cash flow from operations to meet its debt service obligations. To make long-term debt repayments, the Company will attempt to increase operating cash flow through improvements in existing operations, through expansion of its transportation management business, and through capacity growth by pursuing viable growth opportunities, such as the acquisition or expansion of warehouse facilities. There can be no assurance, however, that such improved operations, expanded transportation management business or capacity growth will be accomplished successfully. If such increase in operating cash flow is not accomplished, the Company anticipates it would pursue the following alternatives: (1) restrict its projected capital expenditure program; (2) seek alternative sources of financing; (3) seek further modifications to its financing arrangements with existing lenders; or (4) sell certain warehouses (subject to obtaining any necessary lender consents). See "--Payments of Principal on Other Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     If for any reason the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. The consequences of any such default could be the same as a covenant default described above under "--Restrictions Imposed by Debt Agreements."

Subordination

     The New Subordinated Debentures will be subordinated to all Superior Debt, as defined in the New Indenture, including the First Mortgage Bonds and the debt evidenced by the New Credit Agreement. See "Description of the New
Subordinated Debentures--Ranking." (The definition of Superior Debt contained in the New Indenture is substantially similar to the definition of Senior Debt contained in the Old Indenture.) Substantially all the assets of the Company are encumbered pursuant to its Superior Debt agreements. In the event of a subsequent liquidation, reorganization, bankruptcy or similar proceeding, the assets of the Company would be available to pay obligations on its subordinated indebtedness (including the New Subordinated Debentures) only after all Superior Debt had been paid in full, and, in such event, there may be insufficient assets to pay in full amounts due on the New Subordinated Debentures. See "Liquidation Analysis" attached as Appendix B. On February 28, 1995, the Company had $361.6 million in principal amount of Superior Debt outstanding.

Payments of Principal on Other Debt

     The First Mortgage Bonds will mature nearly five years (Series A) and over two years (Series B) prior to the maturity of the New Subordinated Debentures. Failure by the Company to pay interest on or repay the principal of its indebtedness could result in a default under the terms of its debt agreements and may delay or preclude the payment of principal and interest on the New Subordinated Debentures. Any such default would also have a significant adverse effect on the market value and marketability of the New Subordinated Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--New Financing Arrangements."

Company Dependence on Significant Customers

     A number of the Company's facilities depend to a large extent upon one or a small number of customers or commodities. In fiscal 1995, the Company's ten largest customers accounted for approximately 55% of the Company's total net sales, with one customer accounting for approximately 21% of net sales. An interruption or reduction in the business received by such facilities from such customers or a reduction in demand for such commodities could result in a decrease in the sales at such facilities and in the overall net sales of the Company. See "Business--Customers."

Entry into New Business

     As part of management's strategy to augment the Company's operating revenues, the Company plans to expand its transportation management business. While the Company has in the past provided transportation management services to customers from time-to-time, the Company's current strategy involves assuming full responsibility for the transportation management processes of certain customers. See "Business--Company Strategy." Although the Company expects that its transportation management business will be successful, the Company experienced losses in this business of approximately $0.8 million during fiscal 1995, and there can be no assurance that the Company will not experience further losses. There also can be no assurance that the Company will be successful in its effort to reach agreements with additional customers for the provision of comprehensive transportation management services.

Competition

     Americold operates in a competitive environment in which several national and regional, and many smaller, warehouse operators compete with the Company. The geographic markets in which the Company competes are primarily local. Competition varies from local market to local market, but almost all local markets are characterized by low barriers to entry because any competitor able to obtain financing may build a competing facility. In addition, the Company's customers, many of which have substantially greater resources than the Company, may divert business from the Company by building their own private refrigerated warehouse facilities. See "Business--Competition."

     In the transportation management business, there are several national and local enterprises that presently provide or may in the future provide logistics services to fresh and frozen food shippers. The Company is unaware, however, of any competitor which at this time provides significant transportation management services in conjunction with a single integrated network of frozen food warehouses. See "Business--Competition."

Dependence on Agricultural Markets

     A substantial portion of the Company's warehousing sales are derived from storage and handling of agricultural products and foods prepared from agricultural products. The Company's operating results, therefore, may be materially affected by severe weather or other conditions affecting the agricultural sector generally. The Company previously experienced a reduction in net sales due to a severe drought in 1988 and due to the midwestern flooding in 1993. While these adverse conditions no longer exist, the Company's operating results may be affected by severe weather or other conditions affecting the agricultural sector in future years.

Voting Control

     Kelso holds approximately 53%, and seven entities (including Kelso) and management together hold approximately 83% of the outstanding shares of the Company's common stock. These entities and management are able to elect all of the members of the Company's Board of Directors. As a result of such stock ownership, these shareholders can effectively control the affairs and business policies of the Company. See "Principal Shareholders."

Absence of Established Trading Market;
Liquidity of New Subordinated Debentures

     The Company does not intend to apply to list the New Subordinated Debentures on any securities exchange or to seek approval for quotation of such securities through any automated quotation system. It is unlikely that an active public trading market for the New Subordinated Debentures will exist. The New Subordinated Debentures should be tradeable in the over-the-counter market, but any such trading may be limited and sporadic. No assurance can be given that any trading market that does develop will continue.

Certain Bankruptcy Considerations

     If the Requisite Acceptances are received, the Company expects to file a voluntary petition for relief with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code and use such acceptances to seek confirmation of the Plan. The Company believes that obtaining the Requisite Acceptances before commencing a bankruptcy case would minimize disputes concerning the reorganization and would, therefore, substantially reduce the time and costs of such proceeding and afford the best opportunity to accomplish the Restructuring.

     If the Company fails to obtain the Requisite Acceptances, it will be forced to evaluate the options available to it. Such options include seeking confirmation of the Plan pursuant to the "cram-down" provisions of Section 1129(b) of the Bankruptcy Code or filing for protection under the Bankruptcy Code without a preapproved or consensual plan of reorganization. There can be no assurance, however, that any such bankruptcy filing would result in a reorganization of the Company, rather than its liquidation, or that any reorganization would be on terms as favorable to the holders of the Old Subordinated Debentures as the terms of the Restructuring. If a liquidation or a protracted reorganization were to occur, there is a substantial risk that the holders of the Old Subordinated Debentures would receive no distribution. See "Liquidation Analysis" attached as Appendix B.

     There can be no assurance that, even if the Restructuring is completed, the Company will be able to meet its ongoing debt and other obligations, or that it will not be required to file again for bankruptcy protection in the future. However, the Company believes that the Plan is feasible and a filing will be unlikely after the Restructuring. See "--The Prepackaged Proceeding--Certain Risks of Nonconfirmation."

The Prepackaged Proceeding

     Use of a bankruptcy case to implement the Restructuring entails substantial risks that should be considered carefully. See "The Plan" for further discussion of bankruptcy-related considerations.

Disruption of Operations

     It is possible that perceived difficulties from the Company's involvement in a bankruptcy case could adversely affect the relationships of the Company with its suppliers, customers and employees, and have other adverse effects on the Company's businesses, particularly in the event of a bankruptcy other than pursuant to a preapproved plan of reorganization. However, the Company believes that using a preapproved plan of reorganization in connection with the Company's bankruptcy case will reduce the possible adverse effects of a bankruptcy filing on the Company's businesses, because such a "prepackaged" case is likely to be completed more quickly than an ordinary bankruptcy case, disputes with and among creditor and equity holder groups will be minimized, and the Company will have the opportunity to take certain preparatory measures in advance of the filing. In this regard, the Company has taken or intends to take the following steps to minimize the disruption of operations on commencement of the Prepackaged Proceeding.

     Upon commencement of the Prepackaged Proceeding, the Company intends to seek promptly the authorization of the Bankruptcy Court to continue to pay in full in the ordinary course the pre-petition claims of each trade creditor of the Company that (i) agrees to continue to supply products or services to the Company on customary trade terms, and (ii) agrees that if such creditor later unreasonably refuses to continue to supply products or services during the Prepackaged Proceeding on customary trade terms, any payments by the Company to such creditor in respect of any pre-petition claims shall be deemed advances that are recoverable in cash or in further products and services, and such pre-petition claims shall be reinstated. There can be no assurance, however, that such authorization will be obtained. Regardless, the Plan provides for a 100% cash payment to trade creditors of all their allowed pre-petition claims upon the Effective Date (or as soon thereafter as any such claim becomes due), and the Company expects to have sufficient cash to make such payments, as well as to continue to pay its trade creditors in the ordinary course thereafter.

     In addition, the Company intends to seek the approval of the Bankruptcy Court to pay or adopt all accrued pre-petition salaries, wages (including, in each case, certain taxes thereon), expense reimbursements and certain severance arrangements, to continue to accrue benefits under incentive plans, to permit employees to utilize vacation that they had accrued prior to the date of the filing (so long as they remain employees of the Company), to continue paying medical benefits under applicable plans, and otherwise to continue all employee benefits and incentive programs on an uninterrupted basis. There can be no assurance, however, that such approval will be obtained. Regardless, the Plan provides that all employee claims and benefits not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored in full upon its effectiveness or as soon thereafter as such payment or other obligation becomes due or performable.

Certain Risks of Nonconfirmation

     Even if the Company obtains the Requisite Acceptances, there can be no assurance that the Bankruptcy Court will confirm the Plan. Pursuant to Section 1109(b) of the Bankruptcy Code, any party in interest, including the United States Trustee, any creditor or any equity holder, has the right to be heard by the Bankruptcy Court on any issue in the Prepackaged Proceeding. It is possible that such a party in interest could challenge, among other things, the terms of the Plan, the adequacy of disclosure in this Disclosure Statement or the adequacy of the time period allotted under the Solicitation for considering whether to accept or reject the Plan.

     Even if the Bankruptcy Court were to determine that the Solicitation was proper, it could still decline to confirm the Plan were it to find that any statutory condition for confirmation had not been met. For a discussion of the other requirements for confirmation of the Plan and the possible consequences of nonconfirmation of the Plan, see "The Plan--Confirmation of the Plan."

     The confirmation and effectiveness of the Plan are also subject to certain conditions. See "The Plan--Conditions to the Effectiveness of the Plan." There can be no assurance that these conditions will be satisfied, or if not satisfied, that such conditions would be waived. Furthermore, there can be no assurance that modifications of the Plan will not be required for its confirmation, or that such modifications would not require resolicitation of acceptances from one or more classes of impaired claims. In addition, certain amendments to or modifications of the Plan may require the consent of certain other parties. See "The Plan--Amendments to or Modification of the Plan."

Method of Solicitation and Tabulation of Ballots

     Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as either the solicitation of such acceptance was made in accordance with applicable nonbankruptcy laws governing the adequacy of disclosure in connection with such solicitation, or, if no such laws apply, such acceptance was solicited after disclosure of "adequate information" to such holder. In addition, Bankruptcy Rule 3018(b) requires, in the case of a prepackaged plan of reorganization, that
(i) such plan be transmitted to substantially all holders in any impaired class being solicited, (ii) with respect to securities held of record, votes are to be solicited from the holders of record of such securities on the date specified in the solicitation and (iii) the time prescribed for voting on such plan must not be unreasonably short.

     Even if the Requisite Acceptances are received, the Bankruptcy Court may find that the holders of impaired claims of the Company have not validly accepted the Plan if it determines that the Solicitation did not comply with the requirements of Section 1126(b) of the Bankruptcy Code or Bankruptcy Rule 3018(b).

     The Company believes that the Solicitation will comply with applicable bankruptcy and nonbankruptcy law requirements. If the Bankruptcy Court determines that the Solicitation does not comply with such requirements, the Company may seek to resolicit acceptances. This could delay, and possibly jeopardize, confirmation of the Plan.

Risk of Confirmation Without Acceptance
by All Impaired Classes

     The Bankruptcy Code provides that, if certain conditions are met, the Plan may be confirmed even if the Plan is not accepted by the holders of the Old Subordinated Debentures or the Institutional Investor. Section 1129(b) of the Bankruptcy Code sets forth the conditions to a confirmation (or "cram-down," as it is generally called) of a plan of reorganization without the acceptance of all impaired classes. So long as at least one impaired class of claims or interests has accepted the plan (without counting the votes of insiders in such class), such plan may be confirmed if it does not "discriminate unfairly" and is "fair and equitable" with respect to each of the nonaccepting classes. It is generally accepted that a plan does not "discriminate unfairly" if it does not violate the relative priorities among unsecured creditors and equity holders.
In general terms, a plan is "fair and equitable" with respect to (i) a nonaccepting class of secured claims if provision is made under the plan for the holders of such claims to retain the liens securing such claims to the extent of their allowed amount and to receive deferred cash payments totalling at least the allowed amount of such claims, having a present value at least equal to the value of such holders' interests in the estate's interest in the collateral and
(ii) a nonaccepting class of unsecured claims if the plan provides that either
(a) such holders receive or retain property having a value, as of the effective date of the plan, equal to the allowed amount of such holders' claims, or (b) the holders of claims and interests that are junior to any such nonaccepting class do not receive or retain any property under the plan. This means that it is possible for a plan to be confirmed by a bankruptcy court notwithstanding the nonacceptance of a class of claims or interests and the holders of such claims or interests must accept whatever distribution, if any, is provided for them under such plan, so long as (in the case of the unsecured claims) the holders of junior claims and interests receive or retain no property under such plan. See "The Plan--Confirmation of the Plan--Confirmation Without Acceptance by All Impaired Classes."

     The Company reserves the right to modify the terms of the Plan as necessary for the confirmation of the Plan without acceptance by all impaired classes, subject to the consent of the Institutional Investor and such consents as may be required under the Plan. Such modifications could result in a less favorable treatment of any nonaccepting class or classes of claims, as well as any classes junior to such nonaccepting classes, than the treatment currently provided in the Plan. Such less favorable treatment could include receiving property of a lesser value than that currently provided in the Plan or receiving or retaining no property whatsoever under the Plan. See "The Plan--Amendments to or Modifications of the Plan."

     The Company may elect not to seek confirmation of the Plan in the event a class of claims or interests does not accept the Plan, and may choose instead to seek an alternative means to restructure the Company, including the filing of a Chapter 11 case without the benefits of a preapproved plan of reorganization.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The following table presents selected consolidated historical financial and other information of the Company. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as furnished below. The consolidated financial information for the Company for each of the five fiscal years set forth in the table has been derived from the historical consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants for the Company. Selected consolidated financial information for the nine months ended November 30, 1993 and November 30, 1994 has been derived from unaudited consolidated financial statements and, in the opinion of the Company, includes all adjustments that are considered necessary for a fair presentation of such financial information. Historical data and interim results are not necessarily indicative of future results and interim data are not necessarily indicative of results for a full year.

                                                                                                        Nine Months Ended
                                                     Fiscal Years Ended Last Day of February              November 30,
                                             --------------------------------------------------------- --------------------
                                                1990       1991       1992       1993        1994        1993       1994
                                             ----------  ---------  ---------  ---------  ----------  ----------  ---------
                                                           (Dollars are in thousands except per share data)
Income Statement Data:
  Net sales.................................  $173,631   $196,927   $200,680   $196,130    $198,887   $ 152,540   $162,214
  Operating expenses:
    Cost of sales...........................   100,537    115,030    115,452    118,846     126,273      94,960    104,188
    Amortization of cost in excess of
     net assets acquired....................     2,500      2,527      2,528      2,533       2,531       1,899      1,902
    Selling and administrative expense......    25,836     30,517     30,094     27,192      27,090      20,573     19,500
    Employee stock ownership plan expense...       900        750        750        750          --          --         --
                                              --------   --------   --------   --------    --------   ---------   --------
     Total operating expense................   129,773    148,824    148,824    149,321     155,894     117,432    125,590
                                              --------   --------   --------   --------    --------   ---------   --------
   Gross operating margin...................    43,858     48,103     51,856     46,809      42,993      35,108     36,624
  Other income (expense):
    Interest income.........................         9         22         16        323         757         557      1,134
    Interest expense........................   (53,784)   (53,112)   (51,601)   (51,943)    (55,403)    (41,535)   (41,318)
    Amortization of debt issuance cost......    (1,144)    (1,120)    (1,129)    (1,173)     (1,249)       (937)      (944)
    Other, net(d)...........................     1,222        165        773        289         680         331     17,483
                                              --------   --------   --------   --------    --------   ---------   --------
    Total other expenses....................   (53,697)   (54,045)   (51,941)   (52,504)    (55,215)    (41,584)   (23,645)
                                              --------   --------   --------   --------    --------   ---------   --------
   Income (loss) before income taxes and
    extraordinary items.....................    (9,839)    (5,942)       (85)    (5,695)    (12,222)     (6,476)    12,979
  Income tax expense (benefit)..............     2,528      3,774      5,408      2,455      (1,183)       (107)     5,754
  Extraordinary gain (loss).................      (408)       654         --         --      (1,848)     (1,848)        --
   Cumulative effect of accounting changes..        --         --         --         --     (64,234)    (65,934)        --
                                              --------   --------   --------   --------    --------   ---------   --------
  Net income (loss).........................  $(12,775)  $ (9,062)  $ (5,493)  $ (8,150)   $(77,121)  $ (74,151)  $  7,225
                                              ========   ========   ========   ========    ========   =========   ========
  Net income (loss) per common share........  $  (2.62)  $  (1.93)  $  (1.24)  $  (1.80)   $ (16.00)  $  (15.37)  $   1.38
 Other Data:
  Earnings before interest, taxes,
    depreciation and amortization
    ("EBITDA")(a)(d)........................  $ 68,310   $ 70,839   $ 74,620   $ 67,729    $ 66,550   $  52,145   $ 71,407
  Depreciation and amortization.............    24,374     23,690     23,119     21,804      24,126      17,643     18,244
  Capital expenditures......................    11,011      8,509      9,212      7,661       8,925       7,559     13,160
  EBITDA as a percent of net sales(a).......      39.3%      36.0%      37.2%      34.5%       33.5%       34.2%      44.0%
  Ratio of earnings to fixed charges(b).....        --         --         --         --          --          --       1.31
  Deficiency in earnings to cover
    fixed charges(c)........................  $  9,899   $  5,942   $    148   $  5,699    $ 12,283   $   6,537         --
  Net cash provided by operating
    activities..............................    14,239     16,950     24,860     17,700      18,476      20,310      4,415
  Weighted average capacity--cubic feet
    (in millions)...........................     213.2      223.4      225.9      228.8       231.4       231.0      227.5
  Net warehousing sales per cubic foot......  $   0.73   $   0.84   $   0.85   $   0.79    $   0.78    $   0.60   $   0.64
  Total pounds handled--receipts and
    releases (in millions)..................    15,427     17,380     17,154     16,609      17,906      13,621     14,066
  Total pounds stored--average at month end
    (in millions)...........................     1,328      1,560      1,635      1,534       1,493       1,519      1,563

                                                    Last Day of February                      November 30,
                                  -------------------------------------------------------- -------------------
                                    1990       1991       1992       1993        1994       1993       1994
                                  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Balance Sheet Data:
  Total assets..................  $502,765   $493,651   $483,841   $490,151   $ 528,703   $536,402   $537,205
  Long-term debt................   461,344    449,299    435,133    443,003     467,337    469,127    438,251
  Preferred stock...............     2,072      3,208      4,204      4,773       5,348      5,399      5,850
  Common stockholders' deficit..      (330)   (10,578)   (16,882)   (25,175)   (102,577)   (99,633)   (95,853)

________________________

(a) EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service debt. The Company believes that EBITDA and the ratio of EBITDA to net sales, while providing useful information, should not be considered in isolation or as a substitute for the consolidated income statement data prepared in accordance with generally accepted accounting principles. For example, EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to the use of cash flow as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(b) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as earnings before income taxes, extraordinary items and fixed charges, and "fixed charges" consist of interest expense, amortization of debt issuance cost and that portion of rental expense considered to be representative of the interest factor in leases.
(c)  These deficiencies reflect non-cash charges as follows:

                                                                                              Nine
                                                                                          Months Ended
                                              Fiscal Years Ended Last Day of February     November 30,
                                            -------------------------------------------  -------------
                                             1990     1991     1992     1993     1994     1993    1994
                                            -------  -------  -------  -------  -------  -------  ----
                                                            (Dollars are in thousands)
Non-cash charges:
 Depreciation.............................  $20,554  $19,822  $19,171  $17,725  $19,938  $14,538    --
 Goodwill amortization....................    2,500    2,527    2,528    2,533    2,531    1,898    --
 Amortization of debt issuance costs......    1,144    1,120    1,129    1,173    1,249      937    --
 Amortization of original issue discount..      679      725      938    1,069    1,205      882    --
 Other amortization.......................      176      221      291      373      408      270    --
 Employee stock ownership plan expense....      835      600      485      450      320      320    --
                                            -------  -------  -------  -------  -------  -------  ----
       Total..............................  $25,888  $25,015  $24,542  $23,323  $25,651  $18,845    --
                                            =======  =======  =======  =======  =======  =======  ====

(d) Includes a pretax gain of approximately $17.0 million in fiscal 1995 from insurance proceeds related to the Company's settlement of claims arising out of the Kansas City Fire.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  Americold's principal services are the storage and handling of frozen foods and the provision of transportation management services to frozen food manufacturers. The Company uses temperature-controlled warehouse space to provide frozen food storage and handling and uses information processing systems and contractual arrangements with carriers to provide transportation management services. The Company also provides a wide range of services related to the refrigerated storage business, including leasing of warehouse space and freezing of fresh products, as well as electronic data interchange ("EDI") to receive and transmit product flow and status information to the Company's customers.

  In December 1982, Americold was acquired by Beatrice, which combined its own public refrigerated warehouse facilities, operating under various names, with Americold. In December 1986, a private group consisting of Kelso, the Co-Investors and the Management Group purchased all of the outstanding capital stock of the Company in the Acquisition.

  The Company's operating results have been and will continue to be materially affected by the transactions related to the Acquisition. For fiscal 1993 and 1994, interest expense, principally related to debt incurred to finance the Acquisition, totaled $51.9 million and $55.4 million respectively, and the amortization of debt issuance costs totaled $1.2 million in each year. The Company's operating results have also been substantially affected in certain years due to adverse conditions in the agricultural sector in the United States, including the severe drought in 1988 and the flooding in the Midwest in 1993 and, in particular, due to the effects of the Kansas City Fire. While the noted adverse agricultural conditions no longer exist, the Company anticipates that the adverse effects of the Kansas City Fire on operating results, due to the loss of customers, especially lease customers, will continue for at least the next several years.

  The Company's operations have not been, nor are they expected to be, materially affected by inflation or changing prices.

Historical Income Statement Information

  The following table sets forth, for the fiscal years ended the last day of February 1992, 1993 and 1994, respectively, certain consolidated financial data for the Company, expressed as a percentage of net sales, and the percentage changes in the dollar amounts as compared to the prior period.

                             Percentage of Net Sales       Period-to-Period
                              Last Day of February              Change
                             -----------------------       ----------------

                                                           1992 to   1993 to
                              1992     1993    1994         1993      1994
                             -------  ------  ------      ------     -----
Net sales..................   100.0%  100.0%  100.0%      (2.3)%       1.4%
Cost of sales..............    57.5%   60.6%   63.5%        2.9%       6.2%
Amortization of cost in
 excess of net                  1.3%    1.3%    1.3%        0.2%     (0.1)%
  assets acquired..........
Selling and administrative
  expense..................    15.0%   13.9%   13.6%      (9.6)%     (0.4)%

Gross operating margin.....    25.8%   23.9%   21.6%      (9.7)%     (8.2)%
Interest expense...........    25.7%   26.5%   27.9%        0.7%       0.7%


     The following table sets forth, for the nine-month periods ended November 30, 1993 and November 30, 1994, respectively, certain consolidated financial data of the Company, expressed as a percentage of net sales, and the percentage changes in the dollar amounts as compared to the prior period:

                                          Percentage of Net Sales
                                             Nine Months Ended      Percentage
                                                November 30           Change
                                         -------------------------  -----------
                                                                      1993 to
                                             1993         1994         1994
                                         ------------  -----------  -----------
Net sales..............................    100.0%       100.0%         6.3%
Cost of sales..........................     62.3%        64.2%         9.7%
Amortization of cost in excess of net        1.2%         1.2%         0.2%
 assets acquired.......................
Selling and administrative expense.....     13.5%        12.0%       (5.2)%
Gross operating margin.................     23.0%        22.6%         4.3%
Interest expense.......................     27.2%        25.5%       (0.5)%

Results of Operations

          Comparison of Nine-Month Periods Ended November 30, 1993 and 1994

          Net Sales - The Company's net sales increased 6.4% from $152.5 million for the first three quarters of fiscal 1994 to $162.2 million for the same period in fiscal 1995.

                                      NET SALES (Dollars in Millions)
                               Nine Months       Nine Months      Percentage
                                  Ended             Ended           Change
                              November 1993     November 1994    1993 to 1994
                             ----------------  ----------------  -------------
                             Amount      %     Amount      %
                             -------  -------  -------  -------
Storage....................   $ 75.0    49.2%   $ 77.4    47.7%       3.2%
Handling...................     49.5    32.4%     53.1    32.7%       7.3%
Freezing...................      5.5     3.6%      6.6     4.1%        .2%
Leasing....................      5.6     3.7%      5.3     3.3%      (5.4%)
Other......................      2.6     1.7%      2.8     1.7%       7.7%
                              ------   -----    ------   -----       ----
Net warehousing sales......   $138.2    90.6%   $145.2    89.5%       5.1%
Quarry sales...............      4.5     3.0%      4.1     2.5%      (8.9%)
Transportation management
  services.................      9.8     6.4%     12.9     8.0%      31.6%
                              ------   -----    ------   -----       ----
Total net sales............   $152.5   100.0%   $162.2   100.0%       6.4%
                              ======   =====    ======   =====       ====

     Warehousing sales increased 5.1% from $138.2 million for the first three quarters of fiscal 1994 to $145.2 million for the same period in fiscal 1995, primarily due to a 3.2% increase in storage revenue and a 7.3% increase in handling revenue. The increase in storage revenue resulted from an increase in storage volume of 2.9%, assisted slightly by price increases and other factors. The increase in storage volume is due primarily to the increased storage of vegetables, primarily attributable to a strong vegetable harvest in the Midwest in 1994.

     The increase in handling revenue resulted primarily from an 11.0% increase in volume of product handled. For the first nine months of fiscal 1994, 13.6 billion pounds of product were handled by the Company compared with 15.1 billion pounds during the same period in fiscal 1995. While handling volume increased 11.0%, handling revenue increased 7.3% due to decreased processing revenue (classified by the Company as handling revenue), changes in product mix and other factors in the New England and surrounding area warehouses.

     Nonwarehousing sales increased 18.9% from $14.3 million for the first nine months of fiscal 1994 to $17.0 million in the comparable period in fiscal 1995, due primarily to increased sales from Americold Transportation Systems ("ATS"), the Company's transportation division.

     The Company's net sales are seasonal. The third fiscal quarter ending November 30 is typically the strongest sales quarter.

     Cost of Sales - Cost of sales increased $9.2 million or 9.7% from $95.0 million for the first three quarters of fiscal 1994 to $104.2 million for the first three quarters of fiscal 1995. Approximately $3.9 million of the increase was due to increased volume at ATS, which requires corresponding increases in transportation capacity purchased from carriers. Another $3.8 million of the increase was primarily attributable to increased warehouse payroll expense, resulting from the increase in handling volume at the Company's facilities. Approximately $0.7 million of the increase was due to increased depreciation.

     Cost of sales as a percentage of net sales increased from 62.3% in the first three quarters of fiscal 1994 to 64.2% in the first three quarters of fiscal 1995, as handling and ATS sales, which have high variable cost requirements, increased from 38.9% of total sales in the prior period to 40.7% in the more recent period.

     Although management has observed over the past several years a gradual shift in its warehousing business mix to reflect an increasing percentage of lower-margin handling revenue, management does not believe the rate of increase in such revenue in the first three quarters of fiscal 1995 reflects an acceleration of such trend, but rather reflects transient factors such as a temporary increase in handling activity resulting from the improved vegetable harvest in the Midwest in 1994. While management expects the underlying trend toward lower margins to continue due to the planned growth of the refrigerated transportation management business, the increased emphasis by customers on inventory turns and other factors, the Company believes that such activity is likely to also include related increases in higher-margin storage business and a long-term increase in earnings due to higher volumes in all lines of business.

     Selling and Administrative Expenses - Selling and administrative expenses for the first three quarters of fiscal 1994 were $20.6 million, as compared to $19.5 million for the first three quarters of fiscal 1995, a decrease of 5.2%. The reduction primarily reflects a decrease of approximately $0.7 million in salaries and related fringe benefits and in professional fees. The Company was able to reduce selling and administrative expenses in an environment of increasing sales due to an intensive program to reduce and restructure administrative activities.

     Interest Expense - Interest expense decreased from $41.5 million for the first three quarters of fiscal 1994 to $41.3 million for the first three quarters of fiscal 1995 as a result of slightly lower overall borrowings.

     Gain on Insurance Settlement - This category reflects the gain on insurance settlement of approximately $17.0 million related to the Company's settlement of its first party claims with its insurance carriers for business interruption losses, property damage and out-of-pocket expenses incurred with respect to the Kansas City Fire.

     Income - The Company's loss before income taxes, extraordinary item and cumulative effect of accounting changes for the first nine months of fiscal 1994 was $6.5 million, compared to income of $13.0 million in the first nine months of fiscal 1995. The increase in income reported in the more recent period is primarily the result of the insurance settlement referred to above.

     Recent Events - In December 1994, the Company signed a contract with a major customer to provide transportation management services fully integrated with warehousing services for that customer. The contract is expected to be fully implemented by August 1995. In February 1995, the Company signed a letter of intent with a second customer to provide transportation management services. The Company therefore expects that revenue related to its third party logistics ("TPL") activity may increase substantially in fiscal 1996. The amount of such revenue depends upon the transition process and other factors. In the initial year, the Company does not expect the contract to have a material effect on income.

     Comparison of Fiscal Years 1993 and 1994

     Net Sales - The Company's net sales increased 1.4% from $196.1 million for fiscal 1993 to $198.9 million for fiscal 1994.

                                       NET SALES (Dollars in Millions)
                                                              Percentage Change
                              Fiscal 1993     Fiscal 1994       1993 to 1994
                             --------------  --------------  -------------------
                             Amount    %     Amount    %
                             ------  ------  ------  ------
Storage....................  $101.0   51.5%  $ 98.5   49.5%          (2.5%)
Handling...................    60.3   30.8%    65.3   32.8%           8.3%
Freezing...................     6.2    3.2%     6.5    3.3%           4.8%
Leasing....................     9.5    4.8%     7.4    3.7%         (22.1%)
Other......................     3.8    1.9%     3.4    1.7%         (10.5%)
                             ------  -----   ------  -----         ------
Net warehousing sales......  $180.8   92.2%  $181.1   91.0%           0.2%
Quarry sales...............     2.8    1.4%     5.2    2.6%          85.7%
Vital Record Center sales..     0.4    0.2%       -      -         (100.0%)
Transportation management
  services.................    12.1    6.2%    12.6    6.4%           4.1%
                             ------  -----   ------  -----         ------
Total net sales............  $196.1  100.0%  $198.9  100.0%           1.4%
                             ======  =====   ======  =====         ======

     Warehousing sales increased 0.2% from $180.8 million for fiscal 1993 to $181.1 million for fiscal 1994, primarily due to an 8.3% increase in handling revenues. This increase was partially offset by a 2.5% decline in storage revenue and a 22.1% decline in leasing revenue. The decline in storage revenue resulted from a 2.7% decrease in storage volume, offset slightly by price changes and other factors. The Company believes the decreased storage volume was due to a reduction in certain frozen vegetable stocks, attributable primarily to the flooding in the midwestern United States in 1993. Approximately $1.9 million of the $2.1 million decline in leasing activity is attributable to the effects of the Kansas City Fire. The increase in handling revenue resulted primarily from a 7.8% increase in volume of product handled. For fiscal 1993, 16.6 billion pounds were handled compared with 17.9 billion pounds during fiscal 1994.

     Nonwarehousing sales increased 16.3% from $15.3 million for fiscal 1993 to $17.8 million for fiscal 1994. The Company experienced a decrease of approximately $0.4 million in nonwarehousing sales in fiscal 1994 due to the permanent closure in the first quarter of fiscal 1994 of the Company's vital records center which was damaged in the Kansas City Fire. This decrease was offset by an increase in sales for fiscal 1994 over fiscal 1993 of approximately $0.5 million from ATS, and an increase in quarry sales of approximately $2.4 million. The Company believes that the increase in quarry sales was due in part to the increased demand for quarry products resulting from the flooding in the Midwest in 1993.

     Cost of Sales - Cost of sales increased by 6.2% from $118.8 million for fiscal 1993 to $126.3 million for fiscal 1994. Payroll costs and energy costs increased approximately $3.9 million and $1.5 million, respectively, as a result of increased handling volume at the Company's facilities, including the quarry, and as a result of the new Burley, Idaho warehouse facility added in January 1993. Approximately $0.6 million of the increase in cost of sales was due to increased activity at ATS. Cost of sales as a percentage of net sales increased from 60.6% for fiscal 1993 to 63.5% for fiscal 1994, primarily due to the addition of the new warehouse facility, increased handling activity and the increased non-warehousing sales which carry lower operating margins.

     Selling and Administrative Expenses - Selling and administrative expenses for fiscal 1993 were $27.2 million compared to $27.1 million for fiscal 1994. This decrease of 0.4% primarily reflects a decrease of approximately $1.2 million in salaries and related fringe benefits. Certain other costs declined, as well, including office supplies, communications and equipment rentals. Professional fees increased, however, due primarily to one-time expenses for consulting services related to administrative cost reduction efforts, as did meeting and travel expenses.

     Interest Expense - Interest expense increased from $51.9 million for fiscal 1993 to $55.4 million for fiscal 1994, resulting from both the $26.25 million net increase in the principal amount of mortgage bonds outstanding due to the issuance of $176.25 million of First Mortgage Bonds in March 1993, and from the new mortgage payable on the Burley, Idaho warehouse facility.

     Loss - The Company's loss before extraordinary items and cumulative effects of accounting changes for fiscal 1993 was $8.1 million compared to a loss of $11.0 million for fiscal 1994. The principal reasons for the increased loss includes the increased interest expense and increased cost of sales, discussed above.

     Extraordinary Loss - During the first quarter of fiscal 1994, the Company completed a debt refinancing transaction related to the First Mortgage Bonds which resulted in an extraordinary loss to the Company, net of taxes, of approximately $1.8 million due to the write-off of unamortized issuance costs.

     New Accounting Standards - Effective March 1, 1993, the Company implemented Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," and Statement No. 109, "Accounting for Income Taxes." As a result of the implementation of these accounting standards, the Company's fiscal 1994 earnings were reduced by approximately $64.2 million.

     Comparison of Fiscal Years 1992 and 1993

     Net Sales - The Company's net sales decreased 2.3% from $200.7 million in fiscal 1992 to $196.1 million in fiscal 1993.

                                       NET SALES (Dollars in Millions)
                                                              Percentage Change
                              Fiscal 1992     Fiscal 1993       1992 to 1993
                             --------------  --------------  -------------------
                             Amount    %     Amount    %
                             ------  ------  ------  ------
Storage....................  $106.8   53.2%  $101.0   51.5%          (5.4%)
Handling...................    62.3   31.0%    60.3   30.8%          (3.2%)
 Freezing..................     6.4    3.2%     6.2    3.2%          (3.1%)
Leasing....................    10.0    5.0%     9.5    4.8%          (5.0%)
Other......................     5.8    2.9%     3.8    1.9%         (34.4%)
                             ------  -----   ------  -----         ------
Net Warehousing sales......  $191.3   95.3%  $180.8   92.2%          (5.5%)
Quarry sales...............     3.1    1.6%     2.8    1.4%          (9.7%)
Vital Record Center sales..     0.7    0.3%     0.4    0.2%         (42.9%)
Transportation management
  services.................     5.6    2.8%    12.1    6.2%         116.1%
                             ------  -----   ------  -----         ------
Total net sales............  $200.7  100.0%  $196.1  100.0%         (2.3%)
                             ======  =====   ======  =====         ======

     Warehousing sales decreased 5.5% from $191.3 million in fiscal 1992 to $180.8 million for fiscal 1993, primarily due to a 5.4% decline in storage revenue and a 3.2% decline in handling revenue. The decline in storage revenue resulted from a 6.1% decrease in volume. Approximately $2.8 million of the $5.8 million decline in storage revenue was attributable to reduced activity at the Company's Kansas City, Kansas warehouse facility for reasons related to the Kansas City Fire. The decline in handling revenue resulted from a 2.6% decrease in the volume of product handled, also due primarily to reduced activity at the Kansas City facility.

     The decline in handling revenue resulted from a 2.6% decrease in volume of product handled. For fiscal 1994, 17.1 billion pounds of product were handled by the Company compared with 16.6 billion pounds during fiscal 1993.

     Nonwarehousing sales increased 62.7% from $9.4 million in fiscal 1992 to $15.3 million in fiscal 1993, primarily as a result of including the sales from ATS in nonwarehousing sales in 1993. Americold entered into a joint venture agreement in April 1990 forming ATS to provide transportation support services for the Company's customers. In the first eight months of fiscal 1992, joint venture sales of ATS were not consolidated with Americold sales. The joint venture was terminated during the third quarter of fiscal 1992, and the Company absorbed the operations of ATS.

     Costs of Sales - Costs of sales were $115.5 million for fiscal 1992 compared to $118.8 million for fiscal 1993, an increase of 2.9%. The principal reasons for the increase in cost of sales were the inclusion of ATS in fiscal 1993 as noted above. Costs of sales as a percentage of net sales increased from 57.5% in fiscal 1992 to 60.6% in fiscal 1993.

     Selling and Administrative Expenses - Selling and administrative expenses decreased 9.6% from $30.1 million for fiscal 1992 to $27.2 million in fiscal 1993. The decrease primarily reflects a decrease in professional fees and administrative payroll.

     Interest Expense - Interest expense increased slightly from $51.6 million in fiscal 1992 to $51.9 million for fiscal 1993, as a result of a new financing lease of the Ontario, Oregon facility, and the purchase of the Burley, Idaho facility, which was offset by slightly lower overall borrowings under the prior revolving credit agreement and the bank credit agreement, along with moderately lower average interest rates.

     Loss - The Company's loss before extraordinary item for fiscal 1992 was $5.5 million compared to a loss of $8.1 million for fiscal 1993. The decline in gross operating margin for fiscal 1993 over fiscal 1992 is primarily due to the effects of the fire at the Kansas City, Kansas warehouse facility.

Liquidity and Capital Resources

Liquidity

     Operating Cash Flow - The Company relies primarily upon cash generated by operations to service debt and fund capital expenditures. Net cash flow from operating activities as reported in the Company's consolidated financial statements decreased from $20.3 million for the first three quarters of fiscal 1994 to $4.4 million for the first three quarters of fiscal 1995. The decrease is due primarily to an increase in trade receivables, resulting from increased sales and changes in the timing of certain cash collections, and from changes in the timing of the payment of interest and certain other items. Cash and cash equivalents increased from $3.9 million at the end of the last fiscal year to $21.1 million at end of the third fiscal quarter of 1995 due primarily to the receipt of the insurance proceeds relating to the Kansas City Fire.

     The Company's working capital position as of the last day of the nine-month period ended November 30, 1994 was a negative $20.3 million. This position compares to a negative $7.5 million at fiscal 1994 year end. The decrease in working capital was due primarily to an increase in current maturities of long-term debt of $28.7 million, which is approximately equal to the amount of the mandatory sinking fund payment of $28.75 million due on May 1, 1995 with respect to the Old Subordinated Debentures offset in part by the increase in cash and cash equivalents of $17.2 million, due primarily to the receipt of the insurance proceeds.

     Short-Term Capital Resources - The commitment level at November 30, 1994 under the Old Credit Agreement was $27.5 million, with a maximum of $20.0 million available for cash borrowing. The maximum amount of letters of credit permitted to be outstanding under the Old Credit Agreement is $10.0 million.
Any amount by which letters of credit outstanding exceed $7.5 million under the Old Credit Agreement reduces the available cash borrowings by a like amount. In addition, the amount available for cash borrowings is subject to further limitation by the amount of eligible accounts receivable outstanding. Based upon letters of credit outstanding and eligible accounts receivable as of November 30, 1994, the Company had an available cash borrowing capacity of $20.0 million, of which no amount was borrowed. The Company had approximately $6.3 million of outstanding letters of credit, principally related to leasing and workers' compensation requirements.

     Debt Service Requirements - Payments due on long-term debt in the first half of fiscal 1996 included an interest payment of $10.1 million paid on March 1, 1995 with respect to the First Mortgage Bonds, and a sinking fund payment of $28.75 million and an interest payment of $6.3 million due on May 1, 1995 with respect to the Old Subordinated Debentures. As a result, the Company's estimated cash requirements for debt service in the first quarter of fiscal 1996 are approximately $45 million. The Company had available cash to make the March 1, 1995 interest payment on the First Mortgage Bonds and, subject to the timing of cash collections and payments, believes it will have, in cash and available borrowings under the Old Credit Agreement, approximately the $35.0 million required as of May 1, 1995 to make the principal and interest payments with respect to the Old Subordinated Debentures.

     However, if the Company were able to and elected to make the required May 1, 1995 principal and interest payments on the Old Subordinated Debentures from available cash and borrowings under the Old Credit Agreement, the Company believes that such payments would create a default at the next measurement date (May 31, 1995) under the pro forma debt service covenant (as defined) contained in the Old Investment Agreement, and a default under the Old Credit Agreement relating to an out-of-debt requirement as of June 30, 1995. Under such circumstances, the Institutional Investor and the Bank could declare the principal of and accrued but unpaid interest on all the First Mortgage Bonds and borrowings under the Old Credit Agreement to be immediately due and payable. Upon such a declaration, such principal and interest and a premium thereon would be classified as a current liability. The Company, therefore, is proposing the Restructuring to alleviate the Company's anticipated liquidity shortfall and to avoid defaulting under its debt agreements.

New Financing Arrangements

     The New Credit Agreement will provide an aggregate availability of $27.5 million, which may be used for any combination of letters of credit (up to $10 million) and revolving cash borrowings, subject to borrowing base limitations. The borrowing base will equal 85% of eligible accounts receivable, plus 70% of the value of all real property mortgaged to the Bank, up to a maximum of $27.5 million, less the amount represented by letters of credit outstanding. The New Credit Agreement will be secured by the Company's trade receivables and mortgages on certain of the Company's warehouse properties. Borrowings under the New Credit Agreement will mature on February 28, 1999. The New Credit Agreement eliminates the 30-day resting period (during which there may be no outstanding borrowings) for fiscal 1996 and requires only one such period for fiscal 1997. Two such periods will be required during fiscal 1998 and fiscal 1999. The New Credit Agreement also is expected to contain amendments of certain financial covenants contained in the Old Credit Agreement in light of the Restructuring. See "Description of New Credit Agreement."

     The New Subordinated Debentures will be issued in an aggregate principal amount of $115 million, will bear interest at the rate of 15% until maturity and will not be subject to any sinking fund requirement.

     Pursuant to the New Investment Agreement, the Company will redeem on the Effective Date $10 million in principal amount of Series A Bonds held by the Institutional Investor for an amount equal to 100% of the principal amount thereof. In addition, under the New Investment Agreement, the Company will have the option of prepaying principal on the Series A Bonds, without payment of any prepayment penalty, (i) in whole or in part for a period ending 18 months following the Effective Date, and (ii) on one or more occasions up to a total of $25 million (less the amount of Series A Bonds redeemed or prepaid within the 18-month period described in clause (i) above), whenever such redemption shall occur.

     The following table shows the principal amortization schedule for the existing $115 million of Old Subordinated Debentures (before giving effect to the Restructuring, the purchase of $10 million of Series A Bonds and the issuance of the New Subordinated Debentures) compared to the new principal amortization schedule for the $115 million of New Subordinated Debentures, the new principal amortization schedule for the Series A Bonds after giving effect to the New Investment Agreement, and required repayment or amortization of the other outstanding debt of the Company as of December 31, 1994:

                          Scheduled Redemption of:
                          ------------------------
            Repayments
           Pursuant to
              Other                                    Old           New         Series A
 Fiscal   Mortgages and    First Mortgage Bonds    Subordinated  Subordinated  Bonds, Post-
  Year    Capital Leases  Series A       Series B   Debentures    Debentures   Restructuring
- --------  --------------  -----------------------  ------------  ------------  -------------

1996          $ 4.04      $    --         $    --       $ 28.75       $    --     $ 10.00
1997            2.41           --              --         28.75            --          --
1998            3.32           --              --         57.50            --          --
1999            2.26           --              --            --            --          --
2000            2.50        30.00              --            --            --       30.00
2001            2.76        36.00              --            --            --       36.00
2002            2.49        36.00              --            --            --       36.00
2003            2.52        48.00              --            --            --       38.00
2004            2.39           --              --            --            --          --
2005            0.64           --           88.13            --            --          --
2006            0.84           --           88.12            --            --          --
2007            0.96           --              --            --            --          --
2008            1.10           --              --            --        115.00          --
              ------      -------      ----------       -------  ------------     -------
 Total        $28.23      $150.00         $176.25       $115.00       $115.00     $150.00
              ======      =======      ==========       =======  ============     =======


     The Restructuring will mitigate the Company's near-term financial vulnerability and increase the likelihood that the Company will realize the benefits of additional capital expenditures and possible expansion of its refrigerated transportation management business. After the Restructuring, however, the Company will remain highly leveraged and will continue to be subject to substantial principal and interest payments with respect to its indebtedness.

Capital Expenditures

     Cash provided by operating activities, insurance proceeds received related to the Kansas City Fire and escrowed funds available under the Bond Indenture were sufficient to provide for $13.2 million in expenditures for property, plant and equipment during the nine-month period ended November 30, 1994. The Company's capital expenditures are substantially discretionary. Capital expenditures for the last three months of fiscal 1995 totalled approximately $6.2 million, including approximately $2.2 million for property additions, and approximately $4.0 million for revenue enhancement or cost reduction expenditures and routine replacements or betterments. A portion of the $4.0 million, related primarily to material handling equipment, will be leased on an operating or capital lease basis. The funding for the approximately $2.2 million of property expansions will come from the funds held in escrow pursuant to the Bond Indenture or from outside borrowings. As of February 28, 1995, the Company had approximately $20.7 million in escrowed funds reserved for capital expenditures. The Company continues to examine opportunities for expansion of its locations and services. Any escrowed funds not expended by March 1996 must be used to redeem First Mortgage Bonds.

     The Company has made a proposal to the trustee under the Bond Indenture to substitute approximately $4.8 million in cash as collateral for the property lost in the Kansas City Fire, although no agreement has been reached for such substitution. The Company has not reclassified any cash balance for the possible payment. The $4.8 million has been excluded from the Company's calculation of cash reserves for debt service.

     Expenditures, including capital leases, for property, plant and equipment for fiscal years 1992, 1993 and 1994 totaled $9.2 million, $17.7 million and $11.0 million, respectively. Fiscal 1992 capital expenditures included approximately $3.3 million for the expansion of the Ontario, Oregon facility and approximately $0.8 million for the purchase of the Tampa, Florida (Shoreline Drive) facility. The balance of the fiscal 1992 capital expenditures included approximately $2.6 million in revenue enhancement or cost reduction expenditures, and approximately $2.5 million for routine replacements, betterments and other improvements. The Company also acquired $1.9 million of assets under capital leases and $0.8 million under operating leases in fiscal 1992.

     Fiscal 1993 capital expenditures included approximately $14.4 million for the acquisition of the Burley, Idaho facility and the expansion of the Fogelsville, Pennsylvania facility. The balance of the fiscal 1993 capital expenditures included approximately $1.9 million in revenue enhancement or cost reduction expenditures, and approximately $1.4 million for routine replacements or betterments. The Company also acquired $1.2 million of assets under capital leases and $0.6 million under operating leases.

     Fiscal 1994 capital expenditures included approximately $4.8 million to complete the expansion of the Fogelsville, Pennsylvania facility. The balance of the fiscal 1994 capital expenditures included approximately $1.8 million in revenue enhancement or cost reduction expenditures, and approximately $2.2 million for routine replacements or betterments. The Company also acquired $1.0 million of assets under capital leases and $1.2 million under operating leases.

     The Company, as part of its Kansas City, Kansas location, operates a limestone quarry. Subject to the completion of certain remaining due diligence items, the Company expects to dispose of this business during the first half of fiscal 1996. Net proceeds of the sale must, in accordance with the Company's existing debt agreements, be reinvested in warehouse properties or used to satisfy, in part, the mortgage obligation on the property.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements give effect to the Restructuring as if it had occurred on March 1, 1994. The unaudited pro forma financial statements are based on the estimated and unaudited financial statements of the Company for the fiscal year ended February 28, 1995. The pro forma data are not necessarily indicative of the financial position or results of operations that would have been reported had the Restructuring occurred on March 1, 1994 or that will be experienced and reported in the future.

     The pro forma data should be read together with the other information contained herein under the headings "The Restructuring," "Selected Consolidated Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business Plan," and "Financial Projections" and the financial statements of the Company and the notes thereto made available as set forth in "Additional Information."

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      Year ended last day of February 1995
                                 (In Thousands)

                                       Estimated &       Pro Forma        Pro Forma
                                        Unaudited       Adjustments      Reorganized
                                       -----------      -----------      -----------

Income Statement Data:
Net sales                                 $215,981     $                    $215,981
Operating expenses:
 Cost of sales                             138,926                           138,926
 Amortization of cost in excess of
  net assets acquired                        2,535                             2,535
 Selling and administrative expenses        25,955                            25,955
 Employee stock ownership plan
  expense                                      750                               750
                                          --------                          --------
 Total operating expense                   168,166                           168,166
                                          --------                          --------
Gross operating margin                      47,815                            47,815
Other (income) expense:
  Interest expense, net                    (53,480)      (1,369) (a)         (55,566)
                                                        (13,795) (d)
                                                         17,250  (f)
  Amortization of debt issuance costs       (1,259)        (466) (b)            (793)
 Other, net                                 17,718                            17,718
  Reorganization items                           0        3,500  (g)          (5,750)
                                                          2,250  (h)
                                          --------                          --------
 Total other expenses                      (37,021)                          (44,391)
                                          --------                          --------
Income (loss) before income taxes and
 extraordinary loss                         10,794                             3,424
Income tax expense                           5,228       (2,948) (i)           2,280
Extraordinary loss                                        3,146  (c)          (3,254)
                                                            108  (h)
                                          --------                          --------
Net income (loss)                         $  5,566                          $ (2,110)
                                          ========                          ========

See accompanying notes.

                       UNAUDITED PRO FORMA BALANCE SHEET
                           Last day of February 1995
                                 (In Thousands)

                                      Estimated &     Pro Forma     Pro Forma
                                       Unaudited     Adjustments   Reorganized
                                      -----------    -----------   -----------

                                    ASSETS

Current assets:
 Cash, escrow and short-term
  investments                            $ 51,632   $ 13,795  (d)    $  37,193
                                                      (4,217) (e)
                                                     (11,500) (f)
                                                      (3,500) (g)
                                                     (12,441) (h)
                                                       3,424  (j)
 Trade receivables, net                    20,494                       20,494
 Other current assets                       6,452                        6,452
                                         --------                    ---------
  Total current assets                     78,578                       64,139

 Net property, plant and equipment        367,248                      367,248
Cost in excess of net assets
 acquired, net                             80,028                       80,028
Debt issuance costs, net                    8,909        466  (b)        7,740
                                                      (1,455) (c)
                                                        (180) (h)
Other noncurrent assets                     5,782                        5,782
                                         --------   ------------     ---------
 Total assets                            $540,545   $(15,608)        $ 524,937
                                         ========   ============     =========

          LIABILITIES, PREFERRED STOCK & COMMON STOCKHOLDERS' EQUITY

 Current liabilities:
 Accounts payable                        $  5,006   $                $   5,006
 Accrued interest                          17,385     (4,217) (e)       18,727
                                                       5,750  (f)
                                                        (191) (h)
  Current maturities of long-term debt      2,570                        2,570
 Other current liabilities                 19,421                       19,421
                                         --------                    ---------
   Total current liabilities               44,382                       45,724

Long-term debt, less current
 maturities                               471,657     (1,369) (a)      464,076
                                                       3,788  (c)
                                                     (10,000) (h)
Deferred income taxes                     105,942     (2,097) (c)      104,249
                                                         (72) (h)
                                                      (2,948) (i)
                                                       3,424  (j)
Other noncurrent liabilities               10,532                       10,532
                                         --------                    ---------
 Total liabilities                        632,513                      624,581

Preferred stock                             5,792                        5,792
Common stockholders' deficit              (97,760)     1,369  (a)     (105,436)
                                                         466  (b)
                                                      (3,146) (c)
                                                      13,795  (d)
                                                     (17,250) (f)
                                                      (3,500) (g)
                                                      (2,358) (h)
                                                       2,948  (i)
                                         --------   ------------     ---------
 Total liabilities, preferred stock
  and common stockholders' deficit       $540,545   $(15,608)        $ 524,937
                                         ========   ============     =========

See accompanying notes.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                          AND STATEMENT OF OPERATIONS

     The following notes set forth an explanation of the assumptions used in preparing the unaudited pro forma financial statements. The pro forma adjustments are based on management's best estimates using information currently available.

(a)  Reverse accretion on the Old Subordinated Debentures recorded for fiscal
     1995.

(b) Reverse amortization of debt issuance costs recorded for fiscal 1995 on the Old Subordinated Debentures and the portion of the Series A Bonds being redeemed.

(c) Reflect exchange at March 1, 1994 of the Old Subordinated Debentures for the New Subordinated Debentures. Recognize extraordinary loss (net of tax) on the transaction, including the write-off of the unamortized portion of the debt issuance costs and original issue discount for the Old Subordinated Debentures.

(d) Reverse interest expensed and paid during fiscal 1995 on the Old Subordinated Debentures and the portion of the Series A Bonds being redeemed.

(e) Record payment of four months of interest accrued on the Old Subordinated Debentures through March 1, 1994.

(f) Record interest expense on the New Subordinated Debentures, representing two months of interest paid on May 1, 1994, six months of interest paid on November 1, 1994, and four months of interest accrued for payment due May 1, 1995.

(g) Record estimated costs and professional fees associated with the Restructuring.

(h) Record payment for redemption of $10 million of Series A Bonds, including Agreement Modification Fee, accrued interest and the extraordinary loss (net of tax) on the transaction for the write-off of the unamortized portion of the debt issuance costs.

(i) Record income tax expense for all transactions except for the extraordinary items, which were recorded net of tax.

(j)  Record adjustment of deferred taxes and of income tax payment for fiscal
     1995.

                                 BUSINESS PLAN

     Americold's financial projections reflect the Company's business plan, which is to continue to manage existing warehouse properties for the highest attainable sales and earnings, grow the base of warehouse properties through construction or acquisition and expand the Company's activities in transportation management services.

     Generally, the Company expects that the existing warehouse properties will remain relatively stable. The Company has in place a "continuous improvement process," through which the Company is seeking to enhance efficiency and contain costs, to help offset inflationary cost increases and contribute to the Company's margins from warehouse operations. Continuing sales efforts will be directed at increasing customers' use of the Company's facilities as opposed to competitors' facilities. The Company expects that its transportation management services and its involvement in TPL will play important roles in bringing additional business to existing warehouses. See "Business--Company Strategy."

     Additional warehouse properties will be added to the Company's portfolio of managed properties through construction or acquisition as well as through operating or capital leases. The Company expects that such new properties will generally yield margins above the average margin of the properties in the current portfolio. Also, opportunities to sell or close warehouses will be pursued if such sales or closures can be expected to improve the Company's overall performance. The Company expects to invest all of the currently escrowed funds available for construction or acquisition before the end of fiscal 1996. In addition, the Company expects that any additional funds placed in escrow will also be invested by the date required for investment under the Bond Indenture. Projects currently underway account for approximately 62% of the funds which are available or expected to become available in fiscal 1996, excluding the possibility of the sale of any properties in the current year. In the years following investment of the escrowed funds in new properties, the Company expects continued but slower growth of warehouse assets funded out of available cash flow and individual project financing.

     The Company is pursuing opportunities to add larger customers in the transportation management services business, and expects to see significant growth in this area. Investments in systems and computer hardware were made in fiscal 1995 to expand the Company's service offerings in this segment. A major expansion of this business volume is anticipated for the first half of fiscal 1996 and a subsequent expansion within a few months thereafter. Management expects that proposals currently under development will confirm the Company's expectation that continued growth of transportation management services is attainable for future years. Although the Company does not expect this business to be profitable in fiscal 1996, margin growth is expected to produce profitable operations in fiscal 1997 and later years.

     The Company's service offerings in transportation management and in other third party logistics areas, such as the emerging opportunities available through the Company's affiliation with Non-Stop Logistics Corporation ("Non-Stop") and the development of an available pool of cryogenically cooled railcars and containers through the Company's affiliation with Logistics Resource Management, Inc., are expected to further enhance the Company's reputation as a full service supplier of frozen food handling, storage and transportation services to frozen food manufacturers, distributors and retailers. In addition, management believes that the logistics activities will be profitable activities and will assist the Company in marketing its warehouse services for existing and future warehouse properties.

                             FINANCIAL PROJECTIONS

     The following projections have been prepared by the Company to present the effects of the Restructuring and to assess the Company's ability to meet its restructured financial obligations, but are not facts and should not be relied upon as being representative of future results. The estimates and assumptions underlying the projections are inherently uncertain, being based upon events that have not taken place, are subject to economic, competitive and other uncertainties and contingencies beyond the Company's control, and involve judgments based upon past performance and industry trends which may not necessarily be indicative of future performance or trends. Consequently, there can be no assurance that the projected results can be realized, or that actual results will not be higher or lower than those projected. Management believes that the basis for such projections is reasonable, taking into account the purpose for which they were prepared. However, the projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections or forecasts. Neither KPMG Peat Marwick LLP, the Company's independent auditors, nor any other independent accounting firm, has examined, reviewed or compiled the following projections or expressed an opinion or any other form of assurance or other association with respect thereto. Management believes, however, that the projections are presented on a basis consistent with generally accepted accounting principles as applied to the Company's historical financial statements. There can be no assurance that the assumptions underlying the projections will prove correct or that the Company's actual ability to cover its future principal and cash interest payment obligations will not differ from the information reflected below. See
"-- General Assumptions; -- Key Operating Assumptions." IMPAIRED CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

     The estimates and assumptions underlying the projections are based on matters as they exist on the date hereof, and not as of any future date. In addition, the Company is unable to predict all of the effects of a filing under the Bankruptcy Code in connection with the Restructuring. These factors may adversely affect the Company's business, its growth opportunities and relationships with its customers, suppliers and employees. The Company does not intend to update or otherwise revise the following projections to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, except as required by applicable law. In any event, the Company does not intend to update or revise these projections to reflect changes in general, economic or industry conditions. Information contained in any of the Company's financial statements made available as set forth in "Additional Information" shall be deemed to supersede the projections.

     The projections should be read together with the other information contained herein under the headings "The Restructuring," "Selected Consolidated Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business Plan" and "Business -- Company Strategy" and the financial statements of the Company and the notes thereto made available as set forth in "Additional Information."

General Assumptions

     The accompanying projected financial statements assume that the Restructuring will be consummated on August 1, 1995. The projections do not reflect any potential adverse operating effects of the Restructuring (including the potential operating effects of a prepackaged bankruptcy filing or any alternative restructuring) on the Company's business. It is possible that the Company's sales, profits and cash flows could be negatively impacted by the Restructuring.

     The projections do not reflect any impact from the effects of inflation on the Company's sales or operating expenses.

Key Operating Assumptions

For projection purposes, the Company's operations have been segregated into five strategic business components, with the following assumptions regarding their performance.

Americold - Existing Base
- -------------------------

     Projections for the existing base encompass all operations, excluding transportation management services, existing as of March 1, 1995. These operations generated approximately 100% of fiscal 1995 EBITDA. For fiscal 1996 and thereafter, the existing warehouse business is assumed to provide constant EBITDA generally consistent with that achieved in fiscal 1995, adjusted for the planned disposal of the quarry in Kansas City in mid-fiscal 1996 and scheduled operating lease expirations for warehouse facilities beginning in 1997. The impact of any potential lease rejections by the Company has not been reflected in the projections.

ATS - Existing
- --------------

     Represents the existing consolidated shipping business performed by ATS. It does not include the new business development related to the third party logistics component. ATS business is assumed to remain constant at fiscal 1995 levels.

 Americold - Expansion
 ---------------------

     Represents growth in the warehousing business resulting from (1) increased capacity related to the use of approximately $29 million in escrow funds by March 1996; (2) the expansion of a warehouse facility (completed February 1995); and (3) following the use of all escrow funds, the addition of one warehouse per fiscal year beginning in fiscal 1997. A significant portion of the escrow funds is committed to projects currently under construction. Several other projects are currently being considered, and the Company believes the remaining funds will be used by March 1996. Any subsequent expansions are assumed to be 75% financed. The projections also assume the Company will add $5 million annually in incremental warehousing sales, building up over a period of six years beginning in fiscal 1997, as a result of increased utilization of the existing capacity related to the development of the third-party logistics business. Overall warehousing margins are expected to improve as a result of the warehouse expansions and increased utilization of existing warehouses, as margins from these activities are expected to exceed those of the average existing warehouse business.

Third-Party Logistics
- ---------------------

     Represents the development of the new TPL service business. The Company has an agreement with its first major TPL customer and assumes a significant portion of this customers' service requirements will be transferred by August 1995. The Company has also reached a tentative agreement with a second customer
and assumes this business will be transferred by May 1995.   Beginning in mid-
fiscal 1997, the Company anticipates adding one additional customer every twelve months. While TPL accounts for the majority of the Company's assumed sales increases, margins for the transportation services are anticipated to be significantly below those of warehousing due to the outsourcing of trucking and other transportation services and the nature of the business.

Non-Stop Logistics
- ------------------

     The Company has business development activities underway related to its investment and preferred provider status with Non-Stop Logistics. Due to the start-up nature of these activities, no sales or earnings related to Non-Stop have been included in the projections. The Company believes, however, that this is a viable, strategic business that will ultimately provide a positive EBITDA impact.

     Following are descriptions of various other income statement and balance sheet assumptions:

Interest Expense
- ----------------

     Interest expense is calculated assuming the Company's existing debt structure adjusted to reflect the Restructuring. Bank debt is assumed to carry an annual interest rate of 11%, and any incremental warehouse expansion funding is assumed at an annual rate of 12%. Excess cash is assumed to be invested at 6% per annum. All debt is assumed to be held to maturity.

Reorganization Costs
- --------------------

     All expenses incurred by the Company for the Restructuring are assumed to be expensed during fiscal 1996. The current estimate of $3.5 million is based on the assumption that the Company will emerge from Chapter 11 by August 1, 1995. If confirmation does not occur as planned, reorganization costs could be significantly higher than projected. In addition, the Company will pay the $2.25 million Agreement Modification Fee in connection with the modification of the Old Investment Agreement.

Extraordinary Loss
- ------------------

     Represents the loss (net of tax) on the restructuring transaction, which includes the write-off of the unamortized debt issuance costs for the Old Subordinated Debentures and the portion of the Series A Bonds being redeemed and original issue discount for the Old Subordinated Debentures.

Income Taxes
- ------------

     Income tax expense is based on applicable federal and state tax rates. Due to the significant difference in the Company's asset base for financial accounting and income tax purposes, the Company will pay significant income taxes during the projection period as compared to book tax expense.

Working Capital
- ---------------

     The change in working capital is primarily due to the change in cash, escrow and short-term investments. Accounts receivable are projected on a basis consistent with historical collection patterns for the Company. Accounts payable are projected to allow for an initial investment in working capital due to TPL start-up. No material working capital impact is projected after fiscal 1997, with the exception of scheduled paydowns of long-term debt reflected in fiscal 1999 and 2000.

Capital Expenditures
- --------------------

     Represents capital expenditures projected at a level required to fund all expansion activities and to maintain all assets in good operating condition.

                        PROJECTED FINANCIAL INFORMATION

                                                      Fiscal Years Ended Last Day of February
                                      -----------------------------------------------------------------------
                                      1995(a)           1996        1997        1998        1999        2000
                                      --------     ---------   ---------   ---------   ---------   ---------
                                                            (Dollars are in thousands)
Income Statement Data:
  Net sales                           $215,981     $ 263,967   $ 324,417   $ 349,650   $ 372,798   $ 398,998
  Operating expenses:
    Costs of sales                     138,926       178,135     227,156     246,594     264,175     285,644
    Amortization of cost in
     excess of net assets
      acquired                           2,535         2,535       2,535       2,535       2,535       2,535

    Selling and administrative
     expense                            25,955        31,293      35,934      38,507      40,779      43,476
    Employee stock ownership
     plan expense                          750           750         750         750         750         750
                                      --------     ---------   ---------   ---------   ---------   ---------
    Total operating expense            168,166       212,713     266,375     288,386     308,239     332,405
                                      --------     ---------   ---------   ---------   ---------   ---------
  Gross operating margin                47,815        51,254      58,042      61,264      64,559      66,593
  Other income (expense):
    Interest expense, net              (53,480)      (55,579)    (56,541)    (56,488)    (56,182)    (55,137)
    Amortization of debt
     issuance costs                     (1,259)         (802)       (778)       (778)       (778)       (778)
    Other, net (b)                      17,718           150         135         134         137         135
    Reorganization items                     0        (5,750)          0           0           0           0
                                      --------     ---------   ---------   ---------   ---------   ---------
     Total other expenses              (37,021)      (61,981)    (57,184)    (57,132)    (56,823)    (55,780)
                                      --------     ---------   ---------   ---------   ---------   ---------
  Income (loss) before income
    taxes and extraordinary
    loss                                10,794       (10,727)        858       4,132       7,736      10,813
  Income tax expense (benefit)           5,228        (1,033)      1,143       2,427       3,841       5,048
   Extraordinary loss                       --        (2,163)         --          --          --          --
                                      --------     ---------   ---------   ---------   ---------   ---------
   Net income (loss)                  $  5,566     $ (11,857)  $    (285)  $   1,705   $   3,895   $   5,765
                                      ========     =========   =========   =========   =========   =========

Balance Sheet Data:
  Cash, escrow and short-term
    investments                       $ 51,632     $  19,318   $  23,888   $  29,661   $  39,552   $  20,644
  Working capital                       34,196           628       4,496      12,714      (7,754)    (32,632)
   Property and equipment, net         367,248       380,799     373,921     366,681     359,835     352,680
  Total assets                         540,545       519,242     519,032     516,502     518,487     491,427
  Long-term debt                       471,657       461,597     459,747     460,342     430,456     394,029
  Preferred stock                        5,792         6,573       7,461       8,468       9,611      10,909
  Common stockholders' deficit         (97,760)     (110,098)   (110,971)   (109,973)   (106,921)   (102,153)

Other Data:
  Earnings before interest, taxes,
    depreciation, and
    amortization
    ("EBITDA") (b)(c)(e)              $ 88,512     $  68,193   $  81,365   $  84,145   $  87,135   $  89,563
  EBITDA as a percent of
    sales (b)(c)(e)                         41%           26%         25%         24%         23%         22%
  EBITDA as a percent of sales,
    excluding transportation
    activities (b)(c)(e)                    45%           35%         39%         39%         40%         40%
  Ratio of EBITDA to interest
    expense (b)(c)(e)                      1.7           1.2         1.5         1.5         1.6         1.6
  Depreciation and amortization         24,238        23,341      23,967      23,526      23,218      23,613
  Capital expenditures                  13,203        37,247      13,340      12,472      12,559      12,646
  Warehouses open on the last
    day of the year (d)                     51            54          54          54          53          54
  Weighted average capacity --
    cubic feet (in millions) (d)         229.2         234.2       244.5       245.1       242.0       242.9

(a) Estimated and unaudited; see "Selected Consolidated Financial and Other Information."
(b) Includes pre-tax gain on insurance settlement of approximately $17.0 million in fiscal 1995 for claims related to the Kansas City Fire.
(c) EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service debt. The Company believes that EBITDA and the ratios of EBITDA to net sales and interest expense, while providing useful information, should not be considered in isolation or as a substitute for the projected consolidated income statement data. For example, EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to the use of cash flow as a measure of liquidity.
(d) Reflects facility construction and expansion and any assumed lease expirations.
(e)  Includes reorganization items incurred in fiscal 1996.
See accompanying notes.

                                    BUSINESS

    Americold is the nation's largest supplier of refrigerated warehouse services for the frozen food industry. The Company also provides transportation management services for frozen food shippers. Services are provided through the Company's national network of 51 refrigerated warehouses and through the Company's refrigerated transportation management unit. The Company provides these and other services either separately or in conjunction with warehousing services.

    Americold was founded in 1911, reincorporated in 1931 and, prior to 1984, operated as The Terminal Ice and Cold Storage Company and, subsequently, Termicold Corporation. In December 1982, Americold was acquired by Beatrice. Beatrice was acquired by BCI Holdings Corporation, an affiliate of Kohlberg Kravis Roberts & Co., in April 1986. In December 1986, Kelso, the Co-Investors and the Management Group purchased the Company in the Acquisition.

Refrigerated Warehouses

    Since its founding in 1911, the Company has grown to become the largest owner and operator of refrigerated warehouses in the United States. The Company believes it supplies 16% of the total publicly available freezer storage space in the country, based on the most recent data (October 1993) published by the USDA and the data most recently prepared by the International Association of Refrigerated Warehousemen (the "IARW"). With more than twice the capacity of its nearest competitor, the Company's network of 51 refrigerated warehouse facilities in fifteen states provides a total storage capacity of approximately 230 million cubic feet. Approximately 94% of the storage space operated by the Company is freezer space (zero degrees Fahrenheit and below), with the remaining space divided between cooler space (28 degrees Fahrenheit and above) and unrefrigerated dry storage space. The Company believes that its facilities are sufficiently dispersed geographically to allow it to compete in most of the significant markets in the United States.

    The USDA statistics show that approximately 77% of all commercial freezer space is available through public suppliers, such as the Company, and the remainder is owned or operated by food processors and distributors for their private use. The USDA statistics since 1979 show that there has been an increasing trend toward the use of public as opposed to private freezer space.

    Americold serves a broad array of customers in the frozen food industry ranging from small local food producers to most of the large national food companies as well as retail distributors and food service operators. Major customers include ConAgra, Inc., Dean Foods Co., General Mills, Inc., H. J. Heinz Co., Kellogg Co., Nestle S.A., The Pillsbury Company and the USDA. Major items stored include vegetables, potatoes, fish, poultry, prepared foods and fruits.

    Most of the Company's warehouses may be classified as combination production and distribution facilities, although some provide solely production or distribution services. Production facilities differ from distribution facilities in that they typically serve one or a small number of customers located nearby. These customers store large quantities of unprocessed or partially processed products in the facility until they are further processed or shipped to the next stage of production or distribution. Distribution facilities primarily serve customers who store smaller quantities of a larger variety of finished products before they are shipped to end-users, such as food retailers and food service companies.

    During the past four years the Company has implemented new management systems and performance standards in its warehouses. The IBM AS400 warehouse management system was completed in December 1992 to tie together into a single network with common services all of the Company's locations. The Company believes that the standardization of systems and procedures has improved the quality and consistency of customer services, reduced costs and led to the overall enhancement of performance. To further integrate the Company's services, the Company, using new computer hardware and a combination of purchased and internally developed software, completed in March 1995 a transportation management system which is fully integrated with the Company's warehouse management system.

    The Company has developed several services ancillary to its warehouse freezer operations and intends to continue developing and promoting such services as well as adding incremental freezer, cooler or dry space. Ancillary services include the use of EDI to receive and transmit product flow and status information to the Company's customers, and SUPERCOLD freezer storage provided at 11 of Americold's facilities for the preservation of products, such as ice cream, which require storage at temperatures as low as 20 degrees below zero (Fahrenheit).

Refrigerated Transportation Management

    The Company provides frozen food manufacturers with refrigerated transportation management services either separately or in conjunction with warehousing services. Integrated services allow frozen food manufacturers to contract with a single entity, the Company, for warehousing and transportation services to the manufacturer's ultimate customer. Transportation management services, which are provided under the Company's own ICC authority as a carrier or under ICC broker authority, include carrier and mode selection, routing, dispatch, carrier rate negotiations, carrier performance monitoring, claims management, freight payment and load consolidation. The actual freight transportation is performed by carriers who have negotiated rates with the Company. The Company does not own and does not intend to own significant transportation equipment.

    In 1990, the Company united its freight consolidation activities conducted at various warehouses into a single unit, ATS. Subsequently, in order to expand the business of ATS, the Company formed alliances with transportation providers and added staff resources and expertise in logistics. The Company now has the ability to utilize its network of IBM AS400 computers, its transportation management and communications software and its multiple warehouse locations to provide integrated warehousing and logistics services to its customers.

    In addition to these integrated transportation management and warehousing services, the Company is working to develop services that include demand forecasting, "flow-through logistics" and "channel cost economic modeling" for its customers. Through its investment in Non-Stop, a start-up venture, the Company is working to provide Non-Stop's advanced forecasting technology to Americold's customers. Non-Stop's forecasting technology is designed to be sufficiently accurate to allow customers to predict demand in advance and to send products to market area warehouses for rapid turn through the warehouses ("flow-through logistics"). Also through Non-Stop, the Company is working to provide channel cost economic modeling, which is a methodology used to identify and track accurately per-case costs of delivering products to individual markets. If Non-Stop is ultimately successful, the Company, through an agreement with Non-Stop, expects to be the principal provider of frozen storage, handling and transportation services in Non-Stop's flow-through environment. While there can be no assurance of Non-Stop's success, the Company believes that its association with Non-Stop will benefit the Company by providing it access to the latest cost-savings technology relating to food and packaged goods logistics.

    In December 1994, the Company entered into a significant contract with one of its largest customers to provide transportation management services fully integrated with warehousing services. The customer has begun transferring responsibility for transportation management to the Company, and responsibility is expected to be fully transferred by August 1995. In addition, the Company is working with that customer and Non-Stop to develop a channel cost economic model, to provide forecasting services, and to develop an integrated logistics model. In February 1995 the Company signed a letter of intent with another customer to similarly provide transportation management services.

Company Strategy

    Americold's strategy is to use its position as the largest supplier of public cold storage space to access increased volumes of frozen food storage and additional transportation management business. By combining logistical data from the Company's many customers, transportation efficiencies can be realized which would be unavailable to any one customer alone. Americold's systems allow it to manage the entire process of warehousing and transportation management for production and distribution of frozen food.

    The Company's customers, by outsourcing to Americold, may benefit from the transportation efficiencies Americold achieves while being able to reduce redundant staff, avoid individual investments in computer hardware and software for transportation management and focus instead on manufacturing and marketing requirements. Industry studies suggest that frozen food processors generally spend approximately twice as much on transportation as on warehousing of frozen food products. The Company believes that the potential cost savings brought to customers in product distribution will attract additional customers and volumes to its existing warehouse facilities and may provide opportunities to expand geographically to meet customer needs.

    The Company believes that its strong industry position, its geographically dispersed network of warehouse facilities and its transportation management systems provide it with a competitive advantage in developing relationships with large frozen food manufacturers that have freezer storage needs in numerous locations throughout the United States. In this regard, the Company has entered into agreements with two of the largest of these frozen food manufacturers pursuant to which the Company has become a preferred provider of freezer services. Under such agreements, the Company has the opportunity to increase its warehousing business with such customers while making a commitment to provide certain continuing services. The Company believes that these agreements have the potential to reduce these customers' overall distribution costs and provide the Company with increased volume. The Company plans to continue to develop agreements with other customers with respect to becoming a preferred provider of freezer services to such companies, and believes that this strategy has the potential to increase utilization of its existing warehouses, provide opportunities to build or acquire additional warehouses and develop new refrigerated transportation management customers. The Company is also approaching smaller frozen food manufacturers and distributors to offer the Company's network of warehousing and logistics services which such smaller customers may find more attractive than developing their own logistics resources. See "Business Plan."

Customers

    Americold's customers consist primarily of national, regional and local frozen food processing firms, traders, wholesalers, retailers and food service organizations. Although the Company provides services to approximately 3,200 customers, in fiscal 1994 the 10 largest customers accounted for approximately 55% of total net sales. For fiscal 1994, the ten largest customers of the Company and certain of the customers' subsidiaries, in alphabetical order, were ConAgra, Inc., General Mills, Inc. (Gorton Group), H. J. Heinz Co. (Ore-Ida Foods, Inc.), J.R. Simplot Co., Kellogg Co. (Mrs. Smith's Frozen Pies), Nestle S.A. (Carnation Co.), Norpac Foods Inc., Philip Morris Companies Inc. (All American Gourmet Co.), The Pillsbury Company and the USDA. H. J. Heinz Co. and its subsidiaries accounted for approximately 18% of the Company's net sales in fiscal 1994. See "Risk Factors--Company Dependence on Significant Customers."

    At several locations, the Company's production warehouses are located adjacent to customers' processing facilities. Several of the Company's customers guarantee a minimum quantity of product to be stored in return for guaranteed space pursuant to long-term contracts. At several locations, the Company leases space to manufacturers or distributors on a long-term, fixed-rate basis. At a number of facilities, particularly those located adjacent to customers' processing facilities, a majority of, and in some cases virtually all, business is attributable to a single user of the facility. Management has observed in the past, however, that to the extent products produced at locations adjoining the Company's facilities are commodities grown in the surrounding area, demand for the products has been more significant to the long-term sales and profitability of the facility than has been the viability of a single producer.

Seasonality

    Warehousing sales are seasonal, depending upon the timing and availability of crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption. The third quarter, ending each November 30, normally represents the strongest sales quarter. Capacity utilization at facilities varies from season to season, with average annual capacity utilization of approximately 70%. The Company generally keeps sufficient space available at individual warehouses to meet peak season demand.

Competition

    Americold operates in an environment in which location, customer mix, warehouse size, service level and price are the principal competitive factors. Since frozen food manufacturers and distributors incur transportation costs which typically are significantly greater than warehousing costs, location is a major competitive factor. In addition, in certain locations, customers depend upon pooling shipments, which involves combining their products with the products of others destined for the same markets. In these cases, the mix of customers in a warehouse can significantly influence the cost of delivering products to markets. The size of a warehouse is important because large customers prefer to have all of the products needed to serve a given market in a single location and to have the flexibility to increase storage at that single location during seasonal peaks. The Company believes that customers generally will select a warehouse facility based upon service levels and price, if there are several warehouse locations which satisfy its transportation, customer mix and size requirements. In addition, the Company's customers, many of which have substantially greater resources than the Company, may divert business from the public warehousing sector by building their own refrigerated warehouse facilities.

    Competition is national, regional and local in nature. There are no significant barriers to entry, permitting a relatively large number of smaller competitors to enter the Company's markets. On the national level, Americold competes with United Refrigerated Services, Inc. ("URS"), United States Cold Storage, Inc., Millard Refrigerated Services and Christian Salvesen, Inc., which, according to statistics compiled by the IARW, accounted for approximately 6.3%, 4.2%, 2.7% and 2.2% of public freezer space, respectively, in 1993. On the regional and local level, there are many smaller warehouse operators that compete with the Company and, according to data prepared by the IARW, warehouse operators who own or control less than 35 million cubic feet each of refrigerated space or freezer space accounted for approximately 71% of all public refrigerated storage space in 1993. The Company believes that competition from these local and regional competitors is significant because national competitors often do not compete in the same markets as the Company. The Company also believes, however, that if its strategy of integrating warehousing and transportation management services is successful, the economies of scale attendant to the movement of large quantities of diverse products through its national network of warehouses will create a marketing advantage not available to smaller competitors. Certain companies, such as GATX Corporation and Exel Logistics, Inc., provide transportation management services to local shippers, but not in conjunction with frozen food warehouse systems.

    Kelso holds approximately 57% of the common equity of URS and, therefore, owns a controlling interest in both the Company and URS. Kelso has implemented procedures intended to address possible conflicts of interest that might arise from its investment in both URS and the Company. Kelso has considered on a preliminary basis the possibility of a business combination between the Company and URS. Kelso has terminated its consideration of such a business combination. Because no definitive plan was reached on the structure and business terms of such a combination, it is not possible to predict what effect, if any, such a combination would have on the New Subordinated Debentures. It is possible, however, that upon completion of the Restructuring, Kelso may re-visit the possibility of a business combination between the Company and URS.

    The Company continues to look for opportunities to add warehouse locations and to expand its existing locations. While the Company added approximately 24 million cubic feet of freezer space over the last seven years, the public refrigerated warehouse industry has grown at a faster pace, adding approximately 340 million cubic feet of freezer space between 1987 and 1993 based on data prepared in October 1993 by the USDA. As a consequence, the Company's national market share of freezer space during such period decreased from approximately 18% to approximately 16%. Although some of the freezer space added by competitors has adversely affected the level of business at certain of the Company's warehouses, the majority has been in areas where the Company does not directly compete. The Company's ability to capitalize on significant business opportunities in the future, however, may be limited by its substantial leverage and restrictions in its debt agreements. See "Risk Factors--Competition; -- Substantial Leverage; Net Losses; Deficit of Earnings to Fixed Charges."

Organization

    The Company's operations are headquartered in Portland, Oregon, and the Company maintains an office in Gloucester, Massachusetts. The Company's warehouse facilities are organized into four districts. Each district is managed by a District Manager to whom the respective General Managers report. General Managers are responsible for one to five warehouses and are supported at the district and corporate levels by certain logistics, accounting, marketing, engineering, data processing and operational functions.

Sales and Marketing

    Sales responsibility at the Company resides primarily with district and local management who are supported at the national level by the Company's executive and sales and marketing staff. Marketing is principally a corporate management function.

    It is the responsibility of each warehouse's or group's management to understand and be responsive to the needs of its individual marketplace and to adapt sales efforts accordingly. Each General Manager actively engages in the sales effort. Although the Company operates nationally, prices charged by the Company tend to reflect local market conditions.

    Local sales efforts are supplemented by the national corporate sales and marketing and logistics departments, which supplies sales support, logistics analysis, account pricing guidance and advertising, and monitors relationships with large district and national accounts. The Company employs two sales managers and a sales representative, all reporting to a director of sales in Portland, Oregon. These sales managers are located in California and Colorado, while the sales representative is located in Massachusetts. In addition, a primary sales development and pricing contact is assigned to each of the Company's top 100 accounts. Certain customers storing product in multiple facilities, but who are not among the Company's top 100 accounts, are also offered a similar contact.

    The majority of the Company's customers are billed on a monthly basis. Handling and first period storage is billed upon receipt of the product. Recognition of one-half of the handling revenue is deferred until the product is released.

Employees

    The Company had approximately 1,889 employees as of February 28, 1995. A breakdown of employees by function is set forth below:

                         Employee Breakdown by Function

              Function                Number of   Percentage
              --------                Employees    of Total
                                      ---------   -----------
Operations..........................      1,485         78.6%
Transportation Management Services..         19          1.0%
Sales and Marketing.................          4          0.2%
Administration......................        381         20.2%
                                          -----        ------
   Total............................      1,889        100.0%
                                          =====        ======

    Approximately 673 of the Company's employees are covered by union contracts. Currently, 26 facilities employ unionized labor, while 25 facilities are non-unionized. Union contracts for individual locations are with the local chapters of national unions, principally the International Brotherhood of Teamsters, and generally have staggered expiration dates. During the past three years, there have been no strikes at the Company's facilities, and the Company believes its relationships with its employees are satisfactory.

Patents, Licenses and Trademarks

    The Company's operations are not dependent upon any single or related group of patents, licenses, franchises or concessions. The Company's operations are also not dependent upon a single trademark or service mark, although the Company has registered the Americold and SUPERCOLD service marks with the United States Patent and Trademark Office.

Research and Product Development

    The Company does not operate in an industry in which research and development plays an important role. The Company, therefore, has not made any material expenditure with regard to Company-sponsored research and development in the past three fiscal years, nor has it been involved in any material customer-sponsored research and development activities during that period. The Company, however, has made significant expenditures in developing and installing its new computer data processing support system and continues to pursue methods of reducing energy costs at its facilities.

Properties

    As of February 28, 1995, the Company owned or leased 51 facilities in 15 states. Although most of the facilities are owned by the Company, 13 facilities comprising approximately 10.2% of the Company's total cubic feet of storage space are leased or subleased by the Company under operating-type lease arrangements. Four facilities with approximately 5.3% of the total cubic feet of storage space are leased, in whole or in part, under sale-and-leaseback or capitalized-type lease arrangements. Five facilities, or portions thereof, with approximately 7.2% of the total cubic feet of storage space, are situated on leased land. Capacity utilization at facilities varies from season to season, with average annual capacity utilization of approximately 70%. All but five of the Company's owned warehouses are currently encumbered to secure the Senior Debt of the Company.

    The Company's facilities are typically single-story concrete buildings constructed at dock height elevation, with very heavy insulation and vapor barrier protection. Refrigeration is typically supplied by screw-type compressors in ammonia-based cooling systems. Facilities are served by truck as well as by rail. In many instances buildings generally have sufficient land space surrounding them to afford ample area for truck parking and storage of unused pallets and equipment. Many facilities also have room for expansion.

    The following table lists the 51 refrigerated warehouse properties owned or leased by the Company as of February 28, 1995:

                       REFRIGERATED WAREHOUSE FACILITIES

                                                   Total
                                               Storage Space     Type of            Owned or
                                              (Cubic Ft./Mil)  Facility(*)           Leased
                                              ---------------  -----------           ------

Burbank (W. Magnolia Blvd.), California              0.8           P/D               Owned
Fullerton (S. Raymond Ave.), California              4.0           P/D               Leased(1)
Los Angeles (Corona St.), California                 0.7           D                 Leased(1)
Los Angeles (Jesse St.), California                  2.7           P/D               Owned(4)
Oakland (E. 11th St.), California                    1.9           D                 Leased(1)
Pajaro (Salinas Rd.), California                     0.8           P/D               Leased(1)
San Francisco (Donner Ave.), California              2.5           D                 Leased(1)
Turlock (5th St.), California                        2.5           P/D               Owned(4)
Turlock (S. Kilroy Rd.), California                  3.0           P/D               Owned(4)
Watsonville (W. Riverside Dr.), California           5.2           P/D               Owned(2)(4)
Watsonville (Second St.), California                 1.5           P/D               Leased(1)
Watsonville (Hwy One), California                    3.6           P/D               Leased(1)
Denver (E. 50th St.), Colorado                       2.8           P/D               Owned(2)/Leased(3)(4)
Denver (N. Washington St.), Colorado                 0.5           P/D               Leased(1)
Bartow (U. S. Highway 17), Florida                   1.2           P/D               Owned(2)(4)
Plant City (S. Alexander St.), Florida               0.9           P/D               Owned
Tampa (N. 50th St.), Florida                         4.1           P/D               Owned/Leased(3)
Tampa (S. Lois Ave.), Florida                        0.4           D                 Owned
Tampa (Shoreline Dr.), Florida                       0.8           D                 Owned(2)
Burley (U.S. Highway 30), Idaho                      7.8           P/D               Owned(2)(6)
Nampa (4th St. N.), Idaho                            8.0           P                 Owned(4)
Chicago (S. State St.), Illinois                     2.9           P/D               Leased(1)
Chicago (S. Blue Island Ave.), Illinois              2.9           P/D               Leased(1)
Bettendorf (State St.), Iowa                         8.9           P/D               Owned(4)
Fort Dodge (Maple Dr.), Iowa                         3.7           D                 Owned(4)
Kansas City (Inland Dr.), Kansas                    35.2           P/D               Owned(4)
Portland (Read St.), Maine                           1.8           P/D               Owned
Boston (Widett Ci.), Massachusetts                   3.1           P/D               Owned(4)
Gloucester (E. Main St.), Massachusetts              1.9           P/D               Owned(4)
Gloucester (Railroad Ave.), Massachusetts            0.3           P/D               Owned(4)
Gloucester (Rogers St.), Massachusetts               2.8           P/D               Owned(4)
Gloucester (Rowe Sq.), Massachusetts                 2.4           P/D               Owned(4)
Watertown (Pleasant St.), Massachusetts              4.7           P/D               Owned(4)
Brooks (Brooklake Rd.), Oregon                       4.8           P                 Owned(4)
Hermiston (Westland Rd.), Oregon                     4.0           P                 Owned(4)
Hillsboro (W. Washington St.), Oregon                1.1           P/D               Leased(1)
Milwaukie (S. E. McLoughlin Blvd.), Oregon           4.7           D                 Owned(4)
Ontario (N. E. First St.), Oregon                    8.1           P                 Leased(5)
Salem (Portland Rd. N.E.), Oregon                   12.5           P/D               Owned(4)
Woodburn (Silverton Rd.), Oregon                     6.3           P/D               Owned(4)
Fogelsville (Mill Rd.), Pennsylvania                14.0           D                 Owned/Leased(3)(4)
Murfreesboro (Stephenson Dr.), Tennessee             2.9           P/D               Owned(4)
Clearfield (South St.), Utah                         8.6           P/D               Owned(4)
Burlington (S. Walnut), Washington                   4.7           P/D               Owned(4)
Connell (W. Juniper St.), Washington                 5.7           P                 Owned(4)
Kent (S. 190th St.), Washington                      1.0           D                 Leased(1)
Moses Lake (Wheeler Rd.), Washington                 7.3           P/D               Owned(4)
Walla Walla (4-14th Ave. S.), Washington             3.1           P                 Owned(4)
Wallula (Dodd Rd.), Washington                       1.2           P/D               Owned(4)
Plover (110th St.), Wisconsin                        9.4           P/D               Owned(4)
Tomah (Route 2), Wisconsin                           4.6           P                 Owned(4)
                                                    ----
                                                   230.3
                                                   =====

____________________________

(*)  "P" designates a production facility.
     "D" designates a distribution facility.
     "P/D" designates a facility that is used for both production and distribution.
(1)  Operating lease.
(2)  Building owned by the Company; land is leased.
(3)  Capitalized lease.
(4)  Security for Company's First Mortgage Bonds.
(5)  Financing lease.
(6)  Security for mortgage payable.

Legal Proceedings and Insurance

     From time to time, the Company has been involved in litigation relating to claims arising out of its operations in the regular course of business. The Company has settled all of the material lawsuits and claims filed in connection with the Kansas City Fire. The aggregate amount of all settlement payments for the litigation and claims related to the Kansas City Fire did not exceed the amount of the Company's applicable insurance coverage and therefore no cash payment by the Company was required. After resolution of the lawsuits and claims, the Company applied the proceeds paid to the Company by the Company's insurance carriers in the third quarter of fiscal 1995. See "The Restructuring
- --Background--Adverse Business Events" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Nine-Month
Periods Ended November 30, 1993 and 1994."

     As of the date of this Disclosure Statement, the Company is not a party to any legal proceedings, the adverse outcome of which would, in management's opinion, have a material adverse effect on the Company's results of operations or financial position. The Company maintains property, liability and warehouseman's legal liability insurance in amounts which it believes are consistent with industry practice and adequate for its operations.

                                   MANAGEMENT

     The directors and executive officers of Americold as of February 28, 1995 are as follows:

        Name           Age  Title
        ----           ---  -----
Ronald H. Dykehouse..   53  Chairman of the Board, President, Chief Executive
                            Officer and Director
Joel M. Smith........   51  Senior Vice President, Chief Financial Officer and
                            Director
John P. LeNeveu......   48  Senior Vice President, Operation and Sales
F. Stanley Sena......   46  Senior Vice President, Administration and
                            Technical Services
J. Roy Coxe..........   54  Senior Vice President, Logistics
Ronald A. Nickerson..   58  Vice President, Operations
Lon V. Leneve........   38  Vice President, Treasurer and Secretary
Frank Edelstein......   69  Director
George E. Matelich...   38  Director
James C. Pigott......   58  Director
William A. Marquard..   74  Director


     Ronald H. Dykehouse was named President of Americold Corporation in May 1990 and Chairman of the Board and Chief Executive Officer in June 1990. From 1989 to 1990, Mr. Dykehouse was a private investor and consultant. From 1986 to 1989, he was Executive Vice President and Chairman of the Food and Distribution Groups of Amfac Inc., a diversified holding company. Mr. Dykehouse is a past director of the National Frozen Foods Association and past Chairman of the American Frozen Food Institute.

     Joel M. Smith has been Senior Vice President and a director of the Company since December 1986. Mr. Smith has been the Chief Financial Officer of Americold since 1978 and a Vice President since 1984.

     John P. LeNeveu was named Senior Vice President, Operations and Sales of Americold in July 1991. From 1988 to 1991, he was a management consultant with the Institute of Management Resources, an international management consulting company. Mr. LeNeveu was a division manager for Fluorocarbon Company, PRP and FoMac divisions, producers of engineered rubber and plastic products, from 1986 to 1988.

     F. Stanley Sena has been Senior Vice President, Administration and Technical Services of the Company since August 1991. From 1986 to 1990, Mr. Sena was Vice President, Operations, Western Region, and from 1990 to 1991, Mr. Sena was Vice President, Operations of the Company.

     J. Roy Coxe was named Senior Vice President, Logistics, of Americold in December 1993. From 1991 to 1993, he was a management consultant with A. T. Kearney, Inc., an international management consulting company. Mr. Coxe was a vice president for Drake Sheahan Stewart Dougall and successors, a logistics and transportation consulting firm, from 1983 to 1991.

     Ronald A. Nickerson has been Vice President, Operations since 1990. From 1987 to 1990, Mr. Nickerson was Vice President, Operations, Eastern Region, of the Company.

     Lon V. Leneve was named Vice President in September 1992, has been Treasurer of Americold since July 1988 and was appointed Secretary of the Company in February 1995. Mr. Leneve joined Americold in 1982 and was Controller from 1984 to 1988.

     Frank Edelstein was elected a director of the Company in 1986. He is currently a consultant to Kelso, and Vice President of Gordon+Morris Group, Inc., an investment banking firm. Mr. Edelstein joined Kelso in 1987 and held the position of Vice President of Kelso until 1992. Mr. Edelstein is also a director of Ceradyne, Inc., IHOP Corporation and Arkansas Best Corporation.

     George E. Matelich has been a director of the Company since December 1986. Mr. Matelich joined Kelso, an investment banking firm, in 1985 as an Associate, served as a Vice President of Kelso from 1986 to 1990 and is currently a Managing Director of Kelso.

     James C. Pigott was elected a director of Americold in June 1987. He is President of Pigott Enterprises, Inc., a private investment company. Mr. Pigott has been Chairman of the Board and Chief Executive Officer of Management Reports and Services, Inc., an accounting consulting firm since 1987. Mr. Pigott's other business activities include membership on the Board of Directors of PACCAR, Inc.

     William A. Marquard was elected a director of Americold in June 1987. He is currently Chairman Emeritus of the Board of Directors of American Standard, Inc., and Chairman of the Board of Directors of Arkansas Best Corporation. Mr. Marquard is a director of Treadco, Inc., Mosler, Inc., Earle M. Jorgenson Company and Earthshell Container Corporation. He is also Vice Chairman of the Board of Directors of Kelso.

     All directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. The executive officers of the Company are chosen by the Board and serve at its discretion.

     For their services on the Board of Directors of the Company, Messrs. Pigott, Marquard and Edelstein are paid $16,000 per year. Mr. Pigott receives $1,000 per year as Chairman of the Company's Audit Committee, and Mr. Marquard receives $1,000 per year as Chairman of the Company's Compensation Committee. Messrs. Pigott, Marquard and Edelstein also receive $600 per meeting attended. Directors who are also officers of the Company and Mr. Matelich do not receive additional compensation as directors of the Company. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

     The Compensation Committee for fiscal 1994 consisted of Mr. Marquard, Mr. Matelich and Mr. Pigott. The Audit Committee for fiscal 1994 consisted of Mr. Pigott, Mr. Edelstein and Mr. Matelich.

Stockholders' Agreement

     The Company's Bylaws provide for one to twelve directors. The Board of Directors of the Company currently consists of six directors. Certain of the Company's shareholders have agreed, pursuant to the stockholders' agreement dated as of December 24, 1986, as amended (the "Stockholders' Agreement"), that two directors shall be designated by Kelso. The Stockholders' Agreement also provides for two directors who are not affiliates of Kelso, the Management Group or the Co-Investors, as defined in the Stockholders' Agreement. In addition, one director may be designated by Northwestern Mutual Life Insurance Company. Mr. Edelstein and Mr. Matelich have been designated by Kelso. Pursuant to the Stockholders' Agreement, Mr. Pigott and Mr. Marquard are deemed not to be affiliates of Kelso, the Management Group or the Co-Investors. Northwestern Mutual Life Insurance Company has not designated a director since May 1991. The Stockholders' Agreement also provides that prior to the occurrence of an initial public offering of at least 25% of the outstanding shares of common stock of the Company pursuant to an effective registration statement under the Securities Act, sales of shares of common stock by a member of the Management Group are subject to a right of first refusal granted to the Company and, in certain events, the non-management shareholders who are parties to the Stockholders' Agreement.

Executive Compensation

Summary Compensation Table
- --------------------------

     The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last day of February 1994 for services in all capacities to the Company for the years ended the last day of February 1994, 1993 and 1992.

                                                                            Long-Term Compensation
                                     Annual Compensation                            Awards
                           -----------------------------------------   -----------------------------
                                                          Other        Restricted           Option/
     Name and                                            Annual          Stock               SARs
Principal Position         Year    Salary    Bonus   Compensation(1)    Awards(2)             No.
- ------------------         ----    ------    -----   ---------------    ---------             ---

Ronald H. Dykehouse         1994  $300,000  $68,608       $10,500       $      -                   -
  Chairman & CEO            1993   300,000   65,276         8,971              -                   -
                            1992   300,000        -        30,938        169,359                   -

Joel M. Smith               1994   159,120   29,920         5,029              -                   -
  Sr. Vice President        1993   159,120   27,946        44,009              -                   -
  and CFO                   1992   159,120        -        74,650         72,833                   -

John P. LeNeveu(3)          1994   159,120   29,920         2,309              -              30,000
  Sr. Vice President,       1993   159,120   27,946        27,208              -                   -
  Operations & Sales        1992    97,920        -           177         45,769                   -

F. Stanley Sena             1994   140,712   26,459         1,611              -                   -
  Sr. Vice President,       1993   140,712   24,713        43,774              -                   -
  Administration &          1992   140,712        -        71,045         64,407                   -
    Technical Services

J. Roy Coxe(4)              1994    30,192   23,250             -              -              30,000
  Sr. Vice President,
  Logistics

_______________
(1) Consists of the cost of relocation, the value of automobiles, payments made on behalf of the individuals to a bank which made loans to facilitate acquisition of the Company's stock by each individual, and other miscellaneous fringe benefits. The value of such benefits is as follows:


                           1994     1993      1992
                          -------  -------  --------

         Mr. Dykehouse
           Relocation     $     -  $     -   $22,238
           Other           10,500    8,971     8,700

         Mr. Smith
           Bank Loan            -   40,291    69,055
           Other            5,029    3,718     5,595

         Mr. LeNeveu
           Relocation           -   25,999         -
           Other            2,309    1,209       177

         Mr. Sena
           Bank Loan            -   41,910    69,052
           Other            1,611    1,864     1,993

         Mr. Coxe
           Other                -        -         -

(2)  Awards under the Stock Incentive Plan.
(3)  Mr. LeNeveu's employment commenced July 15, 1991.
(4) Mr. Coxe's employment commenced December 20, 1993. His annual base salary is $150,000.

Options Grant Table

     The following table sets forth information as to the options granted to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during the fiscal year ended the last day of February 1994.

                                           Individual Grants
                       --------------------------------------------------
                                   Percent of
                                      total                                  Potential realizable
                       Number of    options/                                   value at assumed
                       Securities     SARs                                   annual rates of stock
                       Underlying  granted to                                 price appreciation
                        Options/    employees   Exercise or                   for option term(*)
                          SARs      in fiscal    base price    Expiration    --------------------
Name                     Granted      year       ($/Share)        Date       5% ($)          $10% ($)
- ----                     -------    ---------    ---------     ----------    ----            ----
Ronald H. Dykehouse             -           -         -        -               -              -

Joel M. Smith                   -           -         -        -               -              -

John P. LeNeveu            30,000          50%     $21.88      May 2003        0              0

F. Stanley Sena                 -           -         -        -               -              -

J. Roy Coxe                30,000          50%     $20.40      December 2003   0              0

(*) The market price used was based on the last known transaction in the voting stock of the Company of $6.50 per share.


Aggregated Option Table

          The following table sets forth information as to the options held by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company through the end of fiscal 1994.


                         Shares              Number of Unexercised     Value of Unexercised
                       Acquired on         Options at Fiscal Year End    Options at Fiscal
        Name            Exercise    Value  Exercisable/Unexercisable         Year-End
        ----           -----------  -----  -------------------------         --------
Ronald H. Dykehouse         0         $0         60,000/40,000                  $0
Joel M. Smith               0          0            8,278/0                      0
John P. LeNeveu             0          0            0/30,000                     0
F. Stanley Sena             0          0            8,279/0                      0
J. Roy Coxe                 0          0            0/30,000                     0


Incentive Compensation Plans
- ----------------------------

Management Incentive Plan

          The Company has a Management Incentive Plan (the "MIP Plan") to provide additional compensation to participants, including executive officers, upon the achievement of certain financial objectives of the Company and individual personal objectives of the Participants. The MIP Plan was replaced by the Stock Incentive Plan beginning with fiscal 1992, as described below, and reinstated by the Board of Directors on June 16, 1994, effective as of March 1, 1994. The MIP Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") and is applicable to management employees of Americold and, at the option of the President of the Company, other employees of Americold. The financial objective award is 50% of the total award and is based on attainment of actual operating results as compared to financial targets. The financial objectives were established and approved by the Company based upon the annual business plan. The personal objective award is 50% of the total award and is based on attainment of both quantifiable and nonquantifiable goals established at the beginning of the MIP Plan year. Incentive compensation earned under the MIP Plan is computed as soon as possible after the close of the Company's fiscal year and payment made within 60 days after the end of the fiscal year unless a deferred payment election has been filed with the Company in accordance with the terms of the Plan.

          The Board of Directors authorized a separate $500,000 cash bonus award for fiscal 1994 payable under a format similar to the MIP Plan structure, which was paid in July 1994. Incentive compensation earned by the Company's executive officers for the fiscal year ended the last day of February 1994 is included in the above Cash Compensation Table.

Stock Incentive Plan

          On June 16, 1994, effective as of February 28, 1994, the Board of Directors authorized the suspension of the Company's Stock Incentive Plan (the "SIP Plan"), which was a long-term incentive plan intended to provide additional financial incentives to key employees, including executive officers of the Company. Any awards issued under the SIP Plan prior to its suspension will be paid pursuant to the Plan provisions. The SIP Plan, which was authorized by the Board or Directors on September 19, 1991, was intended to replace the MIP Plan for the four-year period commencing March 1, 1991 and ending on February 28, 1995. However, due to the significant effects of the fire at the Company`s Kansas City, Kansas facility on the results of operations beginning with the second year of this four-year period, the Board reinstated the former MIP Plan, as described above, effective March 1, 1994.

          Distribution or awards earned under the SIP Plan are deferred until the end of the four-year period, although annual awards were achievable during each of the three fiscal years during which the SIP Plan applied.

          The total amount of shares awarded under the SIP Plan prior to its suspension on February 28, 1994 was 106,123 shares. All of such award was based upon the fiscal 1992 financial performance. Shares allocable to the individuals named in the Summary Compensation Table are as follows: Mr. Dykehouse, 16,659; Mr. Smith, 7,164; Mr. LeNeveu, 4,502; Mr. Sena, 6,335; and Mr. Coxe, 0. No stock was awarded under the Plan for fiscal 1993 and fiscal 1994.

          All awards are intended to be made in common stock of the Company. Participants may elect, however, for a limited period after the end of the Plan, to receive cash in lieu of the stock awarded, if they have not elected to defer receipt of their award. Participants electing to receive cash will receive the cash bonus that they would have been awarded during the same award period (fiscal 1992) under the MIP Plan, plus interest on such amounts. Participants who receive stock will also receive an amount of cash equal to the amount of any dividends declared and paid with respect to such shares had they been issued on the date the participant first received the award. As a condition to, and contemporaneously with the issuance of certificates for shares awarded under the SIP Plan, the participant will be required to enter into a stock transfer restriction agreement which will limit the participant's ability to sell, assign, transfer, hypothecate, pledge or in any manner alienate the shares except as expressly provided for in the Stockholders' Agreement.

          The total amount of stock awarded under the SIP Plan was determined by the difference between the actual financial results in each year and the targeted financial results for such year. Each participant's share of the total stock awarded under the SIP Plan is based upon the individual's proportionate interest in the total cash bonus that would have been awarded to all participants under the MIP Plan. A maximum of 500,000 shares of common stock was available for issue under the Plan.

          The Plan generally requires that a participant must be employed at the end of the four-year period (March 1, 1995) in order for the participant's awards to vest. However, participants awarded stock shall be fully vested if their employment by the Company terminates prior to March 1, 1995 because of death, disability, retirement at age 65 or older or an involuntary termination by the Company without cause. Awards will be distributed within 60 days of vesting unless a participant has elected to defer such distribution.

          Participants' stock awards are also fully vested if the Participant's employment with the Company has not previously terminated and the shareholders of the Company approve any of the following transactions: (1) any consolidation, merger, plan of exchange, or other transaction involving the Company, in which the Company is not the continuing or surviving corporation or pursuant to which the common stock of the Company would be converted into cash, securities or other property, other than a merger involving the Company in which the holders of the common stock of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation after the merger; or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (3) any transaction whereby a person acquires, directly or indirectly, the beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) or 50% or more of the Company's voting stock.

          Retirement Plan - Americold has a noncontributory defined benefit retirement plan for salaried employees, including executive officers (the "Retirement Plan"). The Retirement Plan provides retirement benefits based on credited years of service and average monthly compensation for the highest five calendar years of the final 15 calendar years of employment or, if higher, the highest 60 consecutive months in the last 120 months of employment. A participant's retirement benefits vest after the participant has completed at least ten years of Vesting Service, as defined, or after the participant has both attained age 55 and completed at least five years of Vesting Service.

          The following table shows the approximate annual retirement benefits payable to employees for life from normal retirement date pursuant to the Retirement Plan before reduction for Social Security payments. The actual retirement benefit to employees is offset by Social Security benefits. Service credited under a former Beatrice retirement plan will be recognized by the Retirement Plan for purposes of determining the pension benefits payable under the Retirement Plan.

          Estimated years of credited service as of February 28, 1995 under the Retirement Plan for the individuals named in the Summary Compensation Table are as follows: Mr. Dykehouse, 4 years; Mr. Smith, 16 years; Mr. LeNeveu, 3 years;
Mr. Sena, 25 years; and Mr. Coxe, 1 year.   Estimated years of credited service
at normal retirement date (age 65) under the Retirement Plan for the individuals named in the Summary Compensation Table are as follows: Mr. Dykehouse, 16 years; Mr. Smith, 26 years; Mr. LeNeveu, 20 years; Mr. Sena, 45 years; and Mr. Coxe, 12 years.

                                    Years of Service
                       -------------------------------------
Average Annualized
Compensation              20        30        40        50
- ------------------------------------------------------------
    $100,000           $30,000  $ 45,000  $ 60,000  $ 75,000
     125,000            37,500    56,250    75,000    93,744
     150,000            45,000    67,500    90,000   112,500
     175,000            52,500    78,750   105,000   118,800
     200,000            60,000    90,000   118,800   118,800
     300,000            90,000   118,800   118,800   118,800


          In addition to the above, certain individuals named in the Summary Compensation Table are entitled to a benefit calculated by using additional years of service credited under supplements to the Retirement Plan. Years of credited service under the supplements for the individuals named in the Summary Compensation Table as of the last day of February 1994 are as follows: Mr. Dykehouse, 0 years; Mr. Smith, 5 years; Mr. LeNeveu, 0 years; Mr. Sena, 0 years; and Mr. Coxe, 0 years. The annual amount to be received at normal retirement date pursuant to the supplements is estimated to be as follows: Mr. Dykehouse, $0 per annum; Mr. Smith, $5,906 per annum; Mr. LeNeveu, $0 per annum; Mr. Sena, $0 per annum; and Mr. Coxe, $0 per annum.

          A participant's retirement benefits (excluding any incremental benefit earned under any supplement) under the Retirement Plan plus 50% of Social Security benefits may not exceed 60% of his compensation at retirement after 40 years of service, subject to maximum dollar limitations.

          Employee Stock Ownership Plan - Americold established, effective March 1, 1987, an Employee Stock Ownership Plan, as amended January 1, 1994 (the "ESOP"), in which all qualifying employees of the Company not covered by collective bargaining arrangements are able to participate. It is contemplated that contributions on an annual basis will not exceed 15% of the aggregate total compensation of any participating employee. The Company may contribute cash as well as or in lieu of its stock. The consent of the Company's Board of Directors is required to authorize any contribution by Americold to the ESOP. Contributions are allocated among participants based on the ratio of each participant's compensation to the total compensation of all such participants, subject to certain limitations. The ESOP is intended to provide retirement funds to participants in addition to present pension benefits.

          Benefits under the ESOP vest based upon years of service as follows:
20% after three years of service, increased by 20% for each of the next four years with a maximum of 100% after seven years of service. A participant is 100% vested if employed by the Company on or after his 65th birthday, or if the participant incurs a total and permanent disability or dies while employed by the Company. The ESOP has the right to repurchase previously distributed shares from employees terminating their ESOP participation, using funds obtained through cash contributions by the Company. Participant forfeitures are allocated pro rata to remaining participants.

          Participants are eligible for distribution of their capital accumulation in the ESOP at the normal retirement age of 65. The distribution will be made in whole shares of the Company's stock, cash or a combination of both, as determined by the Compensation Committee, provided the participant has not elected to be paid in stock.

          Upon termination of the ESOP, the ESOP's trust will be maintained until the capital accumulations of all participants have been distributed.

          In November 1993, the Company funded the fiscal 1993 ESOP contribution of $750,000. The contribution was in the form of 13,333 shares of the Company's common stock and $430,008 in cash. Shares allocable to the individuals named in the Summary Compensation Table as a result of the contribution are as follows:
Mr. Dykehouse, 112 shares; Mr. LeNeveu, 80 shares; Mr. Smith, 94 shares; Mr. Sena, 83 shares; and Mr. Coxe, 0 shares. No ESOP contribution was declared for fiscal 1994.

          Key Employee Stock Option Plan - In 1987, Americold established a Key Employee Stock Option Plan (the "Option Plan"). The Option Plan permits the issuance of nonstatutory options to purchase up to 300,000 shares of common stock of the Company to directors, officers and other key employees of the Company. Of these, options to purchase up to 150,000 shares were reserved for issuance to the Management Group and options to purchase the remaining 150,000 shares are reserved for issuance to all eligible employees (including the Management Group) of the Company.

          An individual exercising options under the Option Plan must become a party to the Stockholders' Agreement. The Option Plan is administered by the Compensation Committee. The Compensation Committee determines the recipients of options granted, the exercise price and the number of shares of common stock subject to each option. The Board of Directors may amend the Option Plan from time to time. The maximum term of each stock option is ten years. Options become exercisable at such time or times as the Compensation Committee may determine at the time of grant.

          If the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company, by reason of any merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Compensation Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which the unexercised portion of the option shall be exercisable, to the extent that after such event the optionee's right to a proportionate interest in the Company shall be maintained as if the option had already been exercised and the option shares were subject to such change or exchange. Such adjustment shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the exercise price per option share. Any such adjustment made by the Compensation Committee shall be final and binding upon the Company, the optionee and all other interested persons.

          In the event of (i) dissolution or liquidation of the Company, (ii) a merger in which the Company is not the surviving corporation or (iii) a share exchange pursuant to which the outstanding shares of common stock of the Company are acquired by another corporation, then either (a) the Compensation Committee, upon authorization of the Board, shall make an appropriate and equitable adjustment in the number and kinds of securities covered by outstanding options, and such options shall be expressly assumed by the successor corporation, if any; or (b) in lieu of such adjustment, the Board shall provide a 30-day period immediately prior to such an event during which each optionee shall have the right to exercise the optionee's outstanding options, in whole or in part, without regard to the time the options have been outstanding or the vesting schedule provided for in any option agreement entered into pursuant to the Option Plan and all options not exercised shall expire at the end of the 30-day period.

          Information with regard to the grant of options as of the last day of February 1995 under the Plan follows:


Number of    Option    Number      Expiration
 Options      Price   Exercisable      Date
- ---------    ------   -----------  ----------

  93,795     $10.00     93,795    May 1998
 100,000     $18.95     80,000    June 2000
  30,000     $21.88      6,000    May 2003
  30,000     $20.40      6,000    December 2003

         During fiscal 1994, the Company granted options totaling 60,000 shares of the Company's common stock to two of its officers. No options were exercised during the most recent fiscal year.

  Other Arrangements - The Company entered into a two-year employment agreement with Mr. Dykehouse on May 14, 1990. Pursuant to the terms of the agreement, Mr. Dykehouse agreed to serve as the Chief Executive Officer of the Company. Further, Mr. Dykehouse agreed not to compete with the Company for a 12-month period following termination of his employment unless such termination is "without cause," as defined in the employment agreement. Although the agreement has not been extended, certain provisions survive the expiration of the initial term of the agreement. If before June 26, 1995, Mr. Dykehouse's employment is terminated "without cause," the Company has the right to purchase any shares of common stock acquired pursuant to the exercise of any options granted on June 26, 1990 at the fair market value of the shares, as determined in accordance with the Stockholders' Agreement. If before June 26, 1995, Mr. Dykehouse's employment is terminated voluntarily or "for cause," the Company has the right to purchase any such shares at the price paid by Mr. Dykehouse, plus interest. The agreement also provided that Mr. Dykehouse would participate in the Americold Management Incentive Plan, subsequently replaced by the Stock Incentive Plan. Pursuant to an Agreement of Assumption dated June 26, 1990, Mr. Dykehouse has agreed to be bound by the Stockholders' Agreement.

  The Company entered into a three-year employment agreement with Mr. Coxe on December 6, 1993. Mr. Coxe agreed to serve as the Senior Vice President, Logistics, of the Company. Further, Mr. Coxe has agreed not to compete with the Company for a 12-month period following termination of his employment unless such termination is "without cause," as defined in the employment agreement.
The agreement provides, among other conditions, that if during the term of the employment agreement Mr. Coxe's employment is terminated "without cause," the Company will pay him a lump sum amount equal to one year's base compensation, or the balance of the salary, plus bonus, provided for through the then remaining term of the agreement, whichever is greater, plus any employee benefits accrued to the date of termination. The Company is not required to make any such payment if the termination is "for cause," as defined. The employment agreement provides that Mr. Coxe will participate in any incentive plan otherwise offered to members of senior management with a bonus of $23,250 awarded March 1, 1994, and a minimum bonus of $55,000 awarded March 1, 1995.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information regarding the beneficial ownership of common stock of the Company as of February 28, 1995 by (i) each person known by the Company to own more than five percent of its common stock, (ii) each director of the Company, (iii) all directors and officers as a group and (iv) the Management Group:


                                             Number of    Percent of
             Name and Address                 Shares      Outstanding
             ----------------                ---------      Shares
                                                          -----------
KIA III-Americold, Inc. L.P./(1)/..........   2,000,000          41.1%
  ("KIA III")
c/o Kelso & Company
350 Park Avenue, 21st Floor
New York, NY  10017

Kelso Investment Associates II, L.P./(1)/..     500,000          10.3%
  ("KIA II")
c/o Kelso & Company
350 Park Company, 21st Floor
New York, NY  10017

Kelso Equity Partners, L.P./ (1)/..........      70,000           1.4%
  ("Kelso Equity")
c/o Kelso & Company
350 Park Avenue, 21st Floor
New York, NY  10017

Joseph S. Schuchert/(2)/...................   2,593,600          53.3%
350 Park Avenue, 21st Floor
New York, NY  10017

Frank T. Nickell/(2)/......................   2,593,600          53.3%
350 Park Avenue, 21st Floor
New York, NY  10017

George E. Matelich/(2)/....................   2,593,600          53.3%
350 Park Avenue, 21st Floor
New York, NY  10017

Thomas R. Wall, IV/(2)/....................   2,593,600          53.3%
350 Park Avenue, 21st Floor
New York, NY  10017

The Northwestern Mutual Life Insurance
  Company/(1)/.............................     500,000          10.3%
720 East Wisconsin Avenue
Milwaukee, WI  53202

New York Life Insurance Company/(1)/.......     330,000           6.8%
51 Madison Avenue
New York, NY  10010


New York Life Insurance and Annuity
  Corporation/(1)/.........................     250,000           5.1%
51 Madison Avenue
New York, NY  10010

Ronald H. Dykehouse/(1)(3)/................      97,900           2.0%
7007 S.W. Cardinal Lane, Suite 135
Portland, OR  97224

Joel M. Smith/(1)(3)/......................      38,278           0.8%
7007 S.W. Cardinal Lane, Suite 135
Portland, OR  97224

Frank Edelstein............................         ---           ---
The Gordon + Morris Group, Suite 1400
620 Newport Center Drive
Newport Beach, CA  92660

James C. Pigott............................         ---           ---
1405-42nd Avenue East
Seattle, WA  98112

William A. Marquard........................         ---           ---
350 Park Avenue, 21st Floor
New York, NY  10017

All directors and officers as a group
  (11 persons)/(3)/........................     239,495           4.9%

Management Group (31 persons)/(1)(3)/......     555,695          11.4%

_________________
(1) These persons are party to the Stockholders' Agreement which controls the voting by these shareholders for directors of the Company. See "Management--Stockholders' Agreement."
(2) Messrs. Schuchert, Nickell, Matelich and Wall may be deemed to share beneficial ownership of shares owned of record by KIA III, KIA II, Kelso Equity and Kelso & Company (Kelso & Company owns 23,600 shares) by virtue of their status as the general partners of Kelso Partners III, L.P. (the general partner of KIA III), Kelso Partners II, L.P. (the general partner of KIA II) and Kelso Equity and the controlling stockholders and officers of Kelso & Company. Messrs. Schuchert, Nickell, Matelich and Wall share investment and voting powers with respect to securities owned by the foregoing entities. Messrs. Schuchert, Nickell, Matelich, and Wall disclaim beneficial ownership of such securities (other than the 23,600 shares owned by Kelso & Company).
(3) Includes the following numbers of shares of common stock that may be acquired within 60 days after February 28, 1995 through the exercise of stock options granted pursuant to the Company's Option Plan: 80,000 shares for Mr. Dykehouse; 8,278 shares for Mr. Smith; 119,595 shares for all directors and officers as a group; and 185,795 shares for the Management Group.


The shareholders of the Company listed above hold approximately 83% of the voting power of the Company's common stock and are able to elect all of the members of the Board and control the Company. See "Risk Factors--Voting Control."

     On December 23, 1992, Kelso and its chief executive officer, without admitting or denying the findings contained therein, consented to an administrative order in respect of a Commission inquiry relating to the 1990 acquisition of a portfolio company by a Kelso affiliate. The order found that Kelso's tender offer filing in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso and the chief executive officer to comply with these requirements in the future.

                                   THE PLAN

     The Plan sets forth in detail the terms of the Restructuring and provides for its implementation. The following discussion of the Plan is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached as Appendix A hereto.

Brief Explanation of Chapter 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity holders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect debts or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor and any equity holder of the debtor. Subject to certain limited exceptions provided by the Bankruptcy Code, and except as specifically provided in the plan of reorganization, the confirmation order discharges the debtor from any debt that arose prior to the date of such confirmation order and substitutes therefor the obligations specified in the Plan.

Solicitation of Acceptances of the Plan

     The Company is hereby soliciting acceptances of the Plan under Section 1126(b) of the Bankruptcy Code from the beneficial owners of the Old Subordinated Debentures as of the Ballot Record Date and the Institutional Investor as the holders of impaired claims. Under Section 1126(b) of the Bankruptcy Code, a holder of a claim or interest that accepts or rejects a plan of reorganization before the Chapter 11 case commences will be deemed to have accepted or rejected such plan for purposes of confirmation of such plan under Chapter 11, if the solicitation complied with any applicable nonbankruptcy law, rule or regulation governing adequacy of disclosure in connection with the solicitation, or if no such law, rule or regulation applies, such solicitation was made after disclosure of adequate information as defined in Section 1125(a) of the Bankruptcy Code. In addition, Bankruptcy Rule 3018(b) requires, in the case of a prepackaged plan of reorganization, that (i) such plan be disseminated to substantially all holders in any impaired class that is solicited, (ii) with respect to securities held of record, votes be solicited from the holders of record of such securities on the date specified in the solicitation and (iii) the time prescribed for voting on such plan must not be unreasonably short. The Company believes that this Disclosure Statement and the Solicitation comply with the requisite requirements of the Bankruptcy Code and the Bankruptcy Rules, as well as with the requirements of any applicable nonbankruptcy laws.

     If by the end of the Solicitation period the Requisite Acceptances have been received, the Company may elect, and currently intends, to commence a reorganization case by filing a petition under Chapter 11 and to use the Ballots and Master Ballots received pursuant to this Solicitation to seek confirmation of the Plan as promptly as practicable. If the Company commences a Chapter 11 case and files the Plan with the Bankruptcy Court, it will seek to obtain an order of the Bankruptcy Court finding that the Solicitation was in compliance either with securities laws, rules and regulations or, if otherwise applicable, the provisions of the Bankruptcy Code and that, therefore, the holders of claims and interests that have accepted or rejected the Plan pursuant to the Solicitation should be deemed to have accepted or rejected the Plan for purposes of confirmation of the Plan under Chapter 11.

     The Company believes that it will have the best opportunity to have the Plan confirmed and to accomplish the Restructuring if it receives, prior to the commencement of any bankruptcy case, acceptances of the Plan that are sufficient in amount and number to confirm the Plan. See "--Voting on the Plan" for a discussion of the Requisite Acceptances. In addition, the Company believes that the prior acceptance of the Plan by the holders of impaired claims would minimize disputes during its bankruptcy case and would, therefore, expedite completion of the Reorganization, reduce the expenses of the court proceedings and minimize the disruption of the Company's businesses that could result from a protracted and contested bankruptcy case. If, on the other hand, the Company were forced to file for bankruptcy protection without the prior acceptance of the Plan, the Company believes that there is a substantially increased risk that the Plan would not be consummated and that such case would be protracted, costly and disruptive to the operation of the Company's businesses. In a nonprepackaged bankruptcy, the Company believes that there is a substantial risk that the holders of the Old Subordinated Debentures would receive significantly less in respect of their claims than under the Plan.

Voting on the Plan

     Upon the commencement of the Prepackaged Proceeding, the Company will request a determination from the Bankruptcy Court that each vote received on a timely basis and not subsequently revoked be deemed to constitute a valid vote under the Bankruptcy Code with respect to the Plan. However, any Ballot submitted by a holder of Old Subordinated Debentures that is not an "accredited investor," as defined in Regulation D, and does not otherwise qualify as an investor in an offering thereunder or under Section 4(2) of the Securities Act, will be deemed a rejection for purposes of determining whether the Requisite Acceptances have been received. Such a holder may qualify to vote on the Plan by having Morgan Stanley or another qualified person act as such holder's purchaser representative. Because any Ballot will be deemed a rejection if submitted by a holder of Old Subordinated Debentures that is not an "accredited investor" as defined in Regulation D and does not otherwise qualify as an investor in an offering thereunder or under Section 4(2) of the Securities Act, the Bankruptcy Court may determine that the Solicitation does not comply with the requirements of the bankruptcy laws. If the Bankruptcy Court were to make such a determination, the Company might seek to resolicit acceptances.
This could delay, and possibly jeopardize, confirmation of the Plan. See "Risk Factors--The Prepackaged Proceeding--Method of Solicitation and Tabulation of Ballots."

     A claim or interest that will not be repaid in full or as to which legal, equitable or contractual rights are altered, is impaired. A holder of an impaired claim or interest is entitled to vote to accept or reject the Plan to the extent such claim or interest has been allowed under Section 502 of the Bankruptcy Code.

     This Disclosure Statement is furnished to the holders of impaired claims against and interests in the Company to satisfy the requirements of the Bankruptcy Code. The claims of the holders of the Company's First Mortgage Bonds (except the Institutional Investor), the claims of the Bank, the trade creditors, certain other secured creditors pursuant to capitalized leases and mortgages and employees of the Company will be unimpaired under the Plan. The holders of Old Subordinated Debentures, Class 8, and the Institutional Investor, Class 6, are impaired under the Plan and are entitled to vote for its acceptance or rejection.

     Chapter 11 does not require that each holder of a claim against or an interest in a debtor vote in favor of a plan of reorganization in order for the Bankruptcy Court to confirm such plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by the creditors holding a majority in number and at least two-thirds in amount of the allowed claims of that class that have actually been voted on the plan. Accordingly, claims or interests that are not voted will not be counted to determine whether the Requisite Acceptances have been obtained with respect to the Plan.

     IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, EACH HOLDER OF A CLAIM OR INTEREST IN A CLASS WILL RECEIVE, ON ACCOUNT OF SUCH

CLAIM OR INTEREST, THE SAME CONSIDERATION AS THE OTHER MEMBERS OF SUCH CLASS, WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN. MOREOVER, UPON CONFIRMATION, THE PLAN WILL BE BINDING ON ALL CREDITORS AND EQUITY HOLDERS REGARDLESS OF WHETHER OR NOT SUCH CREDITORS OR EQUITY HOLDERS VOTED TO ACCEPT THE PLAN.

Treatment of Trade Creditors and Employees

Provisions for Trade Creditors

     The Company believes that the continued availability of trade credit in amounts and on terms consistent with those currently in place is necessary to the Company's ability to maintain adequate liquidity for operations. Notwithstanding provisions of the Bankruptcy Code that would otherwise require deferral of payment of pre-petition trade claims until consummation of the Plan, the Company intends to seek the authorization of the Bankruptcy Court, promptly following commencement of its Chapter 11 case, to pay in the ordinary course of business the general unsecured pre-petition claims (collectively, the "Trade Claims") of each trade creditor who, following commencement of the Company's Chapter 11 case, (i) agrees to continue to provide products and services to the Company on customary trade terms and (ii) agrees that if such holder of a Trade Claim thereafter unreasonably refuses to continue to provide products and services to the Company on customary trade terms during the Chapter 11 case, any payments by the Company in respect of such holder's Trade Claim shall be deemed advances recoverable in cash or in further products and services and such holder's Trade Claim shall be reinstated. There can be no assurance, however, that the Bankruptcy Court will permit any early payment to holders of Trade Claims prior to consummation of the Plan. If such authorization is denied, all allowed Trade Claims will be paid in full, in cash, on the Effective Date or as soon thereafter as such Trade Claim becomes due.

     Under the Plan, holders of Trade Claims will not be required to file proofs of claim with the Bankruptcy Court, and, unless an objection to their claims is filed, it is not expected that they will be required to take any other action to receive payment on their Trade Claims. If the Company disputes a Trade Claim, such dispute will be determined, resolved or adjudicated as if the Prepackaged Proceeding had not been commenced.

Provisions for Employees

     Pursuant to the terms of the Plan, the Company intends that salaries, wages and sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, severance and similar employee benefits of its employees (pre-petition claims based on any of the foregoing, collectively, the "Employee Claims") be unaffected by the Restructuring. To ensure the continuity of its work force and to further accommodate the unimpaired treatment of Employee Claims, the Company intends to seek the authorization of the Bankruptcy Court, promptly upon the commencement of its Chapter 11 case, to pay or adopt all accrued pre-petition salaries, wages and sales commissions (including, in each case, certain taxes thereon), expense reimbursements and severance, to continue to accrue benefits under incentive programs, to permit employees to utilize paid vacation time that accrued prior to the Petition Date (so long as they remain employees of the Company) and otherwise to continue its employee benefits and incentive programs on an uninterrupted basis. If such approval is granted, all allowed Employee Claims will be paid in full in the ordinary course of business. There can be no assurance that the Bankruptcy Court will permit such early payment or honoring of the Employee Claims. Employee Claims not paid or honored prior to the consummation of the Plan will be paid or honored in full on the Effective Date or as soon thereafter as such payment or other obligation becomes due or performable.

     Under the Plan, employees of the Company will not be required to file proofs of claim with the Bankruptcy Court, and, unless an objection to their claims is filed, it is not expected that they will be required to take any other action to receive payment on their Employee Claims. If the Company disputes an Employee Claim, such dispute will be determined, resolved or adjudicated as if the Prepackaged Proceeding had not been commenced.

Classification and Treatment of Claims and Interests

General

     The Plan provides for the classification and treatment of the claims of the creditors and the interests of the equity holders of the Company allowed under
Section 502 of the Bankruptcy Code (each, as the case may be, an "Allowed
Claim").

     An Allowed Claim is a claim (a) that either (i) is listed by the Company in its respective schedules filed with the Bankruptcy Court and not designated as "contingent," "unliquidated" or "disputed" or (ii) as to which a proof of claim or interest has been filed, and (b) in all cases, as to which no objection to the allowance thereof, or motion for estimation thereof, has been made by the Company or any other party in interest. If an objection is made, the validity and amount of the claim will be resolved as described under "--Summary of Other Provisions of the Plan--Disputed Claims and Interests." A creditor, other than a holder of a Trade Claim or an Employee Claim or as described below, must file a proof of claim with the Bankruptcy Court to assert any claim or interest not scheduled by the Company, to assert a claim or interest in an amount different from the amount scheduled by the Company or to assert a status different from that shown in the schedules filed by the Company. However, after the Effective Date, if the Bankruptcy Court so orders, the Company and any holder of a claim against the Company can agree that such claim or interest shall be an "Allowed Claim" and thereafter treat such claim as an Allowed Claim without the need to file a proof of such claim or seek further approval of the Bankruptcy Court. No claims bar date shall be fixed as a deadline for filing proofs of claim in the Bankruptcy Court except as to claims relating to or arising out of unexpired leases or executory contracts rejected pursuant to the Plan.
Rejection claims must be filed within 20 days after the entry of an order authorizing the rejection.

     The Company is required under Section 1122 of the Bankruptcy Code to classify the claims and interests of its creditors and equity holders into classes that contain claims and interests that are substantially similar to the other claims or interests in such class. The Plan designates 8 classes of claims and 2 classes of interests. This classification takes into account the differing nature and priority under the Bankruptcy Code and other applicable laws of the various claims and interests.

     While the Company believes that it has classified all claims and interests in compliance with the provisions of Section 1122 of the Bankruptcy Code, it is possible that, once the Prepackaged Proceeding has been commenced, a party in interest may challenge such classification of claims or interests and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intention of the Company to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for confirmation of the Plan and to use the acceptances received by the Company from any Person pursuant to the Solicitation, to the extent permitted by the Bankruptcy Court, for the purpose of obtaining the approval of the class or classes of which such person is ultimately deemed to be a member.

     All holders of unimpaired claims are conclusively deemed to have accepted the Plan and such holders may not vote to reject the Plan. The unimpaired classes under the Plan consist of, respectively, (1) the secured claims of the holders of First Mortgage Bonds, other than the Institutional Investor, (2) the secured claims of the Bank, (3) the allowed miscellaneous secured claims, (4) the general unsecured claims of all creditors of the Company (including Employee Claims and Trade Claims) other than the claims of the holders of the Old Subordinated Debentures, (5) the allowed equity interests of the holders of preferred stock of the Company, and (6) the allowed equity interests of the holders of the common stock of the Company. The unimpaired classes of claims include the claims of all employees and trade creditors of the Company and of all holders of currently contingent, disputed or unliquidated claims. See "--Summary of Distributions Under the Plan--Class 7--General Unsecured Claims." Although the Company reserves the right to reject executory contracts and unexpired leases in the Prepackaged Proceeding, the Company has no intention of altering its contractual relationships with its employees. See "--Summary of Other Provisions of the Plan--Executory Contracts and Unexpired Leases."

Summary of Distributions Under the Plan

     The following summary of distributions under the Plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Plan.

     Administrative Expense Claims and Priority Tax Claims. An "Administrative Expense Claim" is a claim against the Company constituting a cost or expense of administration of the Prepackaged Proceeding allowed under Section 503(b) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the estate and operating the business of the Company during the Prepackaged Proceeding, any indebtedness or obligations incurred by the Company during the pendency of the Prepackaged Proceeding in connection with the conduct of the business of, the acquisition or lease of property by, or the rendition of services to, the Company and compensation for legal and other professional services and reimbursement of expenses and statutory fees payable to the United States Trustee.

          A "Priority Tax Claim" is a claim of a governmental unit of the kind entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

     Pursuant to the Plan, Administrative Expense Claims and Priority Tax Claims will be paid in full on the later of the Effective Date or the date on which any such Administrative Expense Claim becomes an Allowed Claim; provided, however, that the Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Company (including amounts owed to vendors and suppliers that have sold products or furnished services to the Company after the Petition Date) will be paid in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

     Class 1 -- Allowed Other Priority Claims. An "Other Priority Claim" is a claim against the Company entitled to priority under Section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims) including (i) unsecured claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee, and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (a) the number of employees covered by such plans multiplied by $4,000, less (b) the aggregate amount paid to such employees from the estate for wages, salaries or commissions.

     Pursuant to the Plan, unless otherwise agreed by any holder of an allowed Other Priority Claim, each such holder shall be paid in full on the latest to occur of (a) the Effective Date, (b) the date such claim becomes an Allowed Claim and (c) the date such claim becomes due and owing.

     Class 1 is unimpaired and the holders of Class 1 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 2 -- The Bank's Secured Claim. Class 2 consists of the Bank's Secured Claim. The "Bank's Secured Claim" is the secured claim of the Bank against the Company, which is deemed to be Allowed Claims in an amount equal to the excess of (a) the sum of (i) all of the Obligations (as such term is defined in the Old Credit Agreement) as of the Petition Date and as described in the Cash Collateral Order, (ii) an amount equal to 100% of the interest that accrued pursuant to the Old Credit Agreement at the contract rate from and including the Petition Date through and including the Effective Date, (iii) all payments required under all Letters of Credit outstanding (as such term is defined in the Old Credit Agreement) from and including the Petition Date through and including the Effective Date, and (iv) to the extent provided by the Credit Documents (as such term is defined in the Old Credit Agreement), an amount equal to 100% of any and all costs and expenses, including without limitation attorney fees which remain unpaid as of the Effective Date over (b) the sum of all payments made in cash by the Company to the Bank pursuant to Sections 361, 363 and/or 364 of the Bankruptcy Code prior to the Effective Date on account of the obligations described in subparagraph (a) herein. The Class 2 Claim does not include the Bank's claim secured by the Burley, Idaho warehouse which is treated as a Class 3 Claim.

     Class 2 is unimpaired and the holder of Class 2 claims is conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 3 -- Allowed Miscellaneous Secured Claims. Class 3 consists of each Allowed Claim secured by a security interest in or lien upon property of the Company other than any Class 2, Class 4, Class 5 or Class 6 Claim, including, but not limited to, claims secured by mechanic's, materialman's or artisan's liens on miscellaneous personal property and claims arising from leases that are intended to grant a security interest in the leased property to the lessor under such lease. Included in this class are the

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

secured claims of the creditors secured by the facilities or equipment described in the following list:

Lenders                                  Facility/Description
- -------                                  --------------------

    -United States National
       Bank of Oregon                    Burley (1)
                                         Burley (2)

Capital Lessors - Real Property
- -------------------------------

     Country Life                        Denver - Ash Street

     Bankers Trust                       Tampa - 50th

     Continental Bank                    Chicago - State Street

     Indianapolis Life Insurance Co.     Fogelsville
     NDB Bank Corp., Inc.
     United Farm Bureau Life Insurance
     Numerous Individuals

     Oregon Warehouse Partners           Ontario

Capital Lessors - Personal Property
- -----------------------------------

     IBM                                 Computer equipment

     XL Data Company                     Computer equipment

     AT&T                                Material & handling equipment

     Comdisco                            Computer equipment

     Sanwa Gel                           Material & handling equipment

     PCL Leasing                         Computer equipment

     Citicorp                            Material & handling equipment

     Others                              Phone systems


Each Class 3 claim shall be treated for all purposes of the Plan and the Bankruptcy Code as a separate subclass.

     Pursuant to the Plan, unless otherwise agreed by any holder of a Class 3 claim, each such claim, at the election of the Company, will be (a) unaltered as to its legal, equitable and contractual

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

rights, or (b) given the treatment described in Section 1124(2) of the Bankruptcy Code (regarding the curing of an acceleration of a claim or interest). The Plan shall not alter the rights of any holder of a Class 3 claim in any collateral securing such claim as of the Petition Date, and the liens thereunder shall be ratified and affirmed.

     Class 3 and each subclass thereof is unimpaired and the holders of Class 3 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 4 -- Allowed Claims of Holders of the First Mortgage  Bonds, Series
B.  Class 4 consists of the Allowed Claims of the holders of the Company's 11
1/2% Series B First Mortgage Bonds due 2005 ("Series B Bonds").   The aggregate
outstanding principal amount of Series B Bonds is $176,250,000. Pursuant to the Plan, each such claim, at the election of the Company, will be (a) unaltered as to its legal, equitable and contractual rights, or (b) given the treatment described in 1124(2) of the Bankruptcy Code (regarding the curing of an acceleration of a claim or interest). The Plan shall not alter the rights of any Class 4 holder in the collateral securing such claim as of the Petition Date, and the liens thereunder shall be ratified and affirmed.

     Class 4 is unimpaired and holders of Class 4 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 5 -- Allowed Claims of Holders of the First Mortgage Bonds, Series A other than the Institutional Investor. Class 5 consists of the Allowed Claims of the holders of the Company's 11.45% Series A First Mortgage Bonds due 2002 ("Series A Bonds"). The aggregate amount of Series A Bonds is $150 million. Pursuant to the Plan, each such claim, at the election of the Company, will be
(a) unaltered as to its legal, equitable and contractual rights, or (b) given the treatment described in 1124(2) of the Bankruptcy Code (regarding the curing of an acceleration of a claim or interest). The Plan shall not alter the rights of any Class 5 holder in the collateral securing such claim as of the Petition Date, and the liens thereunder shall be ratified and affirmed.

     Class 5 is unimpaired and holders of Class 5 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 6 - The Allowed Secured Claim of the Institutional Investor. The Institutional Investor is a holder of Series A Bonds and is a party to the Old Investment Agreement. The Claim of the Institutional Investor as a holder of Series A Bonds shall receive the treatment set forth in the Plan relating to the Claims of holders of Series A Bonds. As of the Effective Date, the Old Investment Agreement shall be cancelled and have no further force or effect. The Reorganized Debtor shall execute and deliver to the Institutional Investor the New Investment Agreement and the New Investment Agreement shall be deemed effective and binding as of the Effective Date. The New Investment Agreement provides (i) that the Company will pay the Institutional Investor a 1.5% Agreement Modification Fee, (ii) the Company will redeem from the Institutional Investor on the Effective Date $10 million in principal amount of Series A Bonds for a price equal to 100% of the principal amount thereof, (iii) the Company will have the right, under certain circumstances, to redeem prior to scheduled maturity additional Series A Bonds without payment of any prepayment premium, and (iv) that certain of the covenants contained in the Old Investment Agreement will be modified and amended.

     Class 6 is impaired and the Institutional Investor is entitled to vote on the Plan.

     Class 7 -- Allowed Claims of the Holders of General Unsecured Claims.
Class 7 consists of the claims of all creditors that are not in another class and are not holders of Administrative Expense Claims or Priority Tax Claims. Class 7 claims generally consist of the claims of trade creditors for products and services provided to the Company prior to the filing of the Prepackaged Proceeding, unsecured claims of employees in excess of their Class 1 claims and other unsecured contract claims and damage claims, including claims, if any, for damages arising from rejection of executory contracts and unexpired leases subsequent to the filing of the Prepackaged Proceeding.

     Under the Plan, holders of Trade Claims and Employee Claims will not be required to file proofs of claim with the Bankruptcy Court, and, unless an objection to the claims is filed, it is not expected that they will be required to take any action to receive payment on their respective Trade Claims and Employee Claims.

     Pursuant to the Plan, unless otherwise agreed by the holder of a Class 7 claim, each such claim, at the election of the Company will be (a) to the extent due and owing, paid in full on or before the later to occur of (i) the Effective Date or (ii) the date such claim becomes an Allowed Claim; (b) unaltered as to its legal, equitable and contractual rights; or (c) given the treatment described in Section 1124(2) of the Bankruptcy Court (regarding the curing of an accelerated claim or interest.)

     Class 7 is unimpaired and holders of Class 7 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 8 -- Allowed Claims of the Holders of Old Subordinated Debentures. Class 8 consists of the Allowed Claims of the holders of the Old Subordinated Debentures against the Company, arising from, under, or in connection with the issuance or ownership of the Old Subordinated Debentures.

     The Allowed Claims of holders of the Old Subordinated Debentures are in an amount equal to the sum of (a) the $115 million face amount of Old Subordinated Debentures and (b) an amount equal to 100% of the interest that accrued on such Old Subordinated Debentures from and including November 1, 1994, through but not including the Effective Date.

     Pursuant to the Plan, each holder of a Class 8 claim will receive, in exchange for such claim, $1,000 of principal amount of New Subordinated Debentures for each $1,000 of principal amount of Old Subordinated Debentures, plus cash in an amount equal to accrued but unpaid interest on such holder's Old Subordinated Debentures up to but not including the Effective Date. See "Description of New Subordinated Debentures." The Company intends, that for federal income tax purposes the entire cash payment will be allocated to accrued but unpaid interest. See "Certain Federal Income Tax Considerations."

     Class 8 is impaired and holders of Class 8 claims are entitled to vote on the Plan.

     Class 9 -- Allowed Interests of Holders of Preferred Stock of the Company. Class 9 consists of the Interests of the holders of the Company's preferred stock.

     Pursuant to the Plan, the legal, equitable and contractual rights of the holders of Class 9 interests will not be altered.

     Class 9 is unimpaired and holders of Class 9 interests are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

     Class 10 -- Allowed Interests of Holders of Common Stock of the Company. Class 10 consists of the Interests of the holders of the Company's common stock and options to acquire common stock.

     Pursuant to the Plan, the legal, equitable and contractual rights of the holders of Class 10 interests will not be altered.

     Class 10 is unimpaired and holders of Class 10 claims are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted the Plan.

Summary of Other Provisions of the Plan

Executory Contracts and Unexpired Leases

     The Bankruptcy Code gives the Company the right, after the commencement of its Chapter 11 case, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance (other than the payment of money) is still due by each party. The Plan provides for the assumption by the Company of all executory contracts and unexpired leases that are not expressly rejected or subject to a motion for rejection filed on or before the Confirmation Date. The Company is currently reviewing its executory contracts and unexpired leases to determine whether it will reject any leases and contracts. The Company has not made a final determination of which, if any, contracts or leases it will reject, although the Company anticipates that it will reject several leases and contracts. Prior to rejecting such leases and contracts the Company may attempt to renegotiate the terms of such contracts and leases. The Company reserves the right to reject additional claims of parties to the Company's executory contracts and unexpired leases.

     If an executory contract or unexpired lease is rejected, the other party to the agreement may file a proof of claim for damages resulting from such rejection. The Plan provides that a proof of claim with respect to any such claim must be filed within 20 days of the approval of the Bankruptcy Court of the rejection of the relevant executory contract or unexpired lease. Any such claim shall constitute a Class 3 claim if secured, or a Class 7 claim if unsecured, to the extent such claim is finally treated as an Allowed Claim as described under "--Classification and Treatment of Claims and Interests-- General." To the extent that the Company rejects an unexpired lease of non-residential real property, the claim for damages resulting from such rejection will be limited to the amount allowed under Section 502(b)(6) of the Bankruptcy Code.

Indemnification Obligations

     The obligation of the Company to indemnify its directors and officers as of the Petition Date pursuant to its Articles of Incorporation or bylaws, applicable state law or by contract (or any combination of the foregoing), shall survive the confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification is owed in connection with an event occurring before, on or after the Petition Date.

Distribution of New Subordinated Debentures

     On the Effective Date or as soon as practicable thereafter, the Company will distribute the New Subordinated Debentures to the holders of the Old Subordinated Debentures in accordance with the

Plan in exchange for their Class 6 claims. See "--Means for Execution of Plan-- Surrender and Cancellation of Instruments."

Setoffs

     The Company may, but will not be required to, set off against any claim and the payment to be made pursuant to the Plan in respect of such claim, any claims of any nature whatsoever which the Company may have against the holder of such claim. Under the Plan, neither the failure to exercise any setoff right nor the allowance of any claim will constitute a waiver or release of any claim that the Company may have against the holder of a claim.

Timing of Distributions

     Any distribution to be made under the Plan on the Effective Date will be made as soon as practicable after (but in any event within 15 days of) the later of (i) the Effective Date and (ii) the date such claim becomes an Allowed Claim and any other conditions to distribution are satisfied. Any distribution to be made subsequent to the Effective Date will be made on the later of (i) the date specified and (ii) as soon as practicable after (but in any event within 15 days of) the date the pertinent claim becomes an Allowed Claim and any other conditions to distribution are satisfied.

Unclaimed Distributions

     Any distribution of property under the Plan which is unclaimed after two years following the Effective Date will irrevocably revert to the Company.

Disputed Claims and Interests

     Any party in interest may object to the allowance of any claim or interest filed with the Bankruptcy Court. Objections will be litigated to a Final Order. However, the Company may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objection to a disputed claim or interest, and may seek the Bankruptcy Court's estimation of any disputed claim pursuant to section 502(c) of the Bankruptcy Code.

Successors and Assigns

     The rights, benefits and obligations of any Person named or referred to in the Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assignee of such Person.

Waivers of Subordination

     The distributions under the Plan take into account the relative priority of the claims in each class in connection with any contractual, legal and equitable subordination rights relating thereto. Accordingly, on the Effective Date, all holders of claims will be deemed to have waived any and all contractual subordination, intercreditor or contribution rights that they may have with respect to such distributions, and the Confirmation Order will enjoin permanently, effective as of the Effective Date, all holders of claims from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan.

Means for Execution of the Plan

Effectiveness of Agreements; Issuance of New Securities

     On the Effective Date, all agreements entered into pursuant to the Plan and all amendments to agreements made in connection with the Prepackaged Proceeding will become effective. The Company will be deemed to have authorized and issued on the Effective Date the New Subordinated Debentures. See "Description of New Subordinated Debentures."

Surrender and Cancellation of Instruments

     As a condition to receiving any distribution pursuant to the Plan, each holder of Old Subordinated Debentures must surrender such Old Subordinated Debentures to the Company (or establish the unavailability thereof to the Company's satisfaction and provide the Company with adequate security therefor), in all cases, in proper form for transfer. In accordance with the provisions of
Section 1143 of the Bankruptcy Code, any holder of such claim that fails to surrender such Old Subordinated Debenture within two years from the Effective Date will be deemed to have forfeited all rights, claims and interests and will not participate in any distribution under the Plan. The Company may waive the foregoing requirements.

     On the Effective Date, (a) all such Old Subordinated Debentures will be cancelled and (b) except as provided in the Plan, the Company's obligations under the agreements, indentures or other instruments, as the case may be, governing such Old Subordinated Debentures will be discharged. Also on the Effective Date, the Old Credit Agreement and the Old Investment Agreement will be cancelled.

Ballot Record Date; Distribution Record Date

     The Company will distribute, or cause to be distributed, all distributions of property to be made pursuant to the Plan to the record holders of Old Subordinated Debentures as of the Ballot

Record Date, unless, prior to the date on which the Confirmation Order is signed (the "Distribution Record Date"), the holder of any such claim furnishes (or causes its transferee to furnish) the Company or its agent with sufficient evidence (in the Company's or its agent's sole and absolute discretion) of the transfer of such claim, in which event the Company will distribute, or cause to be distributed, all distributions of property to the holder of such claim as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers with respect to the Old Subordinated Debentures will be closed and the Company and the indenture trustee with respect to the Old Indenture will have no obligation to recognize any transfer of the Old Subordinated Debentures occurring thereafter.

Confirmation of the Plan

Hearing

     To confirm the Plan, the Bankruptcy Court will be required to hold, after notice, a confirmation hearing. The Plan will only be confirmed if the Bankruptcy Court determines that all the requirements of the Bankruptcy Code have been met. The requirements for confirmation are set forth in Section 1129 of the Bankruptcy Code. These requirements include, among others, that the Plan is (1) accepted by all impaired classes of claims and interests or, if rejected by an impaired class, that the Plan does not "discriminate unfairly" and is "fair and equitable" as to such class, (2) feasible and (3) in the "best interests" of creditors and equity holders impaired under the Plan.

Acceptance

     The claims of the holders of the Old Subordinated Debentures and the Institutional Investor are impaired under the Plan. Therefore, such holders and the Institutional Investor must accept the Plan in order for it to be confirmed without application of the "fair and equitable" test. The requirements for acceptance by these classes are described under "--Voting on the Plan." The "fair and equitable" test is described under " --Confirmation Without Acceptance by All Impaired Classes."

Feasibility

     The Bankruptcy Code requires that confirmation of a plan not be likely to be followed by liquidation or need for further financial reorganization of the debtor. For purposes of determining whether the Plan meets this requirement, the Company has analyzed the Company's ability to meet its obligations under the Plan. As part of this analysis, the Company has prepared projections of the Company's financial performance for the period from fiscal 1996 through fiscal 2000. See "Financial Projections." Although these projections do not reflect all possible effects of the Restructuring, the Company believes that the Plan provides a feasible means of reorganization and operation, through which it can be reasonably expected that, subject to the risks disclosed herein, the Company, as reorganized under the Plan, will be able to satisfy its obligations on and after the Effective Date. For a description of the assumptions underlying the projections, as well as the related qualifications, see "Financial Projections."

Best Interests Test

     Under the Bankruptcy Code, confirmation of the Plan requires that each creditor or equity holder in an impaired class either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such creditor or equity holder would receive or retain if the Company were liquidated under Chapter 7.

     To determine what the holders of claims and interests in each impaired class would receive if the Company were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the assets and properties of the Company in the context of a hypothetical liquidation case under Chapter 7. Such determination must take into account the fact that secured claims, the costs and expenses of the liquidation case, and any costs and expenses resulting from the original reorganization case would have to have been paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay any pre-petition unsecured claims and interests. See "Liquidation Analysis," attached as Appendix B.

     To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the hypothetical liquidation of the assets and properties of the Company (after subtracting the amounts attributable to secured claims and costs and expenses of the bankruptcy case) must be compared with the present value of the consideration offered to such classes under the Plan.

     After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and equity holders of the Company, including (1) increased costs and expenses of liquidation under Chapter 7 arising from fees payable to a bankruptcy trustee and attorneys and other professional advisors to such trustee, (2) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of the Company, (3) the erosion of the value of the Company's assets in the context of an expedited liquidation required by Chapter 7 and the "fire sale" atmosphere that would prevail, (4) the adverse effects on the marketability of business segments that could result from the possible departure of key employees and the loss of major customers, (5) the cost attributable to the time value of money resulting from what is likely to be a more protracted proceeding and (6) the application of the rule of absolute priority to distributions in a Chapter 7 liquidation, the Company has determined that confirmation of the Plan will provide each holder of a claim or interest in an impaired class with a greater recovery than such holder would receive pursuant to a Chapter 7 liquidation of the Company.

     The Liquidation Analysis for the Company is attached as Appendix B hereto. The analysis of the estimated recoveries in a liquidation of the Company's operating businesses was prepared by the Company. A description of procedures followed and the assumptions and qualifications made by the Company in connection with such analysis is set forth in the Notes to the Liquidation Analysis, contained in Appendix B. The Liquidation Analysis was completed using estimated and unaudited January 31, 1995 data and, as of the date of this Disclosure Statement, the Company is not aware of any events subsequent to such date that would materially affect the Liquidation Analysis.

Confirmation Without Acceptance by All Impaired Classes

     Even if one or more impaired class rejects or is deemed to have rejected the Plan, the Bankruptcy Code provides that, as long as at least one impaired class has accepted the Plan (without counting the votes of any insiders in such class), the Company could nevertheless seek confirmation of the Plan. To obtain confirmation under these so-called "cram-down" provisions, it must be demonstrated to the Bankruptcy Court that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to any dissenting class.

     The "unfair discrimination" test requires, among other things, that the Plan recognize the relative priorities among unsecured creditors and equity holders.

Fair and Equitable Standard

     The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders. The respective tests in relevant part as follows:

     (a) Secured Creditors. Either (i) each impaired secured creditor of the rejecting class (A) retains its liens in the collateral securing such creditor's claim or in the proceeds thereof to the extent of the allowed amount of its secured claim and (B) receives deferred cash payments in at least the allowed amount of its secured claim with the present value on the Effective Date at least equal to such creditor's interest in its collateral or in the proceeds thereof or (ii) the Plan provides each impaired secured creditor with the "indubitable equivalent" of its claim.

     (b) Unsecured Creditors. Either (i) each impaired unsecured creditor of the rejecting class receives or retains under the Plan property of a value equal to the amount of its allowed claim or

(ii) the holders of claims and interests that are junior to the claims of the dissenting class do not receive or retain any property under the Plan.

     (c) Equity Holders. Either (i) each equity holder of the rejecting class receives or retains under the Plan property of a value equal to the value of such holder's equity interest or (ii) the holders of interests that are junior to the interests of such rejecting class do not receive or retain any property under the Plan.

     If all of the applicable requirements for confirmation of the Plan are met as set forth in Section 1129(a) of the Bankruptcy Code, except that any impaired class rejects the Plan, the Company may choose to amend the Plan as necessary to request the Bankruptcy Court to confirm the Plan pursuant to the "cram-down" provisions of Section 1129(b) of the Bankruptcy Code, on the basis that the Plan, as so amended, is fair and equitable and does not discriminate unfairly with respect to such rejecting class.

Alternatives to Confirmation and Consummation of the Plan

     If the Company commences the Prepackaged Proceeding and the Plan is not confirmed or consummated, the alternatives include, in addition to dismissal of its Chapter 11 filing, (a) liquidation of the Company under Chapter 7 or (b) an alternative plan of reorganization.

Liquidation under Chapter 7

     If no plan can be confirmed, the Prepackaged Proceeding may be converted to a case under Chapter 7, in which case a trustee would be appointed to liquidate the assets of the Company for distribution to its creditors in accordance with priorities established by the Bankruptcy Code. See "--Confirmation of the Plan-- Best Interests Test."

     The amount of liquidation value available to holders of unsecured claims would be reduced first by all secured claims. Such secured claims include those of holders of the First Mortgage Bonds, lessors under certain capital lease arrangements, the Bank under the Old Credit Agreement and certain other term debt. Each secured lender is entitled to its collateral or the proceeds therefrom to satisfy its claim. The Court may permit charges against the
                                           ---
proceeds of the collateral where there is a finding that the charges are reasonable and necessary to preserve the collateral. Unless a secured claim is non-recourse, a secured lender whose collateral is insufficient to pay its claim in full would be entitled to assert an unsecured claim for the deficiency.

     In the event that there are any remaining funds after settling the secured claims, the amount of liquidation value available to holders of unsecured claims would be reduced further by administrative claims. These claims include the costs of a Chapter 7 case, such as the compensation of a trustee, attorneys, accountants and other professionals retained by such trustee, as well as the costs to wind down operations and pay all state and federal taxes due from the liquidation of the Company's assets. After payment of administrative claims, other claims entitled to priority under the Bankruptcy Code pursuant to 11 U.S.C. (S)507(a) would be paid in full before any distribution to unsecured creditors. Priority claims would include, with certain limitations, (i) allowed unsecured claims for wages, salaries or commissions, including vacation, severance and sick leave pay; (ii) allowed unsecured claims for contributions to an employee benefit plan; and
(iii) allowed unsecured claims for taxes of governmental units.

     Funds, if any, remaining after payment of secured, administrative and priority claims would be distributed pro rata in satisfaction of unsecured claims. Unsecured claims would include deficiency claims of secured creditors, claims by holders of the Old Subordinated Debentures, lease and contract rejection claims, and general unsecured claims of trade creditors and other parties. However, the holders of the Old Subordinated Debentures would receive no distribution prior to payment in full of all deficiency claims of secured creditors and arguably damage claims arising out of the rejection of any executory contracts and unexpired leases.

     In addition, the Company believes that liquidation under Chapter 7 would result in substantially smaller distributions to claimants than those provided for in the Plan because of (a) increased costs and expenses arising from fees payable to a bankruptcy trustee and attorneys and other professional advisors to such trustee, (b) realization of substantial income tax liabilities from the sale of properties in liquidation due to an income tax basis which is significantly lower than estimated liquidation values, (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of the Company, (d) the erosion of the value of the Company's assets in the context of an expedited liquidation required by Chapter 7 and the "fire sale" atmosphere that would prevail, (e) the adverse effect on the marketability of business segments that could result from the possible departure of key employees and the loss of major customers, and (f) the cost attributable to the time value of money resulting from what is likely to be a more protracted proceeding. The Company believes that in a liquidation under Chapter 7, the Company's unsecured creditors, including the holders of Old Subordinated Debentures, would not receive any distribution of property as, in a liquidation, the Company's assets would not be sufficient to fully compensate holders of secured claims and priority administrative expense and tax claims which have rights of payment prior to any distribution to the Company's unsecured creditors. For more details, see "Liquidation Analysis" attached as Appendix B.

Alternative Plan of Reorganization

     If the Plan is not confirmed, the Company or any other party in interest could attempt to formulate a different reorganization plan. Such a plan might involve either reorganization and continuation of the Company's businesses or an orderly liquidation of its assets. With respect to an alternative plan, the Company and Morgan Stanley have explored various other alternatives in connection with the formulation and development of the Plan and believe that the Plan enables the creditors to realize greater value under the circumstances than other available alternatives. In a liquidation under Chapter 11, the Company's assets would be sold in a more orderly fashion and over a more extended period of time than in a liquidation under Chapter 7, probably resulting in somewhat greater recoveries. Although preferable to a Chapter 7 liquidation, the Company believes that a liquidation under Chapter 11 would still not realize the full going-concern value of its business and, as it is likely to be more protracted than the Prepackaged Proceeding, would involve greater administrative expenses than the Prepackaged Proceeding. Consequently, the Company believes that a liquidation under Chapter 11 is a much less attractive alternative to holders of impaired claims than the Plan because the Plan provides for a greater return to such holders than what would likely be realized in a Chapter 11 liquidation.

Amendments to or Modification of the Plan

     Subject to certain restrictions contained in the Plan, Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 allow the Company to amend the Plan at any time prior to its confirmation. If the Company files a modification of the Plan with the Bankruptcy Court, the Plan as modified shall become the Plan. If circumstances so warrant, the Company may modify the Plan after the confirmation but prior to substantial consummation of the Plan. However, the Company would then have to submit the Plan as modified to the Bankruptcy Court for confirmation, after notice and a hearing. The Company reserves the right, subject to the consent of the Institutional Investor, to amend or modify the terms of the Plan in accordance with the provisions of Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, if and to the extent the Company determines that such amendments or modifications are necessary or desirable in order to complete the Restructuring. Under the Bankruptcy Rules, any amendments or modifications of the Plan may be approved by the Bankruptcy Court at confirmation without resolicitation of the votes of the members of any class whose treatment is not adversely affected by such amendment or modification.

     After the Confirmation Date, the Company and any other party in interest may institute proceedings in the Bankruptcy Court to remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Plan so long as the holders of claims and interests are not adversely affected and prior notice of such proceeding is served in accordance with Bankruptcy Rules 2002 and 9014.

Conditions to the Effectiveness of the Plan

Conditions to Consummation of the Plan

     The following are conditions precedent to the consummation  of the Plan:
(1) the Confirmation Order shall have become a Final Order, (2) all agreements contemplated by or entered into pursuant to the Plan shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived, (3) the New Credit Agreement shall have been executed and all conditions to its effectiveness shall have been satisfied or waived by the Bank as required thereunder, and (4) all other actions required by Article 7 of the Plan on or before the Effective Date shall have occurred.

Waiver of Conditions

     The Company may, after obtaining any consents required by the Plan, waive at any time, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan, any condition precedent to confirmation or consummation of the Plan.

Effects of Plan Confirmation

Vesting of Assets

     Except as otherwise provided in the Plan, on the Effective Date, all assets of the Company will revest in the Company free and clear of all liens, claims, encumbrances and interests arising on or before the Effective Date. The Plan expressly preserves the rights in the collateral of Class 2, 3, 4 and 5 claims existing on the Petition Date.

Discharge of the Company

     Except as otherwise provided in the Plan and, provided that the Effective Date shall have occurred, the confirmation of the Plan will discharge all Claims to the fullest extent authorized or provided for by Sections 524 and 1141 thereof. In addition, except as provided in the Plan, the New Indenture and the distribution of the New Subordinated Debentures and payment of accrued but unpaid interest on the Old Subordinated Debentures up to but excluding the Effective Date shall be in exchange for and in complete satisfaction, discharge and release of all claims against the Company and any of its assets or properties by holders of Old Subordinated Debentures. On and after the Effective Date, except as provided in the Plan and the New Indenture, all holders of claims and interests arising prior to the Confirmation Date will be permanently barred and enjoined from asserting against the Company, as reorganized, or its assets any claims based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Retention of Jurisdiction

     Notwithstanding entry of the Confirmation Order or the Effective Date having occurred, the Plan provides for the retention of jurisdiction by the Bankruptcy Court over the Company's Chapter 11 case for the purposes of (i) hearing and determining any pending applications for the rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom;
(ii) determining any adversary proceedings, applications, contested matters and other litigated matters pending on the Effective Date; (iii) ensuring that distributions to holders of Allowed Claims are accomplished as provided in the Plan; (iv) hearing and determining objections to the classification of any Claim, and to allow, disallow and/or estimate any Claim, in whole or in part;
(v) entering and implementing such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (vi) issuing any appropriate orders in aid of execution of the Plan or to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Company; (vii)hearing and determining any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order; (viii) hearing and determining all applications for compensation, and reimbursement of expenses of professionals or members of the Creditors' Committee (and, if applicable, the Debenture Holders Committee), under Sections 330, 331, 503(b) and/or 1103 of the Bankruptcy Code; (ix) hearing and determining disputes arising in connection with the interpretation, implementation or enforcement of the Plan; (x) hearing and determining other issues presented or arising under the Plan; (xi) hearing and determining any other matters related to the Plan and not inconsistent with Chapter 11 of the Bankruptcy Code; (xii) entering a final decree closing the Chapter 11 Case;
(xiii) recovering all assets of the Company, wherever located; (xiv) hearing and determining any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Company arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code; and (xv) hearing any other matter not inconsistent with the Bankruptcy Code.

Withdrawal of the Plan

     The Company reserves the right not to file the Plan, or, if it files the Plan, to revoke and withdraw such Plan at any time prior to confirmation, in which case the Plan and the Ballots and Master Ballots will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any Claims by or against the Company or any other person or to prejudice in any matter the rights of the Company or any other person.

                      THE SOLICITATION; VOTING PROCEDURES

General

     Upon the terms and subject to the conditions set forth herein, the Company is soliciting acceptances of the Plan from the Institutional Investor and each holder of the Old Subordinated Debentures as of the close of business on the Ballot Record Date (March 31, 1995). Separate forms of Ballots and, where appropriate, Master Ballots, to be used for voting to accept or reject the Plan, together with a pre-addressed postage-paid envelope, have been provided with this Disclosure Statement to the record holders of the Old Subordinated Debentures and the Institutional Investor.

Persons Entitled to Vote

     All beneficial owners of Old Subordinated Debentures as of 5:00 p.m., Portland, Oregon time, on the Ballot Record Date and the Institutional Investor are entitled to vote to accept or reject the Plan.

Ballot Return Date; Extensions; Amendments

     The Solicitation will expire at 3:00 p.m., Portland, Oregon time, on Monday, May 8, 1995, unless and until the Company, in its sole discretion, extends the Solicitation. During any extension of the Solicitation, all Ballots and Master Ballots previously cast will remain subject to all the terms and conditions of the Solicitation, including the revocation rights specified herein. Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots or Master Ballots that are received after the Ballot Return Date will not be accepted or used by the Company to seek confirmation of the Plan (or any permitted modification thereof).

     The Company reserves the absolute right, at any time or from time to time, to extend the Solicitation for such period or periods as it may determine in its sole discretion by giving notice mailed to the holders of the Old Subordinated Debentures on the next business day following the previously scheduled Ballot Return Date.

     The Company reserves the right to amend, at any time and from time to time, the terms of the Solicitation or the Plan (subject to specific conditions provided in the Plan and to compliance with the requirements of Section 1127 of the Bankruptcy Code). If the Company makes a material change to the terms of the Solicitation or the Plan or if it waives a material condition, including as a result of any material changes to the financial, economic or other terms and conditions of the Restructuring, it will disseminate additional solicitation materials and will extend the Solicitation, in each case to the extent required by law.

     The Company further expressly reserves the right to terminate the Solicitation and not accept any Ballot or Master Ballot. See "The Plan-- Conditions to the Effectiveness of the Plan."

Information Agent

     Morgan Stanley will act as the Information Agent in connection with the Solicitation. All deliveries, correspondence and questions sent to Morgan Stanley relating to the Solicitation and the Ballots or Master Ballots should be directed to the address or telephone number set forth on the back cover page of this Disclosure Statement. Morgan Stanley will provide holders with information regarding the Solicitation, assist holders in obtaining copies of this Disclosure Statement, Ballots, Master Ballots and Questionnaires to Determine Investor Status and respond to questions with respect to any of the foregoing.

     Requests for information or additional copies of this Disclosure Statement, Ballots or Master Ballots should be directed to Morgan Stanley at the address and telephone number set forth on the back cover page of this Disclosure Statement.

Procedure for Voting on the Plan

General

     Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only those holders who vote to accept or reject the Plan will be counted. It is therefore important that all holders of impaired claims and interests vote to accept or reject the Plan. Failure by any holder to send a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to a vote regarding the Plan. Any such abstention will not be counted as a vote for or against the Plan. To accept the Plan, a holder should check the box entitled "Accept the Plan" on the appropriate Ballot. To reject the Plan, a holder should check the box entitled "Reject the Plan" on the appropriate Ballot. In addition, each holder should check the box indicating whether or not such holder is an accredited investor. Any holder who is an accredited investor and who returns an otherwise properly completed Ballot but fails to check either box will be deemed to have voted to accept the Plan.

     The determination of whether the Requisite Acceptances have been received from holders of Old Subordinated Debentures will be based on the votes of the beneficial owners of the Old Subordinated Debentures as of the Ballot Record Date. The term "beneficial owner" includes any person who has or shares directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, the power to vote or direct the voting of a security, and/or to dispose or direct the disposition of a security, whether or not such person is also the record holder of such security.

     The Company is providing copies of this Disclosure Statement, Ballots and, where appropriate, Master Ballots, to all record holders of Old Subordinated Debentures as of the Ballot Record Date and to the Institutional Investor. Any entity that holds Old Subordinated Debentures as a nominee for a customer or other beneficial owner should provide copies of this Disclosure Statement and appropriate Ballots to such beneficial owners. Any beneficial owner who has not received a Ballot from his or its nominee should contact his or its brokerage firm, nominee, or the Information Agent to obtain copies of the appropriate Ballots. A beneficial owner must comply with the instructions given under "-- Beneficial Owners" below to have his or its Ballot counted for purposes of accepting or rejecting the Plan.

Beneficial Owners

     (A) The Institutional Investor and any beneficial owner holding Old Subordinated Debentures as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Ballot Agent on or before the Ballot Return Date using the enclosed pre-addressed envelope.

     (B) Any beneficial owner holding Old Subordinated Debentures in "street name" through a brokerage firm, bank, trust company or other nominee should vote on the Plan through such nominee by following these instructions:

          1.   Complete and sign the Ballot.

          2. Return the Ballot to your nominee as promptly as possible. If no pre-addressed envelope was enclosed for this purpose, contact the Ballot Agent for instructions.

     Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of seeking confirmation of the Plan until such nominee properly completes and delivers to the Ballot Agent a Master Ballot that reflects the vote of such beneficial owner.

     If any beneficial owner holds Old Subordinated Debentures through more than one broker or bank, such beneficial owner may receive multiple mailings containing the Ballots. Each beneficial owner should execute a separate Ballot for each block of Old Subordinated Debentures that it holds through a different nominee for the aggregate amount of securities that such owner beneficially owned as of the Record Date through such nominee and return each Ballot to the respective nominee in the return envelope provided therewith.

     Beneficial owners who execute multiple Ballots with respect to Old Subordinated Debentures held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Old Subordinated Debentures so held and voted.

     If the beneficial owner holds a portion of the Old Subordinated Debentures through a nominee and another portion as a record holder, such owner should follow the procedures described in (A) above to vote the portion held of record and the procedures described in (B) above to vote the portion held through a nominee or nominees.

Brokerage Firms, Banks, and Other Nominees

     An entity (other than a beneficial owner) that is the registered holder of Old Subordinated Debentures or that has the requisite authority to act on behalf of such registered holder pursuant to a proxy, should vote on behalf of the beneficial owners of such Old Subordinated Debentures by (i) immediately distributing a copy of this Disclosure Statement, all appropriate Ballots and pre-addressed return envelopes to all beneficial owners for whom it holds such Old Subordinated Debentures, (ii) collecting all such Ballots, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and transmitting such Master Ballot to the Ballot Agent on or before the Ballot Return Date. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

Securities Clearing Agencies

     To the extent that there are any securities clearing agencies among the registered holders of the Old Subordinated Debentures, the Company expects that each of such clearing agencies will arrange for its respective participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participants will be authorized to vote in the name of such securities clearing agencies and should follow the relevant procedures outlined in the preceding paragraphs.

Other

     If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and must submit proper evidence satisfactory to the Company of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

     Except as provided below, unless the Ballot being furnished is timely submitted to the Ballot Agent on or prior to the Ballot Return Date together with any other documents required by such Ballot, the Company may, in its sole discretion, reject such Ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court. In no case should a Ballot be delivered to the Company or the Information Agent.

     The Company is not at this time requesting the delivery of, and will not accept, certificates representing Old Subordinated Debentures. Promptly after the Effective Date, the Company (or its agent) will furnish all holders of Old Subordinated Debentures with an appropriate letter of transmittal to be used to remit Old Subordinated Debentures in exchange for the distributions provided under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Company (or its agent) after the commencement of its Chapter 11 case.

Agreements Upon Furnishing Ballots

     The delivery of a Ballot by a holder in accordance with the procedures set forth below, indicating a vote to accept the Plan, will constitute an agreement between such holder and the Company to accept all the terms of, and conditions to, the Solicitation and the Plan.

Waivers of Defects, Irregularities, Etc.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation of Ballots or Master Ballots will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to contest the validity or any revocation. The Company also reserves the right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot or Master Ballot. The interpretation (including of the Ballot or Master Ballot and the respective instructions thereto) by the Company, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as the Company (or the Bankruptcy Court) determines. Neither the Company nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries or notices of revocation of Ballots or Master Ballots, nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

Revocation Rights

     Votes with respect to Ballots or Master Ballots may be revoked at any time prior to the Ballot Return Date. After commencement of the Company's Chapter 11 case, revocation may be effected only with the approval of the Bankruptcy Court.

     To be effective, a written or facsimile transmission notice of revocation must (i) be timely received by the Ballot Agent, (ii) specify the name of the holder of the claim or interest whose vote on the Plan is being revoked; additionally, in the case of a nominee using a Master Ballot, contain the name(s) and/or customer account number(s) of the beneficial owner whose vote is being revoked, (iii) contain the number and name (as provided in the Plan) of the class of the claim or interest as to which a vote on the Plan is being revoked, and (iv) be signed by the holder of such claim or interest in the same manner as the original Ballot or Master Ballot. If received prior to the Ballot Return Date, a signed notice of revocation of a Ballot is effective upon receipt by the Ballot Agent of written or facsimile transmission notice of revocation.

Termination Upon Certain Events

     Notwithstanding any provisions of the Solicitation to the contrary, the Company may, at its option, terminate or amend the Solicitation at any time on or after the date of the commencement of the Solicitation. The Company may terminate the Solicitation and refuse to accept Ballots and Master Ballots or extend the Solicitation and retain all Ballots and Master Ballots until the Ballot Return Date, subject, however, to the rights of holders to revoke such Ballots or Master Ballots.

Fees and Expenses

     The cost of the Solicitation will be borne by the Company. Votes to accept the Plan may be solicited by mail, telephone, telegram, cablegram or other form of electronic transmission, in person and otherwise, by Morgan Stanley and the directors, officers and employees of the Company, who will receive no additional compensation for such solicitation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Solicitation to the beneficial owners of the Old Subordinated Debentures.

                             CREDITORS' COMMITTEES

          Upon commencement of the Prepackaged Proceeding, a committee of unsecured creditors may be appointed by the Bankruptcy Court. The Bankruptcy Court may also, at its discretion, appoint a committee of holders of Old Subordinated Debentures and additional official committees of creditors and equity holders. During the Prepackaged Proceeding, any official committee appointed by the Bankruptcy Court will consult with the Company concerning the administration of the Prepackaged Proceeding, investigate any matters relevant to the Prepackaged Proceeding and perform any other services that are in the interest of the creditors or equity holders represented by such committee. Committee members will serve in a fiduciary capacity with respect to the class members they represent. The duties and powers of any creditors' committee and its agents will automatically terminate on the Effective Date.

                         SECURITIES LAW CONSIDERATIONS

Offering of New Securities

          The Company has not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Subordinated Debentures that it may be deemed to be offering by virtue of the Solicitation. The Company is relying on Section 4(2) and is generally relying on similar state law provisions, and to the extent applicable, on Regulation D, similar state law provisions and Section 1145(a) of the Bankruptcy Code ("Section 1145(a)"), to exempt from registration under the Securities Act and any applicable state securities laws the offer of any New Subordinated Debentures that may be deemed to be made pursuant to the Solicitation. Section 4(2) exempts from the registration provisions of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act limited offerings of securities to "accredited investors," as such term is defined under Regulation D, and a limited number of other investors. Section 1145(a) of the Bankruptcy Code exempts from the registration provisions under the Securities Act, and any state or local law requiring registration for offer or sale of a security, certain offers or sales of securities of a debtor made under a plan of reorganization, or of securities of any of its affiliates participating in a joint plan of reorganization. The Company believes that the offer of the New Subordinated Debentures pursuant to the Solicitation qualifies for the exemptions from registration under the Securities Act provided by
Section 4(2) and for the exemptions from state law registration requirements provided by similar state law provisions, and may also qualify for the exemptions from such registration provided by Regulation D, similar state law provisions and, to the extent applicable, Section 1145(a).

          Morgan Stanley has agreed to act as "purchaser representative," as defined in Regulation D, without charge, to any holder of Old Subordinated Debentures that is not an accredited investor, as defined in Regulation D, to assist such holder in evaluating the risks and merits of the Plan. In addition, any creditor solicited hereby may retain, at its own expense, a qualified purchaser representative for purposes of this Solicitation. The Company is not soliciting votes to accept or reject the Plan from any holder of the Old Subordinated Debentures that is not an accredited investor and does not otherwise qualify as an investor in an offering under Section 4(2) or Regulation D by having a qualified purchaser representative act on behalf of such holder or otherwise.

          Any Ballot submitted by a person who is not an accredited investor and who has not utilized the services of Morgan Stanley or another qualified purchaser representative and who does not otherwise qualify as an investor in an offering under Regulation D or Section 4(2), will be deemed a rejection for the purpose of determining whether the Requisite Acceptances have been received.
The Company also is not making an offer to residents of any state or other jurisdiction where the New Subordinated Debentures that may be deemed to be offered under the Plan are required to be qualified for offering in such jurisdiction and, prior to such qualification, will not accept Ballots or Master Ballots from residents of any such jurisdiction unless and until applicable qualification requirements have been fully satisfied for such jurisdiction in the sole and final determination of the Company. Until such time, any Ballot submitted with respect to any such holder will be deemed a rejection for purposes of determining whether requisite votes for acceptance of the Plan have been received.

Issuance of New Subordinated Debentures

          With respect to the issuance of the New Subordinated Debentures to holders of Old Subordinated Debentures, the Company intends to rely on the exemption from registration requirements of Section 5 of the Securities Act (and of equivalent state securities or "blue sky" laws) provided by Section 1145(a). Generally, Section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. The Company believes that the New Subordinated Debentures issued pursuant to the Plan will satisfy the requirements of Section 1145(a)(1).

          The New Subordinated Debentures may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the New Subordinated Debentures as defined in
Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1)defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of Section 1145(b).

          Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased his or its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Persons (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act), or quoted in a U.S. automated interdealer quotation system (e.g., Nasdaq). Given that none of the New Subordinated Debentures to be issued on the Effective Date will be securities of a class then listed or quoted as described above, holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "affiliates" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

          To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., two-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold, will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least three years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired its securities from an affiliate of the Company.

          In addition, the Company will use its best efforts to file, at its expense, as soon as practicable after the Effective Date, a Registration Statement with respect to the New Subordinated Debentures. If no such Registration Statement is filed within 60 days following the Effective Date, the Company will be required, pursuant to the Plan, to file a Registration Statement with respect to such securities upon receipt of a written request for such registration by holders of 25% in principal amount of the New Subordinated Debentures. Such written request must be received on or before the first anniversary of the Effective Date.

                    DESCRIPTION OF THE NEW CREDIT AGREEMENT

          The Company and the Bank have executed a commitment letter to enter into the New Credit Agreement upon the Effective Date on terms and conditions acceptable to the Bank, subject to negotiation of mutually acceptable loan documents. The commitment expires on August 15, 1995. The New Credit Agreement will be secured primarily by the Company's trade receivables and mortgages on certain of the Company's warehouse properties. The funds provided by the New Credit Agreement will be used primarily for working capital, letters of credit and capital expenditures. The New Credit Agreement will provide an aggregate availability of $27.5 million, which may be used for any combination of letters of credit (up to $10 million) and revolving cash borrowings, subject to borrowing base limitations. The borrowing base will equal 85% of eligible accounts receivable plus 70% of the value of all real property mortgaged to the Bank up to a maximum of $27.5 million, less the amount represented by letters of credit outstanding. Interest rates will be the prime lending rate, as announced by the Bank from time to time, plus 1 percent, or the Eurodollar Market rate plus 2 percent, at the option of the Company. These rates will be subject to change, up to a maximum increase of 0.25% and a maximum reduction of 1.00%, based on the Company's performance relative to a predefined fixed charge coverage test. The New Credit Agreement provides for a commitment fee, an unused line fee, and a letter of credit fee based on the face amount of each letter of credit used. The New Credit Agreement will mature on February 28, 1999. Borrowings under the New Credit Agreement will constitute Senior Debt, as defined in the New Indenture.

          The New Credit Agreement will contain certain restrictive covenants related to, among other things, creation of liens, payment of dividends and other distributions, sales of assets, transactions with affiliates, and mergers and consolidation. In addition, the Company will be required to comply with certain specified financial ratios and tests. It is anticipated that the tests will include a pro forma debt service test, the requirements of which will be established prior to the Confirmation Date.

          The Company anticipates granting mortgages to the Bank as security for its obligations under the New Credit Agreement. It is currently anticipated that the Company will offer mortgages on its Portland, Maine and Tampa (50th Street), Florida properties, or other properties acceptable to the Bank which are not included in the collateral pool for the First Mortgage Bonds.

          The New Credit Agreement will also require that there be certain 30-day periods ("resting periods") during which there may be no outstanding borrowings, including borrowings to reimburse the Bank with respect to letters of credit. One such resting period will be required during the year ending February 28, 1997, and two such periods will be required during each of the fiscal years ending February 28, 1998 and February 28, 1999. There will be no resting period requirement for the fiscal year ending February 29, 1996. The resting periods are not expected to affect the Company's ability to service its seasonal working capital or short-term debt requirements or maintain outstanding letters of credit. The commitment letter is attached to this Disclosure Statement as Appendix C.

                    DESCRIPTION OF NEW INVESTMENT AGREEMENT

          The Company and the Institutional Investor entered into an investment agreement dated as of July 2, 1987 in connection with the issuance of the Series A Bonds. The investment agreement was amended and restated as of March 2, 1993 in connection with the issuance of the Series B Bonds. On the Effective Date, the Old Investment Agreement will be cancelled and the New Investment Agreement will be effective, subject to the satisfaction or waiver by the Institutional Investor of certain conditions to effectiveness as set forth in the New Investment Agreement.

          The following summary of certain provisions of the New Investment Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the New Investment Agreement, which is attached to the Plan as Exhibit 2, including the definitions therein of terms not defined in this Disclosure Statement. Certain important definitions are included in this summary under "Definitions" below.

          The New Investment Agreement will terminate in the event the Institutional Investor should at any time either (1) hold less than 25% of the outstanding principal amount of Series A Bonds or (2) hold less than $25 million in principal amount of the Series A Bonds. Upon termination of the New Investment Agreement, all Series A Bonds, together with the Series B Bonds, will be governed solely by the provisions of the Bond Indenture.

Certain Covenants

          So long as the New Credit Agreement is in effect, the negative covenants in such agreement, other than those dealing with transactions with affiliates and modifications of indebtedness and other agreements, will be incorporated by reference into the New Investment Agreement. In addition, if the New Credit Agreement is replaced by any other bank financing, any corresponding covenants in such replacement financing agreement will be incorporated into the New Investment Agreement so long as any such replacement financing agreement is in effect.

          The Company will not permit Adjusted Consolidated Net Worth at any time to be less than the amount set forth below opposite the period in which the measurement is made:

    Fiscal Years Ended February          Amount
    ---------------------------          ------

             1996                      ($37,000,000)
             1997                      ($36,000,000)
             1998                      ($34,000,000)
             1999                      ($32,000,000)
             2000                      ($28,000,000)
             2001                      ($25,000,000)
             2002                      ($19,000,000)
             2003                      ($10,000,000)

          The Company will not permit the ratio of Senior Debt to Adjusted Total Capitalization at any time to be greater than the following amounts:

                                       Maximum
                                       Permitted
    Fiscal Years Ended February          Ratio
    ---------------------------        ---------

             1996                      86.0%
             1997                      86.0%
             1998                      85.0%
             1999                      85.0%
             2000                      84.0%
             2001                      81.0%
             2002                      79.0%
             2003                      77.0%

          The Company will not permit the ratio of (1) the sum of Available Cash Flow for the four most recently ended quarters, plus Net Cash, to (2) Pro Forma Debt Service for the four succeeding quarters (or if such determination is made on a day which is not the last day of a fiscal quarter, the quarter in which a determination is being made and the following three quarters) at any time to be less than:

    Fiscal Years Ended February           Ratio
    ---------------------------        ------------

             1996                      1.00 to 1.00
             1997                      1.10 to 1.00
             1998                      1.20 to 1.00
             1999                       .95 to 1.00
             2000                       .70 to 1.00
             2001                       .65 to 1.00
             2002                       .66 to 1.00
             2003                      1.00 to 1.00

          The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any distribution in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect Parent of the Company, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Debt (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iii) make any Investment in any Affiliate of the Company, other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (A) a Default shall have occurred and be continuing (or would result therefrom); (B) the Company is not able to issue $1.00 of additional Debt in accordance with the provisions of Section 4.09(a) of the Bond Indenture; or (C) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Series B Bonds were originally issued, would exceed the sum of: (1) 50% of the Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries accrued during the period (treated as one accounting period) from December 1, 1992 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of said Restricted Payment (or, in case such Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries shall be a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Adjusted Consolidated Net Income of the Company and its Restricted Subsidiaries during such period; (2) the aggregate Net Cash Proceeds received by the Company from the issuance and sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the Series B Bonds were originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan); (3) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to May 31, 1992, but (if such employee stock ownership plan incurs any Debt) only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Company and its Restricted Subsidiaries resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and (4) the amount by which Debt of the Company and its Restricted Subsidiaries is reduced on the consolidated balance sheet of the Company and its Restricted Subsidiaries upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date on which the Series B Bonds were originally issued of any Debt of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company or any Restricted Subsidiary (less the amount of any Cash, or other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).

          The restrictions described in the preceding paragraph shall not prohibit: (A) any purchase or redemption of Capital Stock or Subordinated Debt of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (1) such purchase
                                      ------------------
or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued and (2) the Net Cash Proceeds from such sale shall be excluded from clauses (C)(2) and
(C)(3) of the preceding paragraph; (B) any purchase or redemption of Subordinated Debt of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt of the Company; provided, however, that such purchase or redemption shall be excluded in the
- ------------------
calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; (C) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph; provided, however, that at the time of
                                       ------------------
payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be
                       --------------------------
included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; (D) any repurchase of Capital Stock of the Company after January 1, 1993 pursuant to the terms of the Stockholders' Agreement from officers and employees (or their estates) of the Company or its Restricted Subsidiaries upon death, disability or termination of employment of such officers and employees; provided, however, that (1) the
                                           ------------------
aggregate amount of all such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year shall not exceed $500,000; (2) to the extent that the aggregate amount of such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to repurchases in subsequent fiscal years; and (3) all such repurchases shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; (E) Cash dividends paid after January 1, 1993 with respect to the ESOP Preferred Stock; provided, however, that (1) the aggregate amount of
                          ------------------
all such dividends paid in any fiscal year shall not exceed $500,000; (2) to the extent that the aggregate amount of such dividends paid in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to the payment of such dividends in subsequent fiscal years; and (3) all such dividends shall be included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; (F) Investments in Unrestricted Subsidiaries, not to exceed, in the aggregate, during the term of this Agreement, the lesser of (1) $5,000,000 and (2) $7,000,000 minus the amount of Restricted Payments made pursuant to clause (G) below; provided, however, that all such Investments shall
                              ------------------
be excluded in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued; (G) Restricted Payments not to exceed, in the aggregate, during the term of the New Investment Agreement, the lesser of (l) $5,000,000 and (2) $7,000,000 minus the amount of Investments in Unrestricted Subsidiaries made during the term of Indenture; provided,
                                                                ---------
however, that Restricted Payments made pursuant to this clause (G) shall be
- --------
included in the calculation of the amount of Restricted Payments made since the date the Series B Bonds were originally issued.

          In addition, the Company has agreed to permit the Institutional Investor to inspect the properties of the Company and its Subsidiaries, to examine the books and records of the Company and its Subsidiaries and to provide the Institutional Investor with certain other information, so long as the New Investment Agreement remains in effect.

Required Redemptions

          In addition to any redemption required by the Bond Indenture, the Company will be required to redeem Series A Bonds (but only Series A Bonds held by the Institutional Investor in the case of clause (iii) below) in the following circumstances and in the principal amounts indicated:

          (i) At any time the Company makes an optional redemption of any Series B Bonds pursuant to the terms of the Bond Indenture, the Company shall, concurrently with such redemption of Series B Bonds, redeem the entire principal amount of the Series A Bonds;

          (ii) On March 9, 1996, the Company shall redeem a principal amount of Series A Bonds equal to the difference, if any, between (x) $21,525,588 and (y) the value of Mortgaged Properties acceptable to the Institutional Investor that have become subject to the lien of a Mortgage after April 12, 1995 and prior to March 9, 1996 (other than Mortgaged Properties acquired with cash or U.S. government obligations held by the Trustee pursuant to the release and substitution provisions of the Bond Indenture), except that no such prepayment shall be required if the difference between the amounts described above in clauses (x) and (y) is less than $50,000;

          (iii) If the Company or any Affiliate of the Company or other Person (as defined in the Bond Indenture) acting on behalf of the Company acquires Series B Bonds, in open market purchases or otherwise (excluding, however, any redemption of Series B Bonds in accordance with the terms of the Bond Indenture and the New Investment Agreement that occurs concurrently with a pro rata redemption of Series A Bonds), the Company shall give written notice thereof to the Institutional Investor. Such notice shall contain an offer by the Company to redeem all of the Series A Bonds held by the Institutional Investor on a date specified in such notice (which date shall be no less than 30 and no more than 60 days from the date of such notice). If the Institutional Investor shall notify the Company in writing within 20 days after receipt of such notice that the Institutional Investor will accept such offer, the Company will redeem, on the date specified in such notice, all of the Series A Bonds held by the Institutional Investor;

          (iv) Upon an Asset Disposition, the Company shall apply to the redemption of an aggregate principal amount of Senior Debt of the Company an amount equal to the amount of Net Available Cash not applied within 360 days of such Asset Disposition to the acquisition of Tangible Property acceptable to the Institutional Investor. If any First Mortgage Bonds are to be redeemed pursuant to this clause, the respective principal amounts of Series A Bonds and Series B Bonds to be redeemed shall be determined pro rata based on the respective principal amounts of Series A Bonds and Series B Bonds outstanding (and not theretofore called for redemption) on the date the redemption is to be made;

          (v) At any time the Company exercises its legal defeasance option or covenant defeasance option pursuant to Article 6 of the Bond Indenture, the Company shall, concurrently with the exercise of such option, redeem the entire principal amount of Series A Bonds;

          (vi) On the Effective Date, the Company shall redeem $10 million in principal amount of the Series A Bonds held by the Institutional Investor, at a price equal to 100% of the principal amount thereof.

          Any such redemption of Series A Bonds and any other redemptions of Series A Bonds permitted or required under the Bond

Indenture (other than a redemption upon a Change of Control (as defined in the Bond Indenture), a redemption in connection with casualty, condemnation, taxation and certain other events, a redemption in connection with a sale of the Watsonville, California Property or a redemption or prepayment subject to the waiver described below) shall be made at a price equal to the greater of the applicable optional price for Series A Bonds specified in the Bond Indenture and the redemption price specified below for the date on which such redemption is to be made (together with accrued interest to the date of redemption:

                Twelve Months
              Beginning March 1                      Redemption Price
              -----------------                      ----------------

                   1995                                  111.500%
                   1996                                  109.583%
                   1997                                  107.666%
                   1998                                  105.750%
                   1999                                  103.833%
                   2000                                  101.917%
                   2001 and thereafter                   100.000%

          The Institutional Investor has agreed to waive any premium on the redemption of $10 million of Series A Bonds as provided in paragraph (vi) above; any redemption or prepayment of Series A Bonds within the 18 month period immediately following the Effective Date; and on the redemption of an additional $25 million of Series A Bonds (less any amount redeemed or prepaid during the 18 month period) whenever such redemption shall occur. The Company's right to redeem Series A Bonds without payment of premium, in accordance with this paragraph, shall lapse, and the provisions in the Indenture and in the New Investment Agreement for payment of premium with respect to Series A Bonds shall again become effective (without, however, requiring payment of any premium with respect to any redemption or prepayment which has then been completed) in the event of a subsequent bankruptcy or reorganization proceeding initiated by or against the Company.

Events of Default

          The Institutional Investor will be able to declare an Event of Default under the New Investment Agreement if (i) any interest on the Series A Bonds is not paid within five days of the applicable payment date, (ii) there is any default which continues for 30 days in the performance of any other covenant or agreement included or incorporated by reference in the New Investment Agreement,
(iii) there is a material breach of a material representation, warranty or other statement made by or on behalf of the Company included or incorporated by reference in the New Investment Agreement or (iv) any event shall occur or any condition shall exist with respect to any Indebtedness of the Company (other than the Series A Bonds and the Series B Bonds) or a Subsidiary of the Company in a principal

(or capitalized) amount of at least $2.5 million, or under any agreement securing or relating to such Indebtedness, the effect of which is to cause or permit any holder thereof or a trustee to accelerate the maturity of such Indebtedness, or any such Indebtedness shall not have been paid at the final maturity date thereof (as renewed or extended if such Indebtedness shall have been renewed or extended) and any applicable grace period shall have expired; and in any such case the Institutional Investor has notified the Company and the First Mortgage Bonds trustee (the "Bond Trustee") that an Event of Default has occurred under the New Investment Agreement. Such an Event of Default constitutes an Event of Default under the Bond Indenture. The New Investment Agreement requires the Company promptly to notify the Institutional Investor of the occurrence of any Event of Default under the New Investment Agreement or Bond Indenture, certain pending litigation and any other event which is likely to affect the financial condition, operations or prospects of the Company or any Restricted Subsidiary materially and adversely.

Release of Collateral

          If the Company plans to release a Property or Properties from the lien of a Mortgage on such Property pursuant to the terms of the Bond Indenture, subject to certain exceptions specified in the New Investment Agreement, it shall, at least 45 days prior to the proposed date of release, provide the Institutional Investor with a list of Properties including at least two more Properties than the number proposed to be released, and shall promptly thereafter furnish the Institutional Investor with such information relating to such Properties which is maintained in the ordinary course of the Company's business as the Institutional Investor shall reasonably request. Within 30 days of receipt of such information, the Institutional Investor shall designate such Properties, if any, which it believes should not be released, it being understood that (1) the Institutional Investor shall not object to a number of Properties at least equal to the number proposed to be released and (2) the Institutional Investor will not object to the release of the Brooks, Oregon Property (assuming the release of such Property otherwise complies with the provisions in the Bond Indenture regarding the release of Properties generally). The approval and consent of the Institutional Investor is required prior to any release of property under Section 3.01(e)(ii) of the Indenture (which requires, inter alia, the replacement of such property with other property or cash within
- ----- ----
one year of release.) The Company shall exercise such release rights only with respect to the Properties so accepted for release by the Institutional Investor.

          The Company will also not substitute property for (x) cash held by the Bond Trustee, in the case of property which is to become subject to a first lien in accordance with the provisions of the Bond Indenture or (y) Mortgaged Properties released from the lien of their respective Mortgages pursuant to certain provisions of the Bond Indenture, without the prior written approval of the Institutional Investor.

Termination

          Unless sooner terminated by the Company and the Institutional Investor, the New Investment Agreement will terminate when the Institutional Investor holds less than (1) 25% of the outstanding principal amount of Series A Bonds or (2) $25 million in aggregate principal amount of Series A Bonds.

Agreement Modification Fee

          The effectiveness of the New Investment Agreement is conditioned upon the Company paying the Institutional Investor the Agreement Modification Fee.

          Certain Definitions. Certain definitions contained in the New Investment Agreement are listed below.

          Adjusted Consolidated Interest Expense: The term "Adjusted Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under interest rate protection agreements (including amortization of fees), (vii) preferred stock dividends (other than dividends payable solely in kind) in respect of all preferred stock held by persons other than the Company or a Restricted Subsidiary, (viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by the Company or any of its Restricted Subsidiaries under any guarantee of Indebtedness or any other obligation of any other person.

          Adjusted Consolidated Net Income: The term "Adjusted Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income:

          (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's or any Restricted Subsidiary's equity in the net income of any such person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted

Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's or any Restricted Subsidiary's equity in a net loss of any such person for such period shall be included in determining such Adjusted Consolidated Net Income;

          (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Adjusted Consolidated Net Income;

          (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement), provided, however, that the exclusion from Adjusted Consolidated Net Income of gains described in this clause (iv) shall not apply to deferred gains resulting from sale and leaseback arrangements to the extent that there is an offsetting increase in depreciation expense resulting from the recapitalization of the related property, plant or equipment) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

          (v) the cumulative effect of a change in accounting principles, including the cumulative effect of the implementation of SFAS 106 by the Company with respect to services rendered by employees in periods prior to its implementation, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and excluding any one-time or cumulative charges associated with the implementation of SFAS 109.

          (vi) the cash effect of the rejection of any leases or executory contracts pursuant to the Plan; and

          (vii) the cash effect of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of 5,750,000.

          Adjusted Consolidated Net Worth: The term "Adjusted Consolidated Net Worth" of the Company and its Restricted Subsidiaries means an amount equal to the total amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, as of the date for which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Redeemable Stock, (C) any amounts attributable to Exchangeable Stock, (D) any amounts attributable to treasury stock and (E) adjustments relating to pension liabilities, in all cases determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that to the extent such balance sheet reflects any effects attributable to any one-time or cumulative charges associated with the implementation of SFAS 106 and 109, or any changes in accounting principles implemented thereafter, such effect shall be disregarded; provided further, that to the extent such balance sheet reflects any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its restricted subsidiaries after February 28, 1995 upon the sale or other disposition of any Capital Stock of any person, such gain or loss shall also be disregarded and provided, further, that the cash effects of the rejection of any leases or executory contracts pursuant to the Plan and the cash effects of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of $5,750,000 shall also be disregarded.

          Adjusted EBITDA: The term "Adjusted EBITDA" means, for any period, Adjusted Consolidated Net Income plus (to the extent deducted in calculating Adjusted Consolidated Net Income) Adjusted Consolidated Interest Expense, income taxes, depreciation expense, amortization expense, non-cash write-offs of deferred financing costs and non-cash deductions for contributions to the ESOP (but without giving effect to any extraordinary gain or loss) for such period.

          Adjusted Total Capitalization: The term "Adjusted Total Capitalization" means, without duplication, Adjusted Consolidated Net Worth plus Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with generally accepted accounting principles.

          Asset Disposition: The term "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of capital stock of a Subsidiary (other than directors' qualifying

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

shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a wholly owned Subsidiary that is a Restricted Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete or worn out assets in the ordinary course of business, (iv) a disposition subject to and made in accordance with the provisions of the Bond Indenture relating to optional redemptions and redemptions in connection with casualty, condemnation, taxation and certain other events, (v) a disposition subject to the provision of the Bond Indenture relating to Limitations on Restricted Payments or (vi) a sale-and-leaseback under Section 4.08(i) of the Bond Indenture.

          Available Cash Flow: The term "Available Cash Flow" means, for the most recent two-quarter period ended prior to the date on which a determination is being made, Adjusted EBITDA minus (i) cash income taxes paid or payable during such period and (ii) the amount of Capital Expenditures (other than any non-cash Capital Expenditures) of the Company and its Restricted Subsidiaries during such period.

          Indebtedness: The term "Indebtedness" of any person means, without duplication, (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services; (b) except to the extent supporting Indebtedness of such person (but no other indebtedness) of the type described in clause (a) above, the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder; (c) all liabilities secured by any lien on any property owned by such person, whether or not such indebtedness has been assumed; (d) all Capital Lease Obligations (as defined in the New Investment Agreement); and (e) all Contingent Obligations (as defined in the New Investment Agreement) of such person.

          Lien: The term "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing).

          Net Available Cash: The term "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made and actually made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

          Net Cash: The term "Net Cash" of the Company and its Restricted Subsidiaries on a consolidated basis means, as of any date, the amount shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as cash as of such date (but not including cash held in accounts or deposits that are subject to any lien, encumbrances or restrictions or which is required to be held in connection with any agreements or obligations), computed in accordance with generally accepted accounting principles, plus the total amount of cash payments which the Company has made as of the date of computation for redemption or prepayment of Series A Bonds pursuant to redemptions without payment of premium described above (other than the redemption of $10 million of Series A Bonds pursuant to the Restructuring) minus the amount of Indebtedness outstanding on such date under the New Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof), other than any Indebtedness representing undrawn amounts under letters of credit under the New Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof) not in excess of $10.0 million in the aggregate; provided, however, that Net Cash shall not be less than zero.

          Pro Forma Debt Service: The term "Pro Forma Debt Service" for any period, means the sum of (i) Adjusted Consolidated Interest Expense (excluding any non-cash items included in Adjusted Consolidated Interest Expense to the extent no current liability exists with respect thereto) that would be payable during such period by the Company and its Restricted Subsidiaries assuming (x) that all Indebtedness outstanding on the last day of the quarter prior to the period for which the determination is being made were outstanding throughout such period (other than scheduled payments of principal to the extent included in clause (ii) below), and (y) that, with respect to any floating rate or other Indebtedness, the interest rate in effect on the date of such determination were in effect throughout such period, but giving effect to any scheduled increase or decrease in interest rate that is ascertainable on the date of determination, and (ii) the amount of principal payments payable during such period (and any interest payable during such period on such principal amounts to the extent not included in clause (i) above) on all Indebtedness of the Company and its Restricted Subsidiaries, in each case consolidated in accordance with generally accepted accounting principles.

          Restricted Subsidiary: The term "Restricted Subsidiary" means all Subsidiaries of the Company other than Unrestricted Subsidiaries.

          Senior Debt: The term "Senior Debt" means all Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with generally accepted accounting principles, other than Subordinated Debt.

          Subordinated Debt: The term "Subordinated Debt" means the Old Subordinated Debentures, the New Subordinated Debentures, and any other unsecured Indebtedness for money borrowed of the Company which (i) on the date on which the status of such Indebtedness is determined for any purpose hereof
(1) has a final maturity not earlier than September 1, 2005, and (2) is not subject to payment, redemption or other retirement by means of any installment, sinking fund, serial maturity or other required payments prior to September 1, 2005 and (ii) is issued or assumed pursuant to, or evidenced by, an indenture or other instrument that contains provisions for the subordination of such Indebtedness (to which appropriate reference shall be made in the instruments evidencing such Indebtedness if not contained therein) to the Series A Bonds and the Series B Bonds (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically designated) as specified in the New Investment Agreement.

          Subsidiary:  The term "Subsidiary" of any person means and includes
(a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly or through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such person, directly or through Subsidiaries, has a more than 50% equity interest at the time.

          Unrestricted Subsidiary: The term "Unrestricted Subsidiary" means any Subsidiary of the Company which is created or acquired by the Company or any Subsidiary of the Company after the date of the New Investment Agreement and is designated an Unrestricted Subsidiary by the Company's Board of Directors at the time of such creation or acquisition.

                  DESCRIPTION OF NEW SUBORDINATED DEBENTURES

          The New Subordinated Debentures are to be issued under the New Indenture, to be dated as of the Effective Date, between the Company and United States Trust Company of New York, as trustee (the "Trustee"), which will govern the terms of the New Subordinated Debentures. The terms of the New Indenture are also governed by certain provisions of the Trust Indenture Act of 1939, as amended. The following summary, which describes certain provisions of the New Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the New Indenture, including the definitions therein of terms not defined in this Disclosure Statement. Certain important definitions used in the New Indenture are included below under "Certain Definitions."

          The New Subordinated Debentures will be transferable and exchangeable at the office of the Trustee and will be issued in fully registered form, without coupons, in a minimum denomination of $1,000 and such greater denominations as are whole multiples of $1,000.

          The Company has no sinking fund obligations with respect to the New Subordinated Debentures.

          Interest on the New Subordinated Debentures will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the lesser of (i) the greater of (a) 18% per annum and (b) 4% per annum
                        -                  -                     -
over the prime rate or equivalent rate of interest from time to time in effect as announced by the Trustee and (ii) the maximum rate of interest on the New
                                 --
Subordinated Debentures then permitted by applicable law.

Terms of the New Subordinated Debentures

          The New Subordinated Debentures will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to the aggregate principal amount of the New Subordinated Debentures issued pursuant to the Restructuring, which amount will not exceed $115 million, and will mature on November 1, 2007. Interest will accrue on the New Subordinated Debentures from the Effective Date, or from the most recent Interest Payment Date to which interest has been paid or provided for, and will be payable in cash semiannually on May 1 and November 1 of each year, commencing November 1, 1995 at the rate of 15% per annum of the principal amount at maturity of the New Subordinated Debentures to Holders of record at the close of business on the

April 1 or October 1 immediately preceding the Interest Payment Date.

Optional Redemption

          The New Subordinated Debentures may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, at a redemption price equal to 100 percent of the outstanding principal amount thereof, plus accrued interest to the redemption date.

Selection for Redemption

          In the case of any partial redemption, selection of the New Subordinated Debentures for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no New Subordinated Debentures of $1,000 in principal amount at maturity or less shall be redeemed in part. If any New Subordinated Debentures are to be redeemed in part only, the notice of redemption relating to such New Subordinated Debentures shall state the portion of the principal amount thereof to be redeemed. A New Subordinated Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Subordinated Debentures.

Ranking

          The Debt evidenced by the New Subordinated Debentures constitutes Senior Subordinated Debt of the Company, and will rank pari passu with all existing or future Senior Subordinated Debt of the Company. The payment of the principal of and premium (if any) and interest on the New Subordinated Debentures will be subordinated in right of payment, as set forth in the New Indenture, to the prior payment of all Superior Debt of the Company including, without limitation, the Company's obligations under the New Credit Agreement and
the First Mortgage Bonds.   Superior Debt is defined, in a manner which is
substantially similar to the definition of Senior Debt contained in the Old Indenture, as (a) the principal of, and premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceeding) on (i) indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the New Indenture or thereafter created, incurred or assumed, together with all amounts for fees and expenses due to the agent banks under the New Credit Agreement and other representatives of Superior Debt, and all reimbursement and other contingent obligations with respect to letters of credit issued in accordance with the New Credit

Agreement, (ii) guarantees by the Company of indebtedness for money borrowed by any other person, whether outstanding on the date of execution of the New Indenture or thereafter created, incurred or assumed, (iii) obligations which are classified in accordance with generally accepted accounting principles as capital leases in the financial statements of the Company and (iv) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantee or otherwise, whether outstanding on the date of execution of the New Indenture or thereafter created, incurred or assumed and (b) modifications, renewals, extensions and refundings on any such indebtedness, obligations or guarantees, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligations or guarantees, or such modifications, renewals, extensions or refundings thereof, are not superior in right of payment to the New Subordinated Debentures; provided, however, that Superior Debt will not be deemed to include (1) any
- --------  -------
obligation of the Company to any Subsidiary (2) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),
(3) any indebtedness, guarantee or obligation of the Company of the type described in clause (a) or (b) above which is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company and
(4) the portion of any Debt issued in violation of the covenant concerning "Limitation on Debt" or "Limitation on Senior Subordinated Debt."

          Superior Debt is defined separately from the definition of Senior Debt, in order to make the ranking of the New Subordinated Debentures identical in all material respects to the ranking of the Old Subordinated Debentures. As of February 28, 1995, the Company had approximately $361.6 in principal amount of Superior Debt outstanding. The Company's obligations under the New Credit Agreement and the First Mortgage Bonds are secured by first priority liens on substantially all of the Company's assets. The New Indenture does not limit the Company's right to incur additional Superior Debt, if such incurrence is otherwise permitted by the covenant governing the incurrence of Debt generally.

          Only Debt of the Company which is Superior Debt including, without limitation, the Company's obligations under the New Credit Agreement and the First Mortgage Bonds will rank senior to the New Subordinated Debentures in accordance with the provisions of the New Indenture. The New Subordinated Debentures will rank senior to all existing and future Subordinated Debt (other than Senior subordinated Debt) of the Company. Any Debt of the Company which is subordinate or junior in ranking in any respect to any other such Debt will be subordinate to Senior Subordinated Debt unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Debt (i) is to rank pari passu with other Senior Subordinated
                         -
Debt and (ii) is
          --
not subordinated to any Debt of the Company which is not Superior Debt.

          No payment on account of principal or interest on the New Subordinated Debentures may be made and the Company may not deposit funds with the Trustee for the purpose of discharging its obligations under the New Indenture and may not repurchase, redeem or otherwise retire any New Subordinated Debentures if at the time there exists a payment default with respect to any Superior Debt which has not been cured or waived or if any Superior Debt has been accelerated and such acceleration has not been rescinded. In addition, if an event of default exists with respect to any Superior Debt (i.e., if all notices have been given
                                          - -
and grace periods have elapsed, so that the holders of Superior Debt are in a position to accelerate immediately such Superior Debt), a majority of the holders thereof or their representatives may notify the Trustee that payments with respect to the New Subordinated Debentures are to be suspended. If such notice is provided, no payments of principal or interest may be made on the New Subordinated Debentures until the earlier of 180 days after the date of such notice and 120 days after a notice to the holders of Superior Debt of any acceleration of the New Subordinated Debentures. A failure to make any payments with respect to the New Subordinated Debentures as a result of the rights of the holders of Superior Debt described in this paragraph will not have any effect on the right of the holders of the New Subordinated Debentures to accelerate the maturity thereof as a result of such payment default.

          Upon any distribution to creditors of the assets of the Company in a liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Superior Debt will be entitled to receive payment in full before the holders of the New Subordinated Debentures are entitled to receive any payment (other than shares of stock or subordinated Debt provided by a plan of reorganization or adjustment which does not alter the rights of holders of Superior Debt).

          Upon any acceleration of the maturity of the New Subordinated Debentures by reason of default, the Company or the Trustee must give notice of the acceleration to holders of the Superior Debt and may not pay Holders of the New Subordinated Debentures until 120 days after the acceleration occurs and then only if such payment is otherwise permitted at that time.

          By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Superior Debt may recover more, ratably, than Holders of the New Subordinated Debentures.

Change of Control

          Upon the occurrence of any of the following events each Holder of New Subordinated Debentures will have the right to require the Company to repurchase all or any part of such Holder's New Subordinated Debentures at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) prior to the earlier to occur of (A) the
                                   -                                    -
first public offering (which shall mean the sale of shares of common stock of the relevant entity pursuant to an effective registration statement under the Securities Act, that covers (together with any such prior effective registrations) not less than 25% of the outstanding shares of common stock of such entity on a fully diluted basis after giving effect to all such registrations) of common stock of Parent or (B) the first public offering of
                                             -
common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation); (ii) any "Person" (as such term is used in Sections 13(d) and
               --
14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (ii), such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person "beneficially owns" (as so defined), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the

Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); (iii) during any
                                                                 ---
period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company
                                                      --
consolidates with or merges with or into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which either (A) the outstanding Voting Stock of the Company is
                             -
changed into or exchanged for cash, securities or other property (excluding, however, any such transaction where the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or transferee corporation which is neither Redeemable Stock nor Exchangeable Stock) or (B) the
                                                                          -
holders of the Voting Stock of the Company immediately prior to such transaction, together with Kelso and Affiliates of Kelso which are either controlled by or under common control with Kelso, own, directly or indirectly, in the aggregate, less than 50.01% of the Voting Stock of the surviving Person immediately after such transaction.

          Clause (iv) of the definition of Change of Control set forth above includes a conveyance, transfer or lease of all or "substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Subordinated Debentures to require the Company to repurchase such New Subordinated Debentures as a result of a transfer or lease of the Company's assets to another Person may be uncertain. In addition, if the Company merges or consolidates with or into another entity controlled by Kelso, the Holders of New Subordinated Debentures may not be able to require the Company to repurchase such New Subordinated Debentures.

          Within 30 days following any Change of Control, the Company will mail a notice to each Holder of New Subordinated Debentures with a copy to the Trustee stating (i) that a Change of Control has occurred and that such holder
                 -
has the right to require the Company to repurchase all or any part of such Holder's New Subordinated Debentures at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts
                                  --
regarding such Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which will
                                           ---
be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with
              --
the New Indenture, that a Holder must follow in order to have its New Subordinated Debentures repurchased.

          The Change of Control provisions of the New Subordinated Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

          The occurrence of certain of the events which would constitute a Change of Control also would constitute a default under certain of the Company's other existing or future indebtedness. In addition, the exercise by the Holders of their right to require the Company to repurchase the New Subordinated Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to pay cash to the Holders of New Subordinated Debentures upon a repurchase may also be limited by the Company's then existing financial resources. Finally, the fact that a transaction would constitute a Change of Control as defined does not mean that the transaction would be permitted under the New Indenture unless the transaction would be otherwise permissible under the New Indenture.

          The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the New Subordinated Debentures as a result of a Change of Control.

          The provisions relative to the Company's obligation to make an offer to repurchase the New Subordinated Debentures as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the New Subordinated Debentures.

Certain Covenants

          Set forth below are certain covenants contained in the New Indenture relating to the New Subordinated Debentures:

Limitation on Senior Subordinated Debt

          The Company shall not issue, directly or indirectly, any Debt that is expressly subordinate in right of payment to any Senior Debt unless such Debt is expressly made pari passu with, or subordinate in right of payment to the New Subordinated Debentures.

Limitation on Debt

          The Company shall not issue, directly or indirectly, any Debt unless the Consolidated EBITDA Coverage Ratio (as shown by a consolidated pro forma income statement of the Company and its consolidated Subsidiaries for the Reference Period after giving effect to (i) the issuance of such Debt and (if
                                         -
applicable) the application of the net proceeds thereof to refinance other Debt as if such Debt was issued and the application of such proceeds occurred at the beginning of the Reference Period, (ii) the issuance and retirement of any other
                                    --
Debt since the last day of the most recent fiscal quarter covered by such income statement as if such Debt was issued or retired at the beginning of the Reference Period and (iii) the acquisition or disposition of any company or
                      ---
business acquired or disposed of by the Company since the first day of the Reference Period, including any acquisition or disposition which will be consummated substantially contemporaneously with the issuance of such Debt, as if such acquisition or disposition occurred at the beginning of the Reference Period) exceeds 1.75:1 for the Reference Period.

          Notwithstanding the foregoing, the Company may issue the following
Debt:  (1) Debt issued as working capital and letter of credit financing in an
        -
aggregate principal amount outstanding at any time not to exceed the greater of
(i) the sum of (A) 85% of the book value of the net trade receivables of the
 -              -
Company and its Subsidiaries and (B) $7.5 million or (ii) up to $27.5 million of
                                  -                   --
Debt incurred pursuant to the terms of the New Credit Agreement and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, the Debt permitted by this clause (ii); (2) Debt owed to and held by a Wholly Owned
                                     -
Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by the Company; (3) the New Subordinated Debentures and Debt issued in
                           -
exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (3); provided, however, that (i) the principal amount
                                                        -
of the Debt so issued shall not exceed the
principal amount of the Debt so exchanged, refunded or refinanced and (ii) the
                                                                       --
Debt so issued (A) shall not mature prior to the Stated Maturity of the Debt so
                -
exchanged, refunded or refinanced and (B) shall have an Average Life equal to or
                                       -
greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced; (4) Debt (other than Debt described in clause (1), (2) or (3) of
             -
this paragraph) outstanding on the date on which the New Subordinated Debentures are originally issued and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (4); provided, however, that (i) the principal amount of the Debt so issued shall not
                         -
exceed the principal amount of the Debt so exchanged, refunded or refinanced and
(ii) the Debt so issued (A) shall not mature prior to the Stated Maturity of the
 --                      -
Debt so exchanged, refunded or refinanced, (B) shall have an Average Life equal
                                            -
to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced and (C) shall be subordinate in right of payment to the New
                   -
Subordinated Debentures if the Debt so exchanged, refunded or refinanced is so subordinated; and (5) Debt in an aggregate principal amount which, together with
                   -
all other Debt of the Company then outstanding (other than Debt permitted by clauses (1) through (4) of this paragraph) does not exceed the greater of: (i)
                                                                             -
$40 million and (ii) 10% of Consolidated Net Tangible Assets as of the end of
                 --
the most recent fiscal quarter of the Company ending not less than 45 days from the date of determination.

Limitation on Subsidiary Debt and Preferred Stock

          The Company shall not permit any Subsidiary to issue, directly or indirectly any Debt or Preferred Stock, except: (1) Debt or Preferred Stock
                                                  -
issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which
               -
results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or (ii) any subsequent transfer of such Debt or Preferred Stock
               --
(other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Stock by the issuer thereof; (2) Debt or Preferred Stock of a Subsidiary issued and
                 -
outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt or Preferred Stock issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); (3) Debt or Preferred Stock issued
                                             -
and outstanding on or prior to the date on which the New Subordinated Debentures are originally issued, other than Debt or Preferred Stock described in clause
(1) or (2) of this paragraph; (4) Non-Recourse Debt of a Non-Recourse Subsidiary
                               -
issued after the date of the New Indenture to finance the acquisition of assets after such date; and (5) Debt or Preferred Stock issued in exchange for, or the
                      -
proceeds of which are used to refund or refinance, Debt or Preferred Stock referred to in clause (2) or

(3) of this paragraph; provided, however, that (i) the principal amount of such
                                                -
Debt or the liquidation value of such Preferred Stock so issued shall not exceed the principal amount or liquidation value of the Debt or Preferred Stock so exchanged, refunded or refinanced; (ii) the Debt or Preferred Stock so issued
                                    --
(A) shall have a Stated Maturity later than the Stated Maturity of the Debt or
 -
final redemption date (if any) of the Preferred Stock being exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the
                   -
remaining Average Life of the Debt or Preferred Stock being exchanged, refunded or refinanced; (iii) the Debt so issued shall be subordinate in right of payment
                ---
to the New Subordinated Debentures if the Debt so exchanged, refunded or refinanced is so subordinated; and (iv) Debt may not be issued in exchange for,
                                    --
and the proceeds of such Debt may not be used to refund or refinance, Preferred Stock.

Limitation on Restricted Payments

          The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or
                   -
in respect of its Capital Stock (including any distribution in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary), (ii) purchase, redeem or otherwise
                                          --
acquire or retire for value any Capital Stock of the Company or of any direct or indirect Parent of the Company, (iii) purchase, repurchase, redeem, defease or
                                 ---
otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment in an Affiliate of the Company,
                         --
other than a Subsidiary that is not a Non-Recourse Subsidiary or a person which will become a Subsidiary that is not a Non-Recourse Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have
                                                 -
occurred and be continuing (or would result therefrom); (2) the Company is not
                                                         -
able to issue $1.00 of additional Debt in accordance with the provisions of the first paragraph under "Limitation on Debt" above; or (3) the aggregate amount of
                                                      -
such Restricted Payment and all other Restricted Payments since the date on which the New Subordinated Debentures are issued would exceed the sum of: (a)
                                                                            -
50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the date of issuance of the New Subordinated Debentures, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) and minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (b) the
                                                                        -
aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the New Subordinated Debentures are originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan); (c) the aggregate Net Cash Proceeds received by the Company from the
        -
issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the date of issuance of the New Subordinated Debentures, but (if such employee stock ownership plan incurs any Debt) only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and (d) the amount
                                                                   -
by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date on which the New Subordinated Debentures are issued of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange).

          The restrictions described in the preceding paragraph will not prohibit (i) any purchase or redemption of Capital Stock or Subordinated
          -
Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); and (A) such purchase
                                                                -
or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are issued and (B) the Net Cash Proceeds from such sale shall be excluded from clauses 3(b)
     -
and 3(c) of the previous paragraph; (ii) any purchase or redemption of
                                     --
Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations of the Company; and such purchase or redemption, shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are issued; (iii) any purchase or redemption of
                                             ---
Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; and such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are issued; (iv)
                                                                          --
dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that (A) at the time of payment of such dividends, no other
                         -
Default shall have occurred and be continuing (or result therefrom); and (B)
                                                                          -
such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are originally issued; (v) any repurchase of capital stock of the Company after the
                    -
date of issuance of the New Subordinated Debentures pursuant to the terms of the Stockholders' Agreement from officers and employees (or their estates) of the Company or its Subsidiaries upon death, disability or termination of employment of such officers and employees; provided, however, that (A) the aggregate amount
                                                         -
of all such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year shall not exceed $500,000; (B) to the extent that the aggregate
                                            -
amount of such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to repurchases in subsequent fiscal years; and (C) all such repurchases shall be included in the calculation of the
            -
amount of Restricted Payments made since the date on which the New Subordinated Debentures are originally issued; (vi) cash dividends paid after the date of
                                   --
issuance of the New Subordinated Debentures with respect to the ESOP Preferred Stock; provided, however, that (A) the aggregate amount of all such dividends
                                -
paid in any fiscal year shall not exceed $500,000; (B) to the extent that the
                                                    -
aggregate amount of such dividends paid in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to the payment of such dividends in subsequent fiscal years; and (C)
                                                                              -
all such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are issued; (vii) Investments in Non-Recourse Subsidiaries not to exceed $5.0
             ---
million in the aggregate during the term of the New Indenture; and all such Investments shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are originally issued; or (viii) Restricted Payments not to exceed $5.0 million in
                       ----
the aggregate during the term of the New Indenture; and such Restricted Payments shall be included in the calculation of the amount of Restricted Payments made since the date on which the New Subordinated Debentures are issued.

Limitation on Restrictions on Distributions from Subsidiaries

          The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to
(i) pay dividends or make any other distributions on its Capital Stock or pay
 -
any Debt or other obligation owed to the Company or any Subsidiary, (ii) make
                                                                     --
any loans or advances to the Company or any Subsidiary or (iii) transfer any of
                                                           ---
its property or assets to the Company or any Subsidiary, in each case except:
(1) any encumbrance or restriction pursuant to an agreement in effect on the
 -
date of the New Indenture; (2) any encumbrance or restriction with respect to a
                            -
Subsidiary pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a
       -
refinancing of Debt issued pursuant to an agreement referred to in clause (1) or
(2) of this paragraph; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement are no less favorable to the Holders of the New Subordinated Debentures than the encumbrances and restrictions contained in the agreements being refinanced; (4) any such encumbrance or
                                               -
restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) restrictions contained in security agreements securing Debt of a
        -
Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and (6) any such encumbrance or restriction
                                         -
relating to a Non-Recourse Subsidiary.

Limitation on Sales of Assets and Subsidiary Stock

          The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives
                              -
consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including a determination as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, and at least 90% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from
                      --
such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) either (A) to the extent the Company elects (or is required by the
                     -
terms of any Senior Debt), to redeem, prepay, repay or purchase Senior Debt or Debt of a Wholly Owned Subsidiary to the extent the asset disposed of was previously held by such Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 60 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or (B) to the extent of Net Available Cash not so applied in
          -
accordance with clause (A), to the acquisition by the Company or any Wholly Owned Subsidiary of Tangible Property of a nature or type or that is used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the Tangible Property of, or the business of, the Company and its Subsidiaries existing on the date of such acquisition (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); and (C)
                                                                             -
to the extent there is Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase New Subordinated Debentures pursuant to and subject to the conditions of the following paragraph and to effect any Offer accepted, in each case within one year from the later of the receipt of such Net Available Cash and the date the Offer described in the following paragraph is consummated; provided, however, that in connection with any redemption, prepayment, repayment or purchase of Debt pursuant to clause (A) above, the Company shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the
principal amount so redeemed, prepaid, repaid or purchased.   Notwithstanding
the foregoing provisions of this paragraph, the Company and its Subsidiaries shall only be required to apply any Net Available Cash in accordance with this paragraph to the extent that the aggregate Net Available Cash from all Asset Dispositions exceeds $25 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments.

          To the extent that there is Net Available Cash remaining after (i) any
                                                                          -
elected or required payment of Senior Debt or Debt of a Wholly Owned Subsidiary as described in clause (ii)(A) of the previous paragraph and (ii) any
                                                              --
acquisition of Tangible Property as described in clause (ii)(B) of the previous paragraph, the Company will be required to purchase New Subordinated Debentures tendered pursuant to an offer by the Company for the New Subordinated Debentures (the "Offer") at a purchase price, equal to not less than 100% of their principal amount, plus accrued interest. The Company shall not be required to make an Offer for New Subordinated Debentures pursuant to this paragraph if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (ii)(A) and (B) of the previous paragraph) is less than $5.0 million for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

          The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Subordinated Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the New Indenture by virtue thereof.

Limitation on Transactions with Affiliates

          The Company shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of five percent or more of any class of Capital Stock of the Company or with any Affiliate of such owner (other than a Wholly Owned Subsidiary of the Company or an employee stock ownership plan for the benefit of the Company's or a Subsidiary's employees) unless (i) the terms of such
                                                   -
business, transaction or series of transactions are (a) set forth in writing and
                                                     -
(b) as favorable to the Company or such Subsidiary as terms that would be
 -
obtainable at the time for a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third Person and (ii)
                                                                          --
the Board of Directors has, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) above. This paragraph, however, will not prohibit any dividend or distribution permitted under the covenant described under "Limitation on Restricted Payments" above.

Securities and Exchange Commission Reports

          The Company shall file with the Trustee and provide the Holders of the New Subordinated Debentures, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission so long as any New Subordinated Debentures remain outstanding and provide the Trustee and Holders of the New Subordinated Debentures with such annual reports and such information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act.

          The holders of the Senior Debt are entitled to the benefit of covenants and other provisions similar to those contained in the New Indenture, including, without limitation, those relating to Change of Control, defeasance and optional redemptions, that in many cases are substantially similar to or more restrictive than the covenants and other provisions described herein. The holders of the Senior Debt are also entitled to the benefits of the subordination provisions of the New Indenture.

Consolidation, Merger and Sale of Assets

          The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes by an indenture supplemental to the New Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the New Subordinated Debentures and the New Indenture; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Consolidated EBITDA Coverage Ratio of the Successor Company is at least 1:1; provided, however, that, if the Consolidated EBITDA Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the Consolidated EBITDA Coverage Ratio of the Successor Company, as the case may be, shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated EBITDA Coverage Ratio prior to such transaction and (2) the ratio set forth in column C below:

                (A)                    (B)    (C)
                ---                    ---    ---
1.11:1 to 1.99:1......................  90%  1.50:1
2.00:1 to 2.99:1......................  80%  2.10:1
3.00:1 to 3.99:1......................  70%  2.40:1
4.00:1 or more........................  60%  2.50:1

(iv) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the New Indenture.

          The Successor Company will be the successor to the Company and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Indenture, but the predecessor Company in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the New Subordinated Debentures.

 Defaults

          An Event of Default is defined in the New Indenture as (i) a default
                                                                  -
in the payment of interest on any New Subordinated Debentures when due and payable, continued for 30 days, (ii) a default in the payment of the principal
                                 --
of any New Subordinated Debentures when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, (iii) the
                                                                  ---
failure by the Company to comply with its obligations under "Consolidation, Merger and Sale of Assets" above, (iv) the failure by the Company to comply for
                                   --
30 days after notice with any of its covenants or agreements in the New Subordinated Debentures or the New Indenture (other than those described in clause (i), (ii) or (iii) of this paragraph), (v) Debt of the Company or any
                                               -
Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent and such failure continues for 10 days after notice (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency
                                  --
or reorganization of the Company or a Subsidiary (the "bankruptcy provisions"), or (vii) any judgment or decree for the payment of money in excess of $5.0
    ---
million is rendered against the Company and is not discharged and either (A) an
                                                                          -
enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment or decree
           -
during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after notice (the "judgment default provision"). However, a default under clause
(iv), (v) or (vii)(B) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding New Subordinated Debentures notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

          Subject to the subordination provisions in the New Indenture, if an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding New Subordinated Debentures may declare the principal of and accrued but unpaid interest on all the New Subordinated Debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the New Subordinated Debentures will automatically become due and payable, without presentment, demand or other requirements of any kind. Under certain circumstances, the Holders of a majority in principal amount of the outstanding New Subordinated Debentures may rescind any such acceleration with respect to the New Subordinated Debentures and its consequences.

          No Holder of New Subordinated Debentures may pursue any remedy with respect to the New Indenture or the New Subordinated Debentures unless (i) such
                                                                        -
holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding
             --
New Subordinated Debentures have requested the Trustee to pursue the remedy,

(iii) such Holders have offered the Trustee reasonable security or indemnity
- ----
against any loss, liability or expense, (iv) the Trustee has not complied with
                                         --
such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the
                  -
outstanding New Subordinated Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding New Subordinated Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the New Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of New Subordinated Debentures or that would involve the Trustee in personal liability.

          The New Indenture provides that if a Default or Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the New Subordinated Debentures notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any New Subordinated Debentures, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the Holders of the New Subordinated Debentures. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers' certificate of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendment, Supplement, Waiver

          Subject to certain exceptions, the New Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the New Subordinated Debentures then outstanding, and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the New Subordinated Debentures then outstanding. However, without the consent of each Holder of outstanding New Subordinated Debentures, no amendment may, among other things, (i) reduce the amount of New Subordinated Debentures whose Holders
               -
must consent to an amendment, supplement or waiver, (ii) reduce the rate of or
                                                     --
extend the time for payment of interest on any New Subordinated Debentures,
(iii) reduce the principal of or extend the fixed maturity of any New
 ---
Subordinated Debentures, (iv) change the time at which or circumstances under
                          --
which any New Subordinated Debentures may or shall be redeemed or repurchased,
(v) make any New Subordinated Debentures payable in money other than that stated
 -
in the New Subordinated Debentures, (vi) impair the right of any Holder of the
                                     --
New Subordinated Debentures to receive payment of principal of and interest on such Holder's New Subordinated Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's New Subordinated Debentures, (vii) make any change in the amendment
                                       ---
provisions which require each Holder's consent or in the waiver provisions, or
(viii) waive any Default in the payment of principal of or interest on any New
- -----
Subordinated Debentures.

          Without the consent of any Holder of New Subordinated Debentures, the Company and the Trustee may amend or supplement the New Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the New Indenture, to provide for uncertificated New Subordinated Debentures in addition to or in place of certificated New Subordinated Debentures or to make any change that does not adversely affect the rights of any Holder of the New Subordinated Debentures.

          The consent of the Holders of the New Subordinated Debentures is not necessary under the New Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the New Indenture becomes effective, the Company is required to mail to Holders of the New Subordinated Debentures a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the New Subordinated Debentures, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

          The New Subordinated Debentures will be issued in registered form, and will be transferable only upon the surrender of the New Subordinated Debentures being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

          Subject to certain covenants in documents governing certain of the Company's Senior Debt which prohibit certain restricted payments, including defeasance of the New Subordinated Debentures, the Company may terminate all its obligations under the New Subordinated Debentures and the New Indenture ("legal defeasance") except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the New Subordinated Debentures, to replace mutilated, destroyed, lost or stolen New Subordinated Debentures and to maintain a registrar and paying agent in respect of the New Subordinated Debentures. The Company at any time may terminate (a)
                                                                            -
its obligations under the covenants described under "Certain Covenants," "Change of Control" and "Use of Proceeds," and the covenants relating to payment of taxes and other claims, the corporate existence of the Company's Subsidiaries, and certain obligations regarding books of record and account, notices and providing information to the Trustee, in each case, as described in the New Indenture; (b) the operation of the following default provisions described above
            -
under "Defaults": the provision contained in clause (iv) concerning failure to comply with covenants (with respect to those covenants being defeased), the cross-acceleration provision contained in clause (v), certain of the bankruptcy provisions contained in clause (vi) (with respect to any Subsidiary) and the judgment default provision contained in clause (viii); and (c) the limitations
                                                            -
contained in clauses (iii) and (iv) described above under "Consolidation, Merger and Sale of Assets" ("covenant defeasance").

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Subordinated Debentures may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the New Subordinated Debentures may not be accelerated because of an Event of Default which is being defeased, as described in the preceding paragraph, or because of the failure of the Company to comply with clause (iii) or (iv) under "Consolidation, Merger and Sale of Assets" above.

          In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, and interest on the New Subordinated Debentures to the date of redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an opinion of counsel to the effect that holders of the New Subordinated Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law).

Concerning the Trustee

          United States Trust Company of New York is to be the Trustee under the New Indenture and will be appointed by the Company as Registrar and Paying Agent with regard to the New Subordinated Debentures.

Governing Law

          The New Indenture provides that it and the New Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

          Certain definitions contained in the New Indenture are listed below.

          Affiliate:  The term "Affiliate" means with respect to any Person (i)
                                                                             -
any other Person (or group of Persons acting in concert in respect of such specified Person) which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other
                                                             --
Person who is a director, executive officer or general partner (A) of such
                                                                -
specified Person, (B) of any Subsidiary of such specified Person or (C) of any
                   -                                                 -
Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that a Person shall not be deemed to be an Affiliate of another Person solely as a result of a warehouse management contract entered into between such Persons in the ordinary course of business.

          Asset Disposition: The term "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, other than (i) a disposition by a Subsidiary to the Company or
                              -
by the Company or a Subsidiary to a Wholly Owned

Subsidiary, (ii) a disposition of property or assets at fair market value in the
             --
ordinary course of business, (iii) a disposition of obsolete or worn out assets
                              ---
in the ordinary course of business, (iv) a disposition subject to and made in
                                     --
accordance with the redemption provisions described above, (v) a disposition
                                                            -
subject to the covenant described under "Certain Covenants--Limitation on Restricted Payments" above or (vi) a sale-and-leaseback transaction pursuant to
                               --
which either (x) the lease in such sale-and-leaseback transaction is for a
              -
period, including renewal rights, of not in excess of three years or (y) the Company could incur Attributable Debt under "Certain Covenants--Limitation on Debt" above.

          Attributable Debt: The term "Attributable Debt" in respect of a sale-and-leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Series B Bonds compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

          Average Life: The term "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from
                      -
the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption payment on such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.
                               --

          Capital Lease Obligation: The term "Capital Lease Obligation" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          Capital Stock: The term "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock.

          Consolidated EBITDA Coverage Ratio: The term "Consolidated EBITDA Coverage Ratio" as determined on any date means the ratio of (i) the aggregate
                                                              -
amount of Consolidated Net Income plus (to the extent deducted in calculating Consolidated Net Income) Consolidated Interest Expense, income taxes, depreciation expense, amortization expense, non-cash write-offs of deferred financing costs and non-cash deductions for contributions to the ESOP (but without giving any effect to any extraordinary gain or loss) for the Reference Period to (ii) the aggregate amount of Consolidated Interest
                         --
Expense for the Reference Period.

          Consolidated Interest Expense: The term "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, including (i) interest expense attributable to
                                          -
capital leases, (ii) amortization of debt discount and debt issuance cost, (iii)
                                                                            ---
capitalized interest, (iv) non-cash interest payments, (v) commissions,
                       --                               -
discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection
                                --
Agreements (including amortization of fees), (vii) Preferred Stock dividends in
                                              ---
respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with investments
                          ----
in discontinued operations and (ix) interest actually paid by the Company or any
                                --
of its consolidated Subsidiaries under any guarantee of Debt or any other obligation of any other Person.

          Consolidated Net Income: The term "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any Person if such Person is not a Subsidiary, except that (A) the Company's equity in the net income of any such Person
                  -
     for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's
                                                              -
     equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

         (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

        (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such
                           -
     Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary
                  -
     for such period shall be included in determining such Consolidated Net Income;

         (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; or

          (v) the cumulative non-cash effect of a change in accounting principles, including (A) the cumulative or one-time non-cash charges
                            -
     associated with the implementation of SFAS 106 by the Company with respect to services rendered by employees in periods prior to its implementation, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and (B) any cumulative
                                                             -
     or one-time non-cash charges associated with the implementation of SFAS
     109.

     Consolidated Net Tangible Assets: The term "Consolidated Net Tangible Assets" means the total assets shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis using generally accepted accounting principles, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made, less (i) all current liabilities and minority
                                   -
interests and (ii) goodwill and other intangibles.
               --

     Consolidated Net Worth: The term "Consolidated Net Worth" of any Person means the total amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par
                                                                     -
or stated value of all outstanding Capital Stock of such Person plus (ii) paid-
                                                                      --
in capital or capital surplus relating to such Capital Stock plus (iii) any
                                                                   ---
retained earnings or earned surplus less (A) any accumulated deficit, (B) any
                                          -                            -
amounts attributable to Redeemable Stock and (C) any amounts attributable to
                                              -
Exchangeable Stock, and excluding amounts attributable to cumulative or onetime non-cash charges associated with the implementation of SFAS 106 and 109.

     Debt:  The term "Debt" of any Person means, without duplication,

           (i)  the principal of and premium (if any) in respect of (A)
                                                                     -
     indebtedness of such Person for money borrowed and (B) indebtedness
                                                         -
     evidenced by the New Subordinated Debentures, or the First Mortgage Bonds, notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

         (ii)  all Capital Lease Obligations of such Person;

        (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

         (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock;

         (vi)  all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; provided, however, that to the extent such Person is responsible or liable only for the obligation of another Person to pay interest on Debt, then a designated percentage of such interest or the amount of the underlying Debt, as the case may be, shall be deemed Debt of the referent Person and the amount of such deemed Debt of the referent Person shall be equal to the lesser of (A) the aggregate principal amount
                                             -
     of the underlying Debt or (B) the aggregate amount of interest due or
                                -
     payable over the term of such Debt (or the term of the New Subordinated Debentures, if shorter) determined based upon the rate of interest in effect as of the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Debt if such Debt was prepaid prior to the maturity of the New Subordinated Debentures;

        (vii)  all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

       (viii) all obligations of such Person consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in any of clauses (i) through (vii).

     Default: The term "Default" means any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default under the New Indenture.

     ESOP:  The term "ESOP" means the Company's Employee Stock Ownership Plan.

     ESOP Preferred Stock: The term "ESOP Preferred Stock" means shares of preferred stock of the Company held by the ESOP.

     Exchangeable Stock: The term "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     Holder: The term "Holder" means the Person in whose name New Subordinated Debentures is registered on the Registrar's books.

     Interest Rate Protection Agreement: The term "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     Investment: The term "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person.

     issue: The term "issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary.

     Lien: The term "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement, constructive trust or other similar lien.

     Net Available Cash: The term "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made and actually made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

     Net Cash Proceeds: The term "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     Non-Convertible Capital Stock: The term "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     Non-Recourse Debt: The term "Non-Recourse Debt" means Debt or that portion of Debt of a Subsidiary as to which (i) neither the Company nor any Subsidiary
                                     -
(other than a Non-Recourse Subsidiary) (A) provides credit support or (B) is
                                        -                              -
directly or indirectly liable and (ii) no default with respect to such Debt
                                   --
(including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any other Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     Non-Recourse Subsidiary: The term "Non-Recourse Subsidiary" means a Subsidiary organized or acquired after the date of the New Indenture which has no Debt other than Non-Recourse Debt and which has been designated as a Non-Recourse Subsidiary by the Board of Directors of the Company, as provided below. The Board of Directors of the Company may designate any Subsidiary organized or acquired after the date of the New Indenture as a Non-Recourse Subsidiary; provided, however, that, notwithstanding the foregoing, no Subsidiary as of the date of the New Indenture shall be reclassified as a Non-Recourse Subsidiary or become a Subsidiary of a Non-Recourse Subsidiary. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors under this provision, together with a certified copy of each such resolution adopted and an officers' certificate certifying that such designation complies with the foregoing conditions.

     Parent: The term "Parent" means any Person of which the Company is a Subsidiary at the relevant time.

     Permitted Holders: The term "Permitted Holders" means Kelso and its Affiliates, the Co-Investors and the Management Shareholders. The terms Kelso, Co-Investors and Management Shareholders have the respective meanings specified in the Stockholders' Agreement, as in effect on the date of the New Indenture.

     Permitted Investments:  The term "Permitted Investments" shall mean (i)
                                                                          -
U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of
          --
the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 or issued in an amount not to exceed $1.0 million at any time by United States National Bank of Oregon (or, if United States National Bank of Oregon ceases to be the bank with which the Company has its principal banking relationship, the bank with which the Company then has its principal banking relationship), (iii)
                                                                           ---
investments in commercial paper given the highest rating (i.e., A-1/P-1 or
                                                          - -
better) by two established national credit rating agencies and maturing not more than 90 days from the date of acquisition thereof and (iv) solely with respect
                                                       --
to investments by the Trustee, in the absence of any direction by the Company or during the continuance of a Default or an Event of Default, shares in any money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to U.S. Government Obligations and U.S. agency obligations.

     Person: The term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     Preferred Stock: The term "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     Redeemable Stock: The term "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the New Subordinated Debentures or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the New Subordinated Debentures.

     Reference Period: The term "Reference Period," with respect to any computation of the Consolidated EBITDA Coverage Ratio, means the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of determination of the Consolidated EBITDA Coverage Ratio.

     Senior Debt: The term "Senior Debt" means Debt unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu or junior or subordinate in right of payment to the New Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (1) any obligation of the Company to
                                            -
any Subsidiary, (2) any liability for federal, state, local or other taxes owed
                 -
or owing by the Company, (3) any accounts payable or other liability to trade
                          -
creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness,
                                                      -
guarantee or obligation of the Company which is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company (including, without limitation, the New Subordinated Debentures), (5) the
                                                                   -
portion of any Debt issued in violation of the covenant concerning "Limitation on Debt" or "Limitation on Senior Subordinated Debt" or (6) any obligations of
                                                         -
the Company or any Subsidiary with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock.

     Senior Subordinated Debt: The term "Senior Subordinated Debt" means the New Subordinated Debentures and any other Debt of the Company of the type described in the definition of Superior Debt, which by its terms or the terms of the instrument creating or evidencing the same or pursuant to which the same is outstanding contains for the benefit of the holders of Superior Debt provisions no less favorable to such holders than the subordination provisions of the New Indenture and ranks pari passu with the New Subordinated Debentures.

     Stated Maturity: The term "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption or prepayment provision.

     Stockholders' Agreement:   The term "Stockholders' Agreement" means the
Stockholders' Agreement, dated as of December 24, 1986, as amended or restated, among the Company and the parties listed on the signature pages thereof.

     Subordinated Obligation: The term "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the New Subordinated Debentures.

     Subsidiary: The term "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the
                                                 -                --
Company and one or more Subsidiaries or (iii) one or more Subsidiaries.
                                         ---

     Tangible Property: The term "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United
                       -
States of America, (ii) all rights, contracts and other intangible assets of any
                    --
nature whatsoever and (iii) all inventories and other current assets.
                       ---

     U.S. Government Obligations: The term "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     Voting Stock: The term "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     Wholly Owned Subsidiary: The term "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes certain anticipated federal income tax consequences of the Restructuring to the holders of the Old Subordinated Debentures and to the Company. The Company believes that the Restructuring will result in no direct tax consequences to anyone other than the holders of Old Subordinated Debentures and the Company. This is a general discussion and does not address all aspects of federal income taxation that may be relevant to a holder in light of the holder's particular circumstances, or to certain types of holders subject to special treatment under federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States).

     In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences (e.g., estate or gift tax) other than income tax consequences, that may be applicable to particular holders. Further, this summary assumes that holders hold the Old Subordinated Debentures and will hold the New Subordinated Debentures as "capital assets" (generally, property held for investment) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").
This summary is based on the Code and applicable regulations issued thereunder (the "Treasury Regulations"), rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

     The following discussion of certain federal income tax considerations is for general information only and does not constitute tax advice. No ruling has been requested from the Internal Revenue Service (the "IRS") on any aspect of the Restructuring, and the IRS may disagree with some conclusions set forth below. Accordingly, each holder is urged to consult the holder's tax advisor with respect to the tax consequences to such holder, including the tax consequences of the exchange and the ownership and disposition of New Subordinated Debentures under state, foreign and other tax laws.

Tax Consequences to Exchanging Holders

     Accrued Interest

     The Company intends to pay in cash all interest on the Old Subordinated Debentures that accrues through the day preceding the

Effective Date. This payment should not constitute "Boot" (defined under "--The Exchange," below). The IRS may contend, however, that the cash payment and the New Subordinated Debentures must be pro rated between the accrued interest and the Old Subordinated Debentures. In such case, Boot would result to the extent cash is given in exchange for Old Subordinated Debentures.

          Regardless of whether the accrued interest is paid with cash or a combination of cash and New Subordinated Debentures, such payment will be taxable as ordinary income to the extent not previously included in income. Similarly, any portion of the cash payment or New Subordinated Debentures given in consideration for a holder's accrued, but unreported, OID (defined under "-- Original Issue Discount," below) will be taxable as ordinary income.

          It is unlikely that a portion of the cash payment will be reallocated to the Old Subordinated Debentures. Accordingly, the following discussion assumes that the allocation of the cash payment to the accrued interest will be respected.

     The Exchange

       Classification of the Debentures. The tax consequences to a holder exchanging Old Subordinated Debentures for New Subordinated Debentures will depend in large part on whether the Debentures are classified as "securities" for federal income tax purposes. Whether a debt instrument constitutes a security for federal income tax purposes depends on the terms, conditions and the facts and circumstances relating to such instrument. Prominent factors that the courts have relied upon in making this determination include: (i) the term to maturity of the debt; (ii) the collateral securing the debt; (iii) the degree of subordination of the debt; (iv) the ratio of debt to equity of the issuer;
(v) the riskiness of the issuer's business; and (vi) the negotiability of the instrument.

     Generally, debt with terms to maturity of ten years or more, constitutes securities. Nevertheless, the IRS contends that while the term to maturity is an important factor, the determination of whether a debt instrument is a security is based upon an evaluation of the overall nature of the debt, including the degree of participation and continuing interest in the business of the debtor represented by the debt.

     The Old Subordinated Debentures and the New Subordinated Debentures both have terms to maturity of ten years or more. Based on this factor and others, the Old Subordinated Debentures and the New Subordinated Debentures most likely will be considered to be securities for federal income tax purposes. Nevertheless, due to the inherently factual nature of this determination, the IRS or a court could determine that the Old Subordinated Debentures or the New Subordinated Debentures do not constitute securities. In such case, a holder would recognize gain or loss equal to the difference between the "Issue Price" (defined under "--Original Issue Discount--Computation," below) of the New Subordinated Debenture and the holder's tax basis in the Old Subordinated Debentures surrendered in the Exchange.

     The following discussion assumes that both the Old Subordinated Debentures and the New Subordinated Debentures will be treated as "securities" for federal income tax purposes.

       No Loss Recognition.  A holder will recognize no loss on the Exchange.

       Possible Gain Recognition. A holder will realize gain on the Exchange to the extent that the aggregate fair market value of the New Subordinated Debentures exceeds the holder's tax basis in the Old Subordinated Debentures. A holder must recognize such gain only to the extent of the value of any property other than stock or securities ("Boot") received in the Exchange.

     As securities, the New Subordinated Debentures would constitute Boot only to the extent of the fair market value of the excess of the "principal amount" of the New Subordinated Debentures over the "principal amount" of the Old Subordinated Debentures for which they are exchanged (the "Excess Principal Amount"). Although there is no explicit authority in the Code, "principal amount" should be interpreted to mean Issue Price or "adjusted issue price" (as defined in "--Original Issue Discount--Computation," below) to conform to the concepts discussed below under "--Original Issue Discount," and provided in the Treasury Regulations. Accordingly, the following discussion is based on such interpretation.

     A holder must recognize gain realized on the Exchange to the extent of the Boot received. Boot exists to the extent that the Issue Price of the New Subordinated Debentures exceeds the "adjusted issue price" of the Old
Subordinated Debentures.   Gain recognized on the distribution of Boot will be
treated as ordinary income to the extent of "accrued market discount" on the Old Subordinated Debentures (see "--Market Discount," below) and the remainder will be treated as capital gain (see "--Tax Basis and Holding Period," below).

       Tax Basis and Holding Period. An exchanging holder will have an aggregate tax basis in the New Subordinated Debentures received and not treated as Boot equal to the basis in the Old Subordinated Debentures exchanged, increased by the amount of any gain recognized on the Exchange, and reduced by the fair market value of the Excess Principal Amount received that is treated as Boot. However, the tax basis in the New Subordinated Debentures treated as Boot will be equal to their fair market value. Generally, the holding period in the New Subordinated Debentures that are not treated as Boot will include the holding period of the Old Subordinated Debentures (assuming they were held as capital assets). However, the holding period for the portion, if any, of the New Subordinated Debentures that are treated as Boot will start on the day immediately following the Exchange Date. Holders of Old Subordinated Debentures with differing bases or holding periods should consult a tax advisor before selling any of the New Subordinated Debentures received in the Exchange.

     Original Issue Discount. The New Subordinated Debentures may be issued with original issue discount ("OID") within the meaning of Section 1273(a) of the Code. A holder must accrue OID into income over the life of the New Subordinated Debentures. See "--OID Accrual," below.

       Computation. The amount of OID with respect to the New Subordinated Debentures will equal the excess of their "Redemption Price" over their "Issue Price." The Redemption Price will equal the sum of the face amount and interest payments other than payments of "qualified stated interest." "Qualified stated interest" includes interest that is payable at least annually at a single fixed rate. All of the interest payments on the New Subordinated Debentures should constitute "qualified stated interest." Accordingly, the Redemption Price should equal the face amount of the New Subordinated Debentures.

     The Issue Price of the New Subordinated Debentures depends largely on whether either the Old Subordinated Debentures were or the New Subordinated Debentures will be "traded on an established securities market." Property is "traded on an established securities market" if, among other things, at any time during the 60-day period ending 30 days after the "issue date" (as defined in the Treasury Regulations) of the New Subordinated Debentures, it appears on a "Quotation Medium" or "price quotations are readily available from dealers, brokers or traders."

     A "Quotation Medium" is a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more brokers, dealers, or traders of actual prices of recent sales transactions. A directory or listing of brokers, dealers, or traders for specific securities, such as yellow sheets, that provides neither price quotations nor actual prices of recent sales transactions is not a Quotation Medium.

     The Company believes that the Old Subordinated Debentures currently appear and the New Subordinated Debentures probably will appear on a Quotation Medium.

     The Company also believes that "price quotations are readily available from dealers, brokers, or traders" with respect to the

Old Subordinated Debentures and will be with respect to the New Subordinated Debentures. Under the "safe harbor" provisions of Section 1.1273-2(f)(5) of the Treasury Regulations, price quotations are not considered readily available if, among other things, no other outstanding debt instrument of the issuer (or of any person who guarantees the debt instrument) is "exchange listed," "traded on a board of trade," or appears on a Quotation Medium (as defined in Sections 1.1273-2(f)(2), (3) and (4), respectively, of the Treasury Regulations). The Company believes that the First Mortgage Bonds and the Old Subordinated Debentures probably appear on a Quotation Medium currently. Accordingly, the New Subordinated Debentures probably will not qualify for this safe harbor.

     If neither the Old Subordinated Debentures nor the New Subordinated Debentures are "traded on an established securities market," the Issue Price of the New Subordinated Debentures should equal the stated principal amount, which generally is the face amount, because the New Subordinated Debentures provide for "adequate stated interest" within the meaning of section 1.1272-2 of the Treasury Regulations. In such case, there would be no OID since the Redemption Price would equal the Issue Price.

     If, as the Company believes, the New Subordinated Debentures are "traded on an established securities market," the Issue Price will be based on the fair market value of the New Subordinated Debentures on the issue date (as defined in the Treasury Regulations). If the New Subordinated Debentures are not "traded on an established securities market," but the Old Subordinated Debentures are so traded, the Issue Price of the New Subordinated Debentures will be based on the fair market value of the Old Subordinated Debentures on the issue date. If the relevant fair market value is less than the face amount of New Subordinated Debentures, the Issue Price of the New Subordinated Debentures will equal such fair market value and OID will result to the extent that the Redemption Price exceeds such Issue Price.

     The Company believes that the New Subordinated Debentures will be "traded on an established securities market." Accordingly, the following discussion assumes that the Issue Price of the New Subordinated Debentures will equal their fair market value on the "issue date."

       OID Accrual. All holders will be required to report the OID as ordinary income on a constant yield to maturity basis over the life of the New Subordinated Debentures, without regard to the timing or amounts of payments received. OID will accrue daily on the New Subordinated Debentures on a constant yield basis over their term. Each holder generally must include in income for each taxable year the daily portion of OID that accrues during such year while the holder holds the New Subordinated Debentures (including the issuance date and excluding the disposition date). The daily portion is determined by allocating to each day of an accrual period (generally, each six month period or, in the case of the initial period, the shorter period from the issue date) a pro rated portion of the amount determined by multiplying
(i) the "adjusted issue price" of the New Subordinated Debentures at the beginning of the accrual period by (ii) 50% of their yield to maturity (determined on the basis of semi-annual compounding). The "adjusted issue price" of the New Subordinated Debentures at the beginning of an accrual period will equal their Issue Price, increased by the aggregate amount of OID that has accrued on the New Subordinated Debentures in all prior accrual periods, and decreased by all payments (other than payments of "qualified stated interest") made during all prior accrual periods.

       Effect on Tax Basis. A holder's tax basis in the New Subordinated Debentures will be increased by the OID includible in taxable income under the foregoing rules and will be reduced by any amounts (other than payments of "qualified stated interest") paid to the holder with respect to the New Subordinated Debentures.

       Reporting. The Company will report to each holder and to the IRS for each calendar year the amount of OID attributable to the New Subordinated Debentures while held by such holder at any time during such year. A holder whose tax basis in the New Subordinated Debentures exceeds their Issue Price should reduce such reported amount in the manner described above under "--OID Reduction."

     Receipt of Stated Interest. A holder must include amounts payable as "qualified stated interest" under the New Subordinated Debentures in gross income in accordance with the holder's method of accounting. All of the stated interest under the New Subordinated Debentures should constitute "qualified stated interest."

     Market Discount

     Generally, a holder currently has market discount in the Old Subordinated Debentures if (i) the Old Subordinated Debentures were acquired by the holder after original issue, (ii) the face amount or the "revised issue price" of the Old Subordinated Debentures exceeded the holder's basis in such Debentures immediately after the acquisition, and (iii) such excess did not qualify for a de minimis exception. For purposes of the following discussion, there is no material distinction between the "revised issue price" and the "adjusted issue price."

     The portion of the market discount that accrued while the holder owned the Old Subordinated Debentures (determined on a straight-line basis or, at the holder's election, on a constant yield to maturity basis) and has not otherwise been included in income (the "accrued market discount") will be taxable as ordinary income to the holder at the time of the Exchange but only to the extent of gain (if any) recognized on the Exchange.

     Generally, market discount on the Old Subordinated Debentures will be converted into OID on the New Subordinated Debentures if the Issue Price of the New Subordinated Debentures is less than the "revised issue price" of the Old
Subordinated Debentures.   As OID, the holder must accrue such amount into
income currently (See -Original Issue Discount-OID Accrual, above). Market discount that is neither recognized as ordinary income nor converted to OID continues as market discount with respect to the New Subordinated Debentures.

     The market discount rules may also affect the resale of the New Subordinated Debentures. If a person purchases a New Subordinated Debenture at a market discount and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income to the extent of the market discount that accrued during the period the purchaser held such Debenture. Market discount income is recognized on a gift of a New Subordinated Debenture as well as upon a sale.

     Amortizable Bond Premium. Generally, "Bond Premium" would result to the extent that the holder's tax basis in the New Subordinated Debentures exceeds the Redemption Price of the New Subordinated Debentures. Generally, the holder's tax basis would exceed the Redemption Price of the New Subordinated Debentures if (i) the Issue Price of the New Subordinated Debentures exceeds the Redemption Price or (ii) the holder acquired the Old Subordinated Debentures for an amount that (after adjustment for the accrual of any OID, Bond Premium and acquisition premium (as defined in "--Amortizable Acquisition Premium" below)) exceeds the Redemption Price of the New Subordinated Debentures.

     Bond Premium arising in these circumstances may be deductible by holders as "amortizable bond premium" on a constant yield to maturity basis over the period from the holder's acquisition date to the maturity date of the New Subordinated Debentures. The deduction will be treated as a reduction of interest income. The deduction is available only if holder makes a timely election under section 171 of the Code. The election, if made, would apply to all debt instruments held or subsequently acquired by the electing holder and could not be revoked without permission from the IRS.

     Amortizable Acquisition Premium. Generally, "Acquisition Premium" will result if the holder's tax basis in the New Subordinated Debentures is less than the Redemption Price, but more than the Issue Price of the New Subordinated Debentures. The Acquisition Premium is the amount by which the holder's tax basis exceeds the Issue Price of the New Subordinated Debentures. Generally, the holder's tax basis would exceed the Issue Price if (i) the holder acquired the Old Subordinated Debentures at original issue and the "adjusted issue price" of the Old Subordinated Debentures exceeds the Issue Price of the New Subordinated Debentures or (ii) the holder acquired the Old Subordinated Debentures after original issue for an amount that (after adjustment for the accrual of OID, Bond Premium and Acquisition Premium, if any) exceeds the Issue Price of the New Subordinated Debentures.

     Acquisition Premium arising in these circumstances is applied to reduce the amount of OID otherwise includible in the income of the holder. The holder may reduce the amount of OID under a fixed fractional formula or may elect under the Treasury Regulations to compute the net OID accrual under a constant yield method.

Backup Withholding

     Under the backup withholding rules, interest otherwise payable to a holder of New Subordinated Debentures and the proceeds from any disposition of such property may be subject to backup withholding at the rate of 31% unless the holder (i) is a corporation or comes within certain other exempt categories and, demonstrates that fact when required, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Tax Consequences To The Company

     The Company will be treated as if it satisfied Old Subordinated Debentures with New Subordinated Debentures. The Company will realize cancellation of debt ("COD") income to the extent that the Issue Price of the New Subordinated Debentures is less than the "adjusted issue price" of the Old Subordinated Debentures.

     Generally, COD income is excluded from gross income if it occurs in a Chapter 11 reorganization. To the extent of such COD income, however, the taxpayer must first reduce certain tax attributes such as net operating losses and certain tax credits and then reduce the tax bases of its assets. The reduction in tax bases, however, is limited to the amount by which the aggregate tax bases of the taxpayer's assets exceeds the taxpayer's aggregate liabilities immediately after the issuance of the New Subordinated Debentures. These adjustments are designed to cause to the taxpayer to recapture the excluded COD income when such assets are sold or income is realized in the future. To the extent that the COD income exceeds the taxpayer's asset bases and tax attributes available for reduction, such excess COD income will be permanently excluded from gross income.

     COD income realized from the issuance of the New Subordinated Debentures under the Plan should be excluded from the Company's income. The Company expects that immediately after the issuance it will have certain tax credits available for reduction. Its aggregate liabilities, however, are expected to exceed the aggregate tax bases of its assets. Accordingly, any COD income realized on the issuance of the New Subordinated Debentures will reduce such tax credits. There should be no reduction, however, in the basis of the Company's assets. Any COD income remaining after the reduction of tax credits should be permanently excluded from income.

     If the Issue Price of the New Subordinated Debentures equals the "adjusted issue price" of the Old Subordinated Debentures, no COD income should result. If the Issue Price of the New Subordinated Debentures exceeds the "adjusted issue price" of the Old Subordinated Debentures, the Company should receive an immediate deduction for such amount as "bond retirement premium." See "-- Original Issue Discount--Computation."

          Under the New Investment Agreement, the Company will pay the holder of the Series A Bonds the Agreement Modification Fee. The Company must capitalize this fee. However, it may deduct the fee ratably over the remaining term of the Series A Bonds under the amortization provisions of the Code.

                               FINANCIAL ADVISORS

     In the fall of 1994, the Company retained Morgan Stanley as the financial advisor (the "Financial Advisor") for advice and assistance with respect to the evaluation of available alternatives related to refinancing or other restructuring of the Company's high levels of debt and debt repayment obligations, and implementation of its long term business strategies, and otherwise to advise and assist the Company with respect to the Restructuring. See "The Restructuring--Background and Restructuring Discussions" above.

     The Company has entered into an agreement with the Financial Advisor pursuant to which it will compensate the Financial Advisor for services in connection with the Restructuring, and will reimburse the Financial Advisor for its out-of-pocket expenses (including fees and expenses of its legal counsel). The fee for such services provided by the Financial Advisor, not including expense reimbursements, will be $2.1 million.

     The Financial Advisor has provided and may provide, from time to time, certain financial advisory services to Kelso.

     The Company has also retained Price Waterhouse LLP ("Price Waterhouse") to provide consulting services relating to the Restructuring. The Company has agreed to pay Price Waterhouse a consulting fee for its services based on hourly billing rates negotiated between the Company and Price Waterhouse, and to reimburse Price Waterhouse for its out-of-pocket expenses.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's prescribed rates, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company delivers a copy of its Annual Report on Form 10-K to certain of its equity security holders and provides and will continue to provide to the holders of its outstanding debt securities annual reports and other information, documents and reports specified in Sections 13 and 15 of the Exchange Act and filed with the Commission pursuant to the terms of the relevant indenture.

     Statements made in this Disclosure Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document that has been attached hereto as an Appendix, reference is made to the appropriate Appendix for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference. Any contract, agreement or other document that has been referred to or described herein but not otherwise attached as an Appendix may be reviewed at the principal offices of the Company at 7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224.

                                  APPENDIX A

           AMERICOLD CORPORATION HAS NOT COMMENCED A BANKRUPTCY CASE
              AS OF THE DATE OF THE DISCLOSURE STATEMENT TO WHICH
                    THIS PLAN OF REORGANIZATION IS ANNEXED



UNITED STATES BANKRUPTCY COURT
DISTRICT OF OREGON



- --------------------------
In re                    )             Chapter 11
                         )             Case No. 395-__________-11
AMERICOLD CORPORATION,   )
                         )
         Debtor.         )
- --------------------------



                            PLAN OF REORGANIZATION

                                      OF

                             AMERICOLD CORPORATION


                            ________________, 1995








                    Tonkon, Torp, Galen, Marmaduke & Booth
                               Counsel to Debtor
                              1600 Pioneer Tower
                              888 SW Fifth Avenue
                          Portland, Oregon 97204-2099

                               TABLE OF CONTENTS
                               -----------------

                                                                   Page
                                                                   ----
ARTICLE 1.  DEFINITIONS............................................   1

ARTICLE 2.  ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS..  10

ARTICLE 3.  CLASSIFICATION.........................................  11

ARTICLE 4.  TREATMENT OF UNIMPAIRED CLASSES........................  12

ARTICLE 5.  TREATMENT OF IMPAIRED CLASSES..........................  16

ARTICLE 6.  NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO CLAIMS.....  17

ARTICLE 7.  IMPLEMENTATION OF THE PLAN.............................  18

ARTICLE 8.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............  25

ARTICLE 9.  CONDITIONS PRECEDENT...................................  26

ARTICLE 10. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN.....  28

ARTICLE 11. RETENTION OF JURISDICTION..............................  29

ARTICLE 12. MISCELLANEOUS PROVISIONS...............................  32


                                   EXHIBITS
                                   --------

1.   FORM OF NEW SUBORDINATED DEBENTURE INDENTURE

2.   FORM OF NEW INVESTMENT AGREEMENT

3.   COMMITMENT LETTER DATED APRIL 3, 1995 FROM UNITED
     STATES NATIONAL BANK OF OREGON


     THE EXHIBITS TO THE PLAN ARE NOT ATTACHED TO THIS APPENDIX TO THE DISCLOSURE STATEMENT. EXHIBITS 1 AND 2 ARE AVAILABLE UPON WRITTEN REQUEST TO TONKON, TORP, GALEN, MARMADUKE & BOOTH, 1600 PIONEER TOWER, 888 S.W. FIFTH AVENUE, PORTLAND, OREGON 97204-2099,
     ATTENTION:  ALBERT N. KENNEDY.  EXHIBIT 3 IS ATTACHED TO THE
     DISCLOSURE STATEMENT AS APPENDIX C.

Americold Corporation, as debtor and debtor-in-possession, proposes this Plan of Reorganization pursuant to Section 1121(a) of Title 11 of the United States
Code:
                                  ARTICLE 1.

                                  DEFINITIONS

     Rules of Interpretation.  As used herein, the following terms have the
     -----------------------
respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan.

     1.1 "Administrative Expense Claim" means any Claim entitled to the priority afforded by sections 503(b) and 507(a)(1) of the Bankruptcy Code.

     1.2 "Allowed" means, with respect to any Claim, proof of which has been properly Filed or, if no proof of claim was so Filed, which was or hereafter is listed on the Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so Filed, to the extent allowed by a Final Order; provided that all Class 7 Claims (excluding any Rejection Claims arising pursuant to Article 8 of the Plan) shall be treated for all purposes as if the Chapter 11 Case was not filed, and the determination of whether any such Claim shall be allowed and/or the amount thereof shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

     1.3  "Ballot Agent" means Tonkon, Torp, Galen, Marmaduke & Booth.

     1.4  "Ballot Record Date" means March 31, 1995.

     1.5 "Ballot Return Date" means 3:00 p.m., Portland, Oregon time, on May 8, 1995, unless and to the extent such date is extended by the Debtor in accordance with the provisions of the Disclosure Statement.

     1.6 "Ballots" means the ballots and/or master ballots distributed to the holders of Old Subordinated Debentures and the Institutional Investor for the purposes of voting on the Plan.

     1.7 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time, set forth in sections 101 et seq. of title 11 of the United States Code.

     1.8 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Oregon, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the District of Oregon to the extent that the reference of the Chapter 11 Case or any proceeding therein is withdrawn.

     1.9 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075, title 28 of the United States Code, and the local rules and standing orders of the Bankruptcy Court.

     1.10 "Bank" means United States National Bank of Oregon.

     1.11 "Bank's Secured Claim" means the Secured Claim of the Bank which, for purposes of the Plan, shall be deemed to be Allowed in an amount equal to the excess of (a) the sum of (i) all of the Obligations (as such term is defined in the Credit Agreement) as of the Petition Date and as described in the Cash Collateral Order, (ii) an amount equal to 100% of the interest that accrued pursuant to the Credit Agreement at the contract rate from and including the Petition Date through and including the Effective Date, (iii) all payments required under all Letters of Credit outstanding (as such term is defined in the Credit

Agreement) from and including the Petition Date through and including the Effective Date and (iv) to the extent provided by the Credit Documents (as such term is defined in the Credit Agreement), an amount equal to 100% of any and all costs and expenses, including, without limitation, attorneys' fees which remain unpaid as of the Effective Date over (b) the sum of all payments made in cash by the Debtor to the Bank pursuant to Sections 361, 363 and/or 364 of the Bankruptcy Code prior to the Effective Date on account of the obligations described in subparagraph (a) herein.

     1.12 "Business Day" means a day other than a Saturday, Sunday or other day on which banks in Portland, Oregon are authorized or required by law to be closed.

     1.13 "Cash Collateral Order" means an order of the Bankruptcy Court authorizing the Debtor to use, subject to the terms and provisions thereof, the cash proceeds of the Debtor's pre-Petition Date accounts receivable and inventory.

     1.14 "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code with respect to the Debtor, pending or to be pending in the District of Oregon, administered as In re Americold Corporation, Case No. 395-_____________-
                        ---------------------------
11.

     1.15 "Claim" means (a) any right to payment from the Debtor arising before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy against the Debtor arising before the Effective Date for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     1.16 "Class" means one of the classes of Claims or Interests defined in
Article 3 hereof.

     1.17 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

     1.18 "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

     1.19 "Creditors' Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.

     1.20 "Debenture Holders Committee" means the official committee of holders of the Old Subordinated Debentures appointed in the Chapter 11 case by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.

     1.21 "Debtor" means Americold Corporation, as debtor and debtor-in-possession in the Chapter 11 Case.

     1.22 "Disclosure Statement" means the Debtor's Disclosure Statement, dated April 14, 1995, as amended, modified, restated or supplemented from time to time, pertaining to the Plan.

     1.23 "Distribution Record Date" means the date on which the Confirmation Order is signed.

     1.24 "Effective Date" means the Business Day on which all of the conditions specified in Section 9.1 hereof are first satisfied and/or waived in accordance with Article 9 of the Plan.

     1.25 "Employee Claim" means a Claim based on salaries, wages, sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, stock incentive programs, employee compensation guarantees, severance or similar employee benefits.

     1.26 "Filed" means filed with the Bankruptcy Court in the Chapter 11 Case.

     1.27 "Final Order" means an order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified or amended, (b) as to which no appeal, certiorari proceeding, reargument or other review or rehearing has been requested or is still pending and (c) as to which the time for filing a notice of appeal or petition for certiorari, or request for reargument or further review or rehearing shall have expired.

     1.28 "Financing Lease" means any lease pursuant to which the Debtor is the lessee that is intended to grant a security interest in the leased property to the lessor under such lease.

     1.29 "First Mortgage Bonds" means the Debtor's 11.45% First Mortgage Bonds, Series A, and 11 1/2% First Mortgage Bonds, Series B.

     1.30 "First Mortgage Bond Indenture" means the Amended and Restated Indenture, dated as of March 9, 1993, as amended, modified, restated or supplemented from time to time, between the Debtor and Shawmut Bank Connecticut, National Association, as indenture trustee, relating to the First Mortgage Bonds.

     1.31 "Interest" means the rights of the owners of the issued and outstanding shares of capital stock of Debtor, including preferred and common stock, and options to acquire capital stock of Debtor.

     1.32 "Institutional Investor" means Metropolitan Life Insurance Company.

     1.33 "Lease Secured Claim" means any Claim of a lessor under a Financing Lease.

     1.34 "New Credit Agreement" means an agreement to be executed as of the Effective Date between the Reorganized Debtor and the Bank pursuant to the commitment letter dated April 3, 1995 from the Bank to the Debtor and attached to the Plan as Exhibit 3.

     1.35 "New Investment Agreement" means the Second Amended and Restated Investment Agreement, dated as of the Effective Date, to be entered into by the Reorganized Debtor and the Institutional Investor, substantially in the form of
Exhibit 2 attached to and incorporated in the Plan.

     1.36 "New Subordinated Debentures" means the Debtor's 15% Senior Subordinated Debentures due 2007, issuable pursuant to the New Subordinated Debenture Indenture and described in the Disclosure Statement.

     1.37 "New Subordinated Debenture Indenture" means the Indenture, dated as of the Effective Date, to be entered into by the Reorganized Debtor with respect to the New Subordinated Debentures, substantially in the form of Exhibit 1 to the Plan.

     1.38 "Old Credit Agreement" means the Credit Agreement, dated as of February 3, 1993, as amended, modified, restated or supplemented from time to time, between the Debtor and Bank.

     1.39 "Old Investment Agreement" means the Amended and Restated Investment Agreement, dated March 2, 1993, between Debtor and the Institutional Investor.

     1.40 "Old Subordinated Debentures" means the Debtor's 11% Senior Subordinated Debentures due 1997.

     1.41 "Old Subordinated Debenture Claim" means a Claim of a holder of Old Subordinated Debentures which, for purposes of the Plan, shall be deemed to be an amount equal to the sum of (a) the face amount of Old Subordinated Debentures held by such holder and (b) an amount equal to 100% of the accrued and unpaid interest at the contract rate on such Old Subordinated Debentures, through but not including the Effective Date.

     1.42 "Old Subordinated Debenture Indenture" means the Indenture, dated as of May 1, 1987, as amended, modified, restated or supplemented from time to time, between the Debtor and United States Trust Company of New York, as indenture trustee, relating to the Old Subordinated Debentures.

     1.43 "Other Priority Claim" means any Claim for an amount entitled to priority in right of payment under section 507(a)(3), (4), (5) or (6) of the Bankruptcy Code.

     1.44 "Petition Date" means ______________, 1995, the date on which the petition commencing the Chapter 11 Case was filed.

     1.45 "Plan" means this plan of reorganization, as amended, modified, restated or supplemented from time to time.

     1.46 "Priority Tax Claim" means a Claim of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.47 "Reorganized Debtor" means the Debtor from and after the Effective
Date.
     1.48 "Rejection Claim" means a Claim arising from the rejection of an unexpired lease or executory contract pursuant to this Plan or Final Order of the Bankruptcy Court.

     1.49 "Restated Articles of Incorporation" means the restated articles of incorporation of the Debtor, which shall modify and amend Debtor's Articles of Incorporation to prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

     1.50 "Schedules" means the schedules of assets and liabilities and the statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, as amended, modified, restated or supplemented from time to time.

     1.51 "Secured Claim" means any Claim against the Debtor held by any Entity, including, without limitation, an Affiliate or judgment creditor of the Debtor, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code.

     1.52 "Series A Bonds" means the Debtor's 11.45% First Mortgage Bonds, Series A, due 2002.

     1.53 "Series A Bond Claim" means a Claim of a holder of Series A Bonds.

     1.54 "Series B Bonds" means the Debtor's 11 1/2% First Mortgage Bonds, Series B, due 2005.

     1.55 "Series B Bond Claim" means a Claim of a holder of Series B Bonds.

     1.56 "Trade Claim" means any Claim of any Entity against the Debtor for goods provided and/or services in the ordinary course rendered by such Entity to the Debtor.

                                  ARTICLE 2.

             ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1  Administrative Expense Claims and Priority Tax Claims.  Each holder of
          ------------------------------------------------------
an Allowed Administrative Expense Claim and each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation, statute or regulation governing such Claim); provided, however, that Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtor during the Chapter 11 Case shall be paid by the Debtor or the Reorganized Debtor in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto.

Holders of Priority Tax Claims will not be required to file a Proof of Claim.

                                  ARTICLE 3.

                                CLASSIFICATION

     For purposes of the Plan, Claims and Interests are classified as provided below. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of such Class and is classified in a different Class to the extent that such Claim or Interest qualifies within the description of such different Class.

     3.1  Class 1.  Other Priority Claims.  Class 1 consists of all Allowed
          -------------------------------
Other Priority Claims.

     3.2  Class 2.  Bank's Secured Claim.  Class 2 consists of the Bank's
          ------------------------------
Secured Claim.

     3.3  Class 3.  Miscellaneous Secured Claims.  Class 3 consists of all
          --------------------------------------
Allowed Lease Secured Claims and all Allowed Secured Claims, other than the Bank's Secured Claim. Each such Claim shall be deemed to be placed in a separate subclass.

     3.4  Class 4.  Series B Bond Claims.  Class 4 consists of the Allowed
          ------------------------------
Secured Claims of all holders of Series B Bonds.

     3.5  Class 5.  Series A Bond Claims.  Class 5 consists of all Allowed
          ------------------------------
Secured Claims of the holders of Series A Bonds other than the Claim of the Institutional Investor.

     3.6  Class 6.  Institutional Investor Claim.  Class 6 consists of the
          --------------------------------------
Allowed Secured Claim of the Institutional Investor.

     3.7  Class 7.  General Unsecured Claims.  Class 7 consists of all Allowed
          ----------------------------------
Claims (including, without limitation, Employee Claims and Trade Claims), other than Claims that are otherwise classified hereby, Administrative Expense Claims and Priority Tax Claims.

     3.8  Class 8.  Old Subordinated Debenture Claims.  Class 8 consists of all
          -------------------------------------------
Allowed Claims of holders of Old Subordinated Debentures.

     3.9  Class 9.  Preferred Stock Interests.  Class 9 consists of the
          -----------------------------------
Interests of the holders of Debtor's preferred stock.

     3.10 Class 10.  Interests.  Class 10 consists of the Interests of the
          --------------------
holders of Debtor's common stock, and holders of options to acquire common stock.
                                   ARTICLE 4.

                        TREATMENT OF UNIMPAIRED CLASSES

     4.1  Class 1 (Other Priority Claims).  Each holder of an Allowed Class 1
          -------------------------------
Claim shall be paid in full in cash the amount of its Allowed Class 1 Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).

     4.2  Class 2 (Bank's Secured Claim).  The holder of the Bank's Secured
          ------------------------------
Claim shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) Such Claim shall be paid in full in cash.

          (b) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (c) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.

     4.3  Class 3 (Miscellaneous Secured Claims).  With respect to each Allowed
          --------------------------------------
Class 3 Claim, unless the holder thereof shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective
Date:
          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

          With respect to any Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.

     4.4  Class 4 (Series B Bond Claims).  Each holder of an Allowed Class 4
          ------------------------------
Claim shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (b) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.

     4.5  Class 5 (Series A Bond Claims).  Each holder of an Allowed Class 5
          ------------------------------
Claim shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (b) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.

     4.6  Class 7 (General Unsecured Claims).  With respect to each Allowed
          ----------------------------------
Class 7 Claim, unless the holder thereof shall agree to a different treatment, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) Such Claim shall be paid in full on the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).

          (b) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (c) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

          With respect to any Claim which receives the treatment described in clause "b" or "c" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.

     4.7  Class 9 (Preferred Stock Interests).  All holders of Class 9 Interests
          -----------------------------------
shall retain their Interests in the Debtor and Reorganized Debtor without any alteration of their legal, equitable, or contractual rights.

     4.8  Class 10 (Interests).  All holders of Class 10 Interests shall retain
          --------------------
their Interests in the Debtor and Reorganized Debtor without any alteration of their legal, equitable, or contractual rights.

     4.9  Unimpaired Classes.  By virtue of the foregoing provisions of this
          ------------------
Article 4, the Claims and Interests in Classes 1, 2, 3, 4, 5, 7, 9, and 10 are not impaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, such Classes and each holder of a Claim or Interest in such Classes are conclusively presumed to have accepted the Plan, and solicitation of acceptances of holders in such Classes is not required.

                                  ARTICLE 5.

                         TREATMENT OF IMPAIRED CLASSES

     5.1  Class 6 (Institutional Investor Claim).  The Institutional
          --------------------------------------
Investor is a holder of Series A Bonds and is a party to the Investment Agreement. The Claim of the Institutional Investor as a holder of Series A Bonds will receive the treatment set forth in Section 4.5 of this Plan relating to Series A Bond Claims. As of the Effective Date,

          (a) the Old Investment Agreement shall be cancelled and have no further force or effect as provided in Section 7.6 of the Plan;

          (b) the Reorganized Debtor shall execute and deliver to the Institutional Investor the New Investment Agreement; and

          (c) the New Investment Agreement shall be deemed effective and binding as provided in Section 7.5 of the Plan.

     5.2  Class 8 (Old Subordinated Debenture Claims).  On the Effective
          -------------------------------------------
Date, each holder of an Allowed Class 8 Claim shall receive the following:

          (a) Cash in an amount equal to accrued but unpaid interest on such holder's Old Subordinated Debentures up to but excluding the Effective Date; and

          (b) New Subordinated Debentures in a principal amount equal to the face amount of such holder's Old Subordinated Debentures.

     5.3  Impaired Classes and Interests.  By virtue of the foregoing
          ------------------------------
provisions of this Article 5, Classes 6 and 8 are impaired under the Plan. Pursuant to section 1126(a) of the

Bankruptcy Code, holders in Classes 6 and 8 are entitled to vote to accept or reject the Plan.

                                  ARTICLE 6.

              NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO CLAIMS

     6.1  No Bar Date, Disputed Claims, Objections to Claims.  Except as
          --------------------------------------------------
set forth in Section 8.3 of this Plan relating to Rejection Claims, no bar date pursuant to Bankruptcy Rule 3003(c)(3) shall be fixed as a deadline for the filing of proofs of Claim against the Debtor. Only Claims that are Allowed shall be entitled to distributions under the Plan. The Debtor reserves the right to contest and object to any Claims, including, without limitation, those Claims that are specifically referenced herein, are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of such Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be Filed and served upon counsel to the Debtor, counsel to the Creditors' Committee, counsel to the Debenture Holders Committee and the holder of the Claim objected to on or before the later of (a) the Effective Date and (b) 60 days after the date (if any) on which a proof of claim is Filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court. All disputed Claims shall be resolved by the Bankruptcy Court, except to the extent that (y) the Debtor may otherwise elect consistent with the Plan and the Bankruptcy Code or (z) the Bankruptcy Court may otherwise order.

                                  ARTICLE 7.

                          IMPLEMENTATION OF THE PLAN

     7.1  Restated Articles of Incorporation.  The Reorganized Debtor shall
          ----------------------------------
be deemed to have adopted the Restated Articles of Incorporation on the Effective Date and shall promptly thereafter cause the same to be filed with the Secretary of State of the State of Oregon. After the Effective Date, the Reorganized Debtor may amend the Restated Articles of Incorporation and may amend its bylaws, in accordance with the Restated Articles of Incorporation, such bylaws and applicable state law.

     7.2  Issuance of New Subordinated Debentures.  On the Effective Date,
          ---------------------------------------
the Reorganized Debtor shall, in accordance with the Plan, enter into the New Subordinated Debenture Indenture and issue the New Subordinated Debentures thereunder to the holders of the Allowed Subordinated Debenture Claims.

     7.3  New Credit Agreement.  On the Effective Date, the Reorganized
          --------------------
Debtor shall, in accordance with the Plan, enter into the New Credit Agreement.

     7.4  New Investment Agreement.  On the Effective Date, the Reorganized
          ------------------------
Debtor shall, in accordance with the Plan, enter into the New Investment Agreement.

     7.5  Effectiveness of Securities, Instruments and Agreements.  On the
          -------------------------------------------------------
Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, (a) the New Subordinated Debenture Indenture,

(b) the New Credit Agreement, (c) the New Investment Agreement and (d) any security, instrument or agreement entered into in connection with any of the foregoing shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

     7.6  Cancellation of Securities, Instruments and Agreements Relating
          ---------------------------------------------------------------
to Impaired Claims.  On the Effective Date, except as otherwise provided herein,
- ------------------
the Old Investment Agreement, the Old Subordinated Debenture Indenture, and any security, instrument or agreement entered into in connection with the foregoing shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with such agreement shall be discharged.

     7.7  Waiver of Subordination.  The distributions under the Plan take
          -----------------------
into account the relative priority of each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions under this Plan shall not be subject to levy, garnishment, attachment or other legal process by any holder (a "Senior Creditor") of a Claim purporting to be entitled to the benefits of such contractual subordination. On the Effective Date, all Senior Creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan.

     7.8  Surrender of Securities.  Each holder of Old Subordinated
          -----------------------
Debentures shall surrender the same to the Debtor or the Reorganized Debtor, and the Reorganized Debtor shall distribute or shall cause to be distributed to the holders thereof the appropriate New Subordinated Debentures pursuant to this Plan. No distribution of New Subordinated Debentures hereunder shall be made to or on behalf of any such holder unless and until such Old Subordinated Debenture is received by the Debtor or the Reorganized Debtor, or the unavailability of such instrument is established to the satisfaction of the Debtor or the Reorganized Debtor. Any such holder that fails to surrender or cause to be surrendered such Old Subordinated Debenture, or to execute and deliver an affidavit of loss and indemnity satisfactory to the Debtor or the Reorganized Debtor, and, in the event that the Debtor or the Reorganized Debtor so requests with respect to the Old Subordinated Debentures, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Debtor or the Reorganized Debtor, within two years after the Effective Date, shall be deemed to have forfeited all Claims against the Debtor represented by such Old Subordinated Debenture and shall not participate in any distribution hereunder in respect of such Old Subordinated Debenture and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the Reorganized Debtor. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity or bond required by this Section is provided, and regardless of whether the Reorganized Debtor makes a distribution hereunder in the absence of compliance by any holder of a Claim with the requirements of this Section. The Debtor or the Reorganized Debtor may waive the requirements of this Section.

     7.9  Registration of New Subordinated Debentures.  The Reorganized
          -------------------------------------------
Debtor will, at its expense, use its best efforts to file with the Securities Exchange Commission (the "Commission") as soon as practicable after the Effective Date a registration statement with respect to the New Subordinated Debentures. If no such registration statement is filed within 60 days immediately following the Effective Date, the Reorganized Debtor will file a registration statement relating to the New Subordinated Debentures with the Commission upon receipt of a written request for such registration from the holders of 25% in principal amount of the New Subordinated Debentures. Such written request must be received by the Reorganized Debtor on or before the first anniversary of the Effective Date.

     7.10 Setoffs.  The Debtor may, but shall not be required to, set off
          -------
against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

     7.11 Distribution of Unclaimed Property.  Any distribution of
          ----------------------------------
property under the Plan which is unclaimed after two years following the Effective Date shall irrevocably revert to the Reorganized Debtor.

     7.12 Saturday, Sunday or Legal Holiday.  If any payment or act under
          ---------------------------------
the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     7.13 Corporate Action.  Upon entry of the Confirmation Order by the
          ----------------
Clerk of the Bankruptcy Court, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and filing with the Secretary of State of the State of Oregon of the Restated Articles of Incorporation, (b) the execution, delivery and performance of the New Credit Agreement, (c) the execution, delivery and performance of the New Subordinated Debenture Indenture and the New Subordinated Debentures, (d) the execution, delivery and performance of the New Investment Agreement, and (e) the execution, delivery and performance of all documents and agreements relating to any of the foregoing. On the Effective Date, the appropriate officers of the Reorganized Debtor are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the

Disclosure Statement in the name of and on behalf of the Reorganized Debtor.

     7.14 Retiree Benefits.  On and after the Effective Date, to the
          ----------------
extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Effective Date, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.

     7.15 Timing of Distributions.  Notwithstanding anything to the
          -----------------------
contrary herein, (a) any distribution required by the Plan to be made on the Effective Date in respect of a Claim shall be made as soon as practicable after (but in any event within 15 days of) the later of (i) the Effective Date and
(ii) the date on which such Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied, and (b) any distribution required by the Plan or any instrument issued pursuant to the Plan to be made on a date subsequent to the Effective Date shall be made on the later of (i) such date and (ii) as soon as practicable after (but in any event within 15 days of) the date on which the pertinent Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied.

     7.16 Final Order.  Any requirement in the Plan for a Final Order may
          -----------
be waived by the Debtor, with the consent of the Institutional Investor and the Debenture Holders Committee, or, in the event that no Debenture Holders Committee is appointed in this Chapter 11 case, the Creditors' Committee, upon written notice to the Bankruptcy Court; provided, however, that nothing contained herein shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Final Order.

     7.17 Ballot Record Date; Distribution Record Date.  The Reorganized
          --------------------------------------------
Debtor shall distribute, or cause to be distributed, all distributions of property to be made pursuant to the Plan to the record holders of Allowed Old Subordinated Debenture Claims as of the Ballot Record Date, unless, prior to the Distribution Record Date, the holder of any such Claim furnishes (or causes its transferee to furnish) the Debtor, or its agent, with sufficient evidence (in the Debtor's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Reorganized Debtor shall distribute, or cause to be distributed, all distributions of property to the holder of such Claim as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers with respect to the Old Subordinated Debentures shall be closed and the Debtor, the Reorganized Debtor and the indenture trustee with respect to the Old Subordinated Debenture Indenture shall have no obligation to recognize any transfer of the Old Subordinated Debentures occurring thereafter.

                                  ARTICLE 8.

                   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1  Generally.  Effective on and as of the Effective Date, all
          ---------
executory contracts and unexpired leases that exist between the Debtor and any Entity are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court on or before the Effective Date or in respect of which a motion for rejection has been Filed on or before the Confirmation Date.

     8.2  Assumption.  Entry of the Confirmation Order by the Clerk of the
          ----------
Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtor in accordance with Section 8.1 hereof pursuant to section 365(a) of the Bankruptcy Code.

     8.3  Rejection.  Rejection Claims must be Filed no later than 20 days
          ---------
after the entry of a Final Order authorizing such rejection. Any such Rejection Claim not Filed within such time shall be forever barred from assertion against the Debtor, the Reorganized Debtor and their property and estate. Each Rejection Claim resulting from such rejection shall constitute a Class 3 Claim if secured or a Class 7 Claim if unsecured.

     8.4  Officers' and Directors' Indemnification Rights.  Notwithstanding
          -----------------------------------------------
any other provisions of the Plan, the obligations of the Debtor to indemnify its or its Affiliates' (if any) directors, officers and employees as of the Petition Date against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or bylaws of the Debtor, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon or subsequent to the commencement of the Chapter 11 Case.

     8.5  Compensation and Benefit Programs.  All employee compensation and
          ---------------------------------
benefit plans, policies and programs of the Debtor applicable generally to its employees as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, stock incentive plans, and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements.

                                  ARTICLE 9.

                             CONDITIONS PRECEDENT

     9.1  Conditions to Effective Date.  The Plan shall not become
          ----------------------------
effective unless each of the following conditions shall have been satisfied or waived pursuant to Section 9.2 hereof:

          (a) Each of the conditions set forth in subsections 9.1(b) through 9.1(f) shall have been satisfied on or before September 30, 1995.

          (b)  The Confirmation Order shall have become a Final Order.

          (c) The New Subordinated Debenture Indenture and all documents contemplated by such document to be executed simultaneously therewith shall have been executed by the respective parties thereto and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.

          (d) The New Credit Agreement and all documents contemplated by the New Credit Agreement to be executed simultaneously therewith shall have been executed by the respective parties thereto, and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.

          (e) The New Investment Agreement and all documents contemplated by the New Investment Agreement to be executed simultaneously therewith shall have been executed by the respective parties thereto, and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.

          (f) All other actions required by Article 7 and Section 12.1 hereof to occur on or before the Effective Date shall have occurred.

     9.2  Waiver of Conditions.  The Debtor, with the consent of the
          --------------------
Institutional Investor and the Debenture Holders Committee, or, in the event that no Debenture Holders Committee is appointed in this Chapter 11 Case, the Creditors' Committee, may waive any of the conditions set forth in Section 9.1 hereof.

     9.3  Notice to Bankruptcy Court.  The Debtor shall notify the
          --------------------------
Bankruptcy Court in writing promptly after the Effective Date that the Plan shall have become effective.

                                  ARTICLE 10.

              MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

     10.1 Modification of Plan.  The Debtor, with the consent of the
          --------------------
Institutional Investor and the Debenture Holders Committee, or in the event that no Debenture Holders Committee is appointed in this Chapter 11 Case, the Creditors' Committee may alter, amend or modify the Plan pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of the Plan, the Debtor may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

     10.2 Revocation or Withdrawal of Plan.
          --------------------------------

          (a) Right to Revoke.  The Debtor reserves the right to revoke or
              ---------------
withdraw the Plan at any time prior to the Effective Date.

          (b) Effect of Withdrawal or Revocation.  If the Debtor revokes or
              ----------------------------------
withdraws the Plan prior to the Effective Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Entity or to prejudice in any manner the rights of the Debtor or any Entity in any further proceedings involving the Debtor.

     10.3 Nonconsensual Confirmation.  The Debtor shall request that the
          --------------------------
Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code if the requirements of all provisions of section 1129(a) of the Bankruptcy Code, except subsection 1129(a)(8), are met.

                                  ARTICLE 11.

                           RETENTION OF JURISDICTION

     11.1 Jurisdiction of Bankruptcy Court.
          --------------------------------
          (a) Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of the Chapter 11 Case for the following purposes:

          (i) To hear and determine any pending applications for the rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom.

          (ii) To determine any adversary proceedings, applications, contested matters and other litigated matters pending on the Effective Date.

          (iii) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

          (iv) To hear and determine objections to or requests for estimation of Claims, including any objections to the classification of any Claim, and to allow, disallow and/or estimate any Claim, in whole or in part.

          (v) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          (vi) To issue any appropriate orders in aid of execution of the Plan or to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Debtor.

          (vii) To hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          (viii) To hear and determine all applications for compensation and reimbursement of expenses of professionals or members of the Creditors' Committee (and if applicable, the Debenture Holders Committee) under sections 330, 331, 503(b) and/or 1103 of the Bankruptcy Code.

          (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan; provided, however, that nothing herein shall be construed to vest in the Bankruptcy Court jurisdiction to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the instruments and securities being issued under the Plan.

          (x) To hear and determine other issues presented or arising under the Plan.

          (xi) To hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the Bankruptcy Code.

          (xii)  To enter a final decree closing the Chapter 11 Case.

          (b) Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:

          (i) To recover all assets of the Debtor and property of the estate, wherever located.

          (ii) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtor or its estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

          (iii) To hear any other matter not inconsistent with the Bankruptcy Code.

     11.2 Failure of Bankruptcy Court to Exercise Jurisdiction.  If the
          ----------------------------------------------------
Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Chapter 11 Case, including with respect to the matters set forth above in Sections 11.01(a) and (b) hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                                  ARTICLE 12.

                           MISCELLANEOUS PROVISIONS

     12.1 Payment of Statutory Fees.  All fees payable pursuant to section 1930
          -------------------------
of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

     12.2 Discharge of Debtor.  Except as otherwise expressly provided herein,
          -------------------
the confirmation of the Plan shall, provided that the Effective Date shall have occurred, discharge all Claims, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof.

     12.3 Injunction.  Except as otherwise expressly provided herein, the entry
          ----------
of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all Entities that have held, currently hold or may hold a Claim, or other debt or liability that is discharged pursuant to the Plan from taking any of the following actions in respect of such discharged Claim, debt or liability: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, the

Reorganized Debtor or their property; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Reorganized Debtor or their property; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, the Reorganized Debtor or their property; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor, the Reorganized Debtor or their property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

     12.4 Revesting.  Except as otherwise expressly provided herein, on the
          ---------
Effective Date, all property and assets of the estate of the Debtor shall revest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other interests of creditors arising on or before the Effective Date, and the Reorganized Debtor may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.

     12.5 Exculpation.  Neither the Reorganized Debtor, the Bank, the
          -----------
Institutional Investor, the Creditors' Committee, nor the Debenture Holders Committee, nor any of their respective members, officers, directors, shareholders, employees, agents, attorney's, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order; and in all respects, such Entities (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

     12.6 Rights of Action.  Any rights or causes of action (including, without
          ----------------
limitation, any and all avoidance actions) accruing to the Debtor shall remain assets of the Reorganized Debtor. The Reorganized Debtor may pursue such rights of action, as appropriate, in accordance with what is in its best interests and for its benefit.

     12.7 Creditors' Committee.  The appointment of each official committee
          --------------------
appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code shall terminate on the Effective Date.

     12.8 Governing Law.  Except to the extent the Bankruptcy Code, the
          -------------
Bankruptcy Rules or other federal laws are applicable, the laws of the State of Oregon shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan.

     12.9  Withholding and Reporting Requirements.  In connection with the
           --------------------------------------
Plan and all instruments issued in connection therewith and distributions thereon, the Debtor and the Reorganized Debtor shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as the Reorganized Debtor may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable the Reorganized Debtor to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

     12.10 Time.  Unless otherwise specified herein, in computing any period of
           ----
time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.

     12.11 Section 1146 Exemption.  Pursuant to Section 1146(c) of the
           ----------------------
Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtor pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

     12.12 Severability.  In the event that any provision of the Plan is
           ------------
determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor and with the consent of the Institutional Investor, may modify or amend such provision, in whole or in part as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision; provided, however, that such modification shall not be effected except in compliance with Section 10.1 of the Plan.

     12.13 Binding Effect.  The provisions of the Plan shall bind all holders
           --------------
of Claims and Interests, whether or not they have accepted the Plan.

     12.14 Plan Controls.  In the event and to the extent that any provision of
           -------------
the Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to the Plan, the provisions of the Plan shall control and take precedence.

     DATED this _________ day of ___________________, 1995.

                              Respectfully submitted,

                              AMERICOLD CORPORATION



                              By ___________________________
                              Title: _______________________

TONKON, TORP, GALEN,
  MARMADUKE & BOOTH



By ________________________________
   Albert N. Kennedy; OSB No. 82142
   Of Attorneys for Debtor

                                                                      Appendix B
                             AMERICOLD CORPORATION
                        Chapter 7 Liquidation Analysis


Introduction

     In conjunction with the development of the Plan and Disclosure Statement, the Company's management developed the following Chapter 7 liquidation analysis to assist holders of claims and interests in determining whether to accept or reject the Plan. The liquidation analysis indicates the estimated values which might be obtained by classes of claims and interests if the Company's assets were sold pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business and payments under the Plan. Based on the analysis, management of the Company believes that a liquidation under Chapter 7 would produce substantially less value for distribution to holders of claims than that recoverable under the Plan.

Approach

     The Chapter 7 liquidation period is assumed to average six months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months. This time would allow for the collection of receivables, sale of assets and winding down of daily operations.

     Estimates were made of the cash proceeds which might be realized from the liquidation of the Company's assets. For certain assets, such as real property, estimates of liquidation values were made for each asset individually. For other assets, such as machinery and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Company might achieve through their disposition.

     Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Company's assets will result in an accurate estimate of the proceeds which would be realized were the Company to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Company's estimate, depending on the claims asserted during the pendency of the case. This liquidation analysis does not include liabilities that may arise as a result of lease or contract rejections, litigation, certain new tax assessments or other potential claims. The analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Company could vary materially from the estimates provided herein.

     The accompanying liquidation analysis was based on the estimated and unaudited book values of the Company's assets on January 31, 1995. All assets are shown net of any related reserves. Management of the Company does not believe that more current historical information or projected information would vary significantly. However, this analysis is subject to any changes due to the Company's continued operations since this date. The book values used were obtained from the Company's monthly internal financial statements and accounting records. These values have not been subjected to any review, compilation or audit by any independent accounting firm.

                             Americold Corporation
               Summary of Estimated Asset Values and Recoveries
                       Assuming a Chapter 7 Liquidation
                      As of January 31, 1995 (Unaudited)
                                    ($000)

                                                     Estimated
                                Estimated           Collateral/                          Average
                                 Debt(A)           Liquidation          Equity/          Recovery
                               Outstanding            Value           (Deficiency)      Percentage
                               -----------            -----           ------------      ----------
Secured Claims

     First Mortgage Bonds         $336,127          $286,337            $ (49,790)          85%

     Capital Lease Debt             22,247            18,855               (3,969) (B)      82% (B)

     Bank Term Debt                  9,102            14,401                5,299          100%

     Bank Letters of Credit          4,897            12,482                7,585          100%

Administrative Claims              107,320            60,971              (46,349)          57%

Priority Claims                      9,544                 0               (9,544)           0%

Unsecured Claims                   183,104                 0             (183,104)           0%

____________________

(A)  Includes pre- and post-petition interest, if applicable.

(B) Because certain capital leases are under-collateralized while others are not, the deficiency claim and recovery percentage are calculated on a lease-by-lease basis, rather than by comparing total debt to total collateral.

                             Americold Corporation
           Estimate of Asset Values Assuming a Chapter 7 Liquidation
                      As of January 31, 1995 (Unaudited)
                                    ($000)

                                                (Unaudited)
                                         Note   Book Value       Estimated
                                         Ref    At 1-31-95   Liquidation Value
                                         ----   ----------   -----------------

CASH AND CASH EQUIVALENTS                (A)      $ 21,310     $ 21,310    100%

ACCOUNTS AND NOTES RECEIVABLE            (B)
  Trade Accounts Receivable                         20,272       12,482     62%
  Notes Receivable                                     502           12      2%
  Other Receivables                                  2,030        1,630     80%
                                                  --------     --------    ---
                                                  $ 22,805     $ 14,123     62%
                                                  --------     --------    ---

PREPAID EXPENSES AND OTHER ASSETS        (C)
  Inventory                                            217            0      0%
  Prepaids and Other Assets                          6,686          348      5%
                                                  --------     --------    ---
                                                     6,903          348      5%
                                                  --------     --------    ---

PROPERTY, PLANT AND EQUIPMENT            (D)
  First Mortgage Bond Collateral                   301,236      262,877     87%
   Property
  Capital Lease Collateral Property                 18,174       18,855    104%
  Bank Collateral Property                          12,846       14,401    112%
  Other Real Property                               23,088       13,629     59%
  Equipment, Pallets, Furniture &                    2,198          582     26%
   Fixtures
  Construction in Progress                           7,404            0      0%
  Other Fixed Assets                                 2,776            0      0%
                                                  --------     --------    ---
                                                   367,722      310,344     84%
                                                  --------     --------    ---

OTHER NON-CURRENT ASSETS                 (E)
  Investments in Subsidiaries                        1,447            0      0%
  Goodwill, Net                                     80,239            0      0%
  Debt Issuance Costs, Net                           8,439            0      0%
  Other Intangibles, Net                             1,522            0      0%
                                                  --------     --------    ---
                                                    91,648            0      0%
                                                  --------     --------    ---

MORTGAGE BOND ESCROW                     (F)        25,225       23,459     93%
                                                  --------     --------    ---
                                         (G)      $535,612     $369,584     69%
                                                  ========     ========    ===

                             Americold Corporation
            Schedule of Liabilities Assuming a Chapter 7 Liquidation
                       As of January 31, 1995 (Unaudited)
                                     ($000)

                                    (Unaudited)       Estimated
                             Note      Debt        Available Cash/    Deficiency
                              Ref   At 1-31-95    Debt Extinguished     Claim
                             -----  -----------  -------------------  ----------

Proceeds from Liquidation                         $ 369,584
Proceeds from Operations     (H)                     10,000
 Wind Down, Net                                   ---------
AVAILABLE CASH                                      379,584
                                                  ---------

Less: Payments to Secured
 Debtholders

  First Mortgage Bonds       (I)      $326,250     (286,337)     88%     $39,913
   Pre-petition Accrued      (I)         9,877            0       0%       9,877
    Interest
   Post-petition Accrued     (I)             0            0      --
    Interest

  Capital Lease Debt         (J)        22,051      (18,187)     82%       3,865
   Pre-petition Accrued      (J)           104            0       0%         104
    Interest
   Post-petition Accrued     (J)            91          (91)    100%
    Interest

  Bank Term Debt             (K)         8,645       (8,645)    100%
   Pre-petition Accrued      (K)            65          (65)    100%
    Interest
   Post-petition Accrued     (K)           392         (392)    100%
    Interest

  Bank Letters of Credit     (L)         4,897       (4,897)    100%
                                                  ---------           ----------
  Total Payments to                                (318,613)              53,759
   Secured Debtholders                            ---------

Balance Available for                                60,971
 Administrative Claims                            ---------

Less: Administrative Claims
  Trustee's Fees             (M)        11,411       (6,483)     57%
  Professional Fees          (N)         2,000       (1,136)     57%
  State & Federal Taxes -    (O)        93,909      (53,352)     57%
   Post Petition                      --------    ---------     ---
                                       107,320      (60,971)     57%
                                                  ---------

Balance Available for                                     0
 Priority Claims                                  ---------

Less: Priority Claims
  Employee Claims            (P)         7,744            0       0%
  Tax Claims:                (Q)
   Property Taxes Payable                    0            0      --
   State & Federal Taxes -               1,800            0       0%
    Pre-Petition                      --------    ---------     ---
                                         9,544            0       0%
                                                  ---------

Balance Available for                                     0
 General Unsecured Claims                         ---------

Unsecured Claims             (R)
  General Unsecured Claims   (S)        11,183            0       0%
  Deficiency Claims (see                53,759            0       0%
   above)

  Old Subordinated                     115,000            0       0%
   Debentures
  Accrued Interest on Old                3,163            0       0%
   Subordinated Debentures            --------    ---------     ---
                                       183,104            0       0%
                                                  ---------
Balance Available for                                     0
 Equity Claims                                    =========

NOTES

A.  Cash and Cash Equivalents

    Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.


B.  Accounts and Notes Receivable

    1.  Trade Accounts Receivable primarily consist of balances due from
        -------------------------
        customers for storage and handling services. The recovery of accounts receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables; the time and effort necessary to make inquiries and to research and rebill disputed items; the Company's ability to place liens on or hold product stored in warehouses until receivables are collected; and the effect of the liquidation on collection. Certain accounts receivable have been assumed to be wholly uncollectible as they relate to revenues billed for services not yet performed and items subject to dispute or offset.

    2.  Notes Receivable are primarily comprised of amounts receivable from the
        ----------------
        lessor of certain property for a loan made to such lessor, as well as longer term receivables from distressed customers. It is assumed in Chapter 7 liquidation that, upon rejection of the lease held by this lessor, the related note will no longer be collectible. Based on management's experience, the remaining notes receivable are of negligible value in a liquidation scenario.

    3.  Other Receivables include insurance proceeds receivable related to a
        -----------------
        claim for damage to a certain storage facility, earned revenues not yet billed, and certain disputed amounts receivable. The insurance proceeds are management's best estimate of the final amount receivable; it is assumed that liquidation will likely have little effect on value. Collectibility of the accrued revenues has been estimated in a manner consistent with estimates made for trade accounts receivable. The disputed amounts receivable have been netted against the offsetting claim accrual, resulting in a 0% realization.

C.  Prepaid Expenses and Other Assets

    1.  Inventory is comprised of gravel and supplies located at the Company
        ---------
        quarry. Proceeds from the sale of the quarry, included in the liquidation of mortgage bond collateral property, are assumed to include sale of the related inventory. Thus, the inventory has no separate value in this Chapter 7 liquidation scenario.

    2.  Prepaids and Other Assets include a variety of prepayments for
        -------------------------
        insurance, rent, deposits, retainers and other items. Insurance policies have been recorded at the gross unamortized premium value with a corresponding liability to finance premium payments. The insurance balance net of the liability is assumed to have a 10% recovery value in liquidation. Rent is assumed to have no estimated liquidation value due to lease rejections, and other prepaids are assumed to have a recovery value of 10%.


D.  Property, Plant and Equipment

    1.  Mortgage Bond Collateral Property includes owned land, buildings,
        ---------------------------------
        fixtures and equipment at storage facilities which are collateral for the First Mortgage Bonds. To develop the estimated recovery from the liquidation of these properties, management projected net cash operating earnings for fiscal year 1996 and assumed that such properties could be sold at a capitalization rate which accounted for the risk of the property cash flows in this scenario. Next, the recovery value was reduced by management's estimate of the discount due to the decreased selling time, reduced negotiating position and other factors related to liquidation. The value of these properties was then reduced for commissions and selling costs of 3% of proceeds to calculate the net proceeds from dispositions. For properties for which a recent appraisal has been performed, recent negotiations have been conducted with potential purchasers, or current market and property conditions indicate significant differences in value, the recovery from liquidation of these properties has been adjusted to reflect this substantive information. For all mortgage bond properties, these estimated liquidation values could vary dramatically from the amounts which might be achieved in an actual Chapter 7 liquidation.

    2.  Capital Lease Collateral Property is comprised of certain storage
        ---------------------------------
        facilities, or portions thereof, as well as certain personal property (primarily office and material handling equipment), which have been financed through capital lease arrangements. The valuation of real property under such capital leases has been made on a basis consistent with the mortgage bond collateral property (discussed in D.1 above). For properties of which a portion is financed under capital leases with the remainder serving as collateral for the mortgage bonds, the estimated liquidation value was allocated pro rata based on net book value. The valuation of personal property under capital leases has been made on a basis consistent with the equipment, pallets, furniture and fixtures discussed in D.5 below.

    3.  Bank Collateral Property represents the real and personal property which
        ------------------------
        serves as collateral for certain term debt due to the Bank in relation to a financed storage facility. The valuation of such property has been made on a basis consistent with the mortgage bond collateral property (discussed in D.1 above).

    4.  Other Real Property includes all remaining real property which does not
        -------------------
        serve as security for any debt arrangements. For land, improvements and buildings which are owned in whole by the Company, the valuation of such property has been made on a basis consistent with the mortgage bond collateral property (discussed in D.1 above). For the improvements associated with property under operating lease arrangements, no value has been ascribed in liquidation as the improvements will revert to the lessor with the properties upon the discontinuation of the operating leases.

    5.  Equipment, Pallets, Furniture and Fixtures include material handling
        ------------------------------------------
        equipment, pallets, stacking devices, computers and other related equipment. Based on management's review of these assets and the results achieved in similar liquidations and sales, the machinery and equipment liquidation recovery was estimated to be 30% of net book value, the pallets liquidation recovery was estimated to be 25% of net book value, and the furniture and fixture liquidation recovery was estimated to be 20% of net book value.

    6.  Construction in Progress includes the cost incurred for construction on
        ------------------------
        a major project at the storage warehouse which serves as collateral for the Bank debt, as well as costs incurred at a number of facilities for smaller improvement projects. The liquidation values of the entire facilities consider the additional value provided by the construction work; thus, no additional liquidation value is ascribed.

    7.  Other Fixed Assets include mineral rights and undeveloped mined space
        ------------------
        related to the quarry. It is assumed that these other fixed assets would be sold with the quarry as discussed in D.1, above; thus, there is no standalone value in liquidation.


E.  Other Non-Current Assets

    Other non-current assets include investments in subsidiaries, net goodwill, net debt issuance costs, and other net intangibles which, in the opinion of management, have no estimated recoverable value in liquidation.


F.  Mortgage Bond Escrow

    The cash in mortgage bond escrow, which serves as collateral for the First Mortgage Bonds, is held by a trustee pending expenditure on capital projects. The book value at January 31, 1995 includes the estimated substitution of approximately $4.8 million in cash as collateral for property loss in the Kansas City Fire. Because the liquidation value of the mortgage bond collateral property is inadequate to repay the First Mortgage Bonds, use of the escrow cash will be penalized with a 7% pre-payment fee on the portion required to settle the remaining debt.


G.  Avoidance Actions

    The Company does not believe it has any significant avoidance actions; however, recoveries from any such claims have not been considered in this analysis.


H.  Operations Wind Down, Net

    Management estimates that during the liquidation, operations would yield approximately $10 million in pre-tax net cash proceeds. All wind-down expenses have been assumed to be paid in full; the potential surcharge to the collateral of secured creditors for the preservation and disposal of property under Bankruptcy Code Section 506(c) has not been specifically considered for purposes of this analysis.


I.  First Mortgage Bonds

    The mortgage bond collateral property and mortgage bond escrow serve as collateral for the First Mortgage Bonds. Post petition interest on the First Mortgage Bonds has been assumed to accrue for six months to the extent that such bonds are overcollateralized in liquidation. Interest rates are 11.45% for the Series A Bonds and 11.50% for the Series B Bonds.


J.  Capital Lease Debt

    The capital lease debt is comprised of a number of individual leases, each secured by certain real or personal property. None of the leases are cross-collateralized with other property, which may result in certain leases being undercollateralized in liquidation while other leases are overcollateralized. Post-petition interest has been calculated on a lease by lease basis to the extent that the individual lease is overcollateralized in liquidation. The post petition interest has been assumed to accrue for six months at rates approximating those specified in the respective lease agreements.


K.  Bank Term Debt

    The Bank collateral property secures the Bank term debt. Post petition interest on the Bank term debt has been assumed to accrue at 9.01% for six months to the extent that such debt is overcollateralized in liquidation.


L.  Bank Letters of Credit

    The letters of credit issued by the Bank back certain insurance and lease obligations and are secured by receivables and the proceeds therefrom. For purposes of this analysis, management has assumed that all letters of credit are fully drawn, with the exception of those backing capital lease claims paid as indicated in Note I above.


M.  Trustee's Fees

    Trustee's fees are assumed to be approximately 3% of cash distributed according to (S)326(a) of the Bankruptcy Code.


N.  Professional Fees

    Professional fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $2 million.


O.  State and Federal Taxes - Post Petition

    The Company will be liable for the taxes related to recapture of depreciation and capital gains on fixed assets sold during the liquidation period. This claim amount is estimated as the difference between the liquidation value of the fixed assets and their tax basis at an effective rate of 40%. The tax basis in the assets owned by the Company is significantly lower than both the book value and the estimated liquidation value at January 31, 1995, leading to a large tax liability upon liquidation. The Company will also be liable for taxes on income earned during the wind down period at a 40% effective rate.


P.  Employee Claims

    Employee claims entitled to priority, including wages, vacation, and other related compensation, have been estimated at their maximum exposure of $4,000 per employee, with 1,936 employees as of January 1995.


Q.  Tax Claims

    For properties under mortgage or capital lease, the Company has exposure for real property taxes only to the extent that the Company has equity in such properties. The Company's liability for taxes on owned real and personal property was negligible at January 31, 1995.


R.  Unsecured Claims

    Under the terms of the Old Subordinated Debenture agreement, in no case shall Old Subordinated Debentureholders be paid prior to the settlement of all Senior Debt. Senior Debt includes the First Mortgage Bonds, capital leases, and potentially may include damage claims from the rejection of real and personal property leases. In the event that proceeds are available to be distributed among the unsecured claimants, these proceeds will be allocated to all claimants on a pro rata basis. Then, the portion ordinarily payable to the Old Subordinated Debentureholders under this allocation will be paid to the Senior Debtholders to the extent of their unpaid claims. Any proceeds remaining after settling these claims will then be paid to the Old Subordinated Debentureholders.

S.  General Unsecured Claims

    General unsecured claims include trade claims, liabilities for prepaid services and other miscellaneous unsecured liabilities. A value has not been estimated for purposes of this analysis for exposure to claims which may arise from rejection of any contracts or leases or from other contingent liabilities, with the exception that certain outstanding letters of credit with the Bank have been considered. The Company has approximately 23 union contracts, 14 major real property leases, and numerous employment, equipment and other contracts and leases.

                                 APPENDIX C     [LOGO OF U.S. BANK APPEARS HERE]

[LETTERHEAD OF
U.S. BANK
APPEARS HERE]

April 3, 1995


Americold Corporation
7007 S.W. Cardinal, Suite 135
Portland, Oregon 97224

Attention:  Mr. Lon Leneve
            Treasurer and Assistant Secretary

Subject:    Commitment to Extend and Modify Credit Accommodations

Ladies and Gentlemen:

We are pleased to extend to you the commitment of United States National Bank of Oregon, a national banking association (the "Bank"), to provide the following extension and modification of existing credit accommodations, subject to the following terms and conditions:

1.  COMMITMENT EXTENSION.  The Bank will extend and modify the existing
    --------------------
revolving line of credit accommodations to Americold Corporation ("Americold") in the amount of the lesser of the Borrowing Base (defined below) or $27.5 million (the "Operating Line"). The Operating Line may be used for any combination of Letters of Credit (up to $10 million) and revolving loans, with the face amount of Letters of Credit reducing revolving loan availability. The following changes will be made to the existing agreement dated February 3, 1993, as amended (the "Agreement"), as part of the extension:

   a.  MATURITY.  February 28, 1999
       --------

   b.  BORROWING BASE.  The Borrowing Base for the Operating Line shall be equal
       --------------
to (i) 85 percent of Eligible Accounts (as defined in the Agreement) and (ii) a percentage determined by the Bank applied to the agreed value of additional collateral to be pledged pursuant to subparagraph (c), below.

   c.  ADDITIONAL COLLATERAL.  Americold will identify and pledge (with a first
       ---------------------
priority, perfected security interest) additional collateral acceptable to the Bank, such that the Borrowing Base will support the entire Operating Line, rather than only the revolving loan portion thereof It is currently anticipated that this condition will be satisfied by mortgage of Americold's Portland, Maine, real property, and the mortgage of Americold's Tampa, Florida real property and/or other unencumbered real property. The Borrowing Base percentage applied to the value of the real estate (as determined by the Bank) will be 70 percent.

   d.  COMMITMENT FEE.  The Operating Line commitment fee will be 3/8 percent
       --------------
per annum of the average daily unused portion of the Operating Line, payable by Americold to the Bank quarterly in arrears.

   e.  FACILITY RESTING REQUIREMENTS.  Section 8.11 of the Agreement will be
       -----------------------------
modified to require no resting in the year ending February 29, 1996, one thirty-day consecutive rest period in the second year ending February 28, 1997, and two thirty-day consecutive rest periods in each of the next years ending February 28, 1998, and February 28, 1999.

   f.  FINANCIAL COVENANTS.  To be reviewed and reset, based on current
       -------------------
projections and Subordinated Debt restructure impact.

   g.  EVENTS OF DEFAULT.  Cross-default with Amended and Restated Investment
       -----------------
Agreement to be explicitly described, in addition to other agreements related to Indebtedness.

2.  DOCUMENTATION.  The loan documents to be executed by Americold in connection
    -------------
with the extension and modification will include a loan agreement amendment, replacement promissory note, trust deed(s), security agreement(s), financing statement(s), and such other documents as are necessary in the Bank's judgment to document the loan modification and extension.

3.  FEES AND COSTS.  Americold shall pay the Bank a nonrefundable commitment fee
    --------------
equal to 1 percent of the Commitment ($275,000) to be paid at closing, in lieu of 1/4 percent annual loan fees provided for in Section 4.1(a) of the Agreement. In addition, Americold shall pay all of the Bank's out-of-pocket expenses incurred in connection with the amendment documentation and maintenance of the Operating Line, including, but not limited to, the costs of title insurance, recording fees, and the Bank's reasonable legal expenses, whether or not the closing of the amended and extended Operating Line discussed herein occurs.

4.  TERM OF COMMITMENT.  The commitment made herein shall expire on August 15,
    ------------------
1995, unless the closing of the extension of credit facilities discussed herein has occurred or such term has been extended by mutual agreement. Thereafter, neither Americold nor the Bank shall have any further obligation to the other under this letter, unless the expenses incurred by the Bank have not been paid, which expenses shall be continuing obligations of Americold until paid.

5.  RELIANCE.  The Bank has relied on certain representations and financial
    --------
information made and provided by you in issuing this commitment. Accordingly, the Bank may terminate this commitment without refund of fees should any of such representations or information provide to be materially false, incomplete, or misleading.

6.  INTEGRATION.  This loan commitment letter is complete and final. It
    -----------
supersedes any prior or contemporaneous understanding or agreement relative to loan extension or modification.

7.  MODIFICATION.  This loan commitment letter can be modified only in a writing
    ------------
signed by the undersigned or another duly authorized officer of the Bank.

                             AMERICOLD CORPORATION



                               The Ballot Agent:
                     Tonkon, Torp, Galen, Marmaduke & Booth



   By Mail/Overnight Delivery/Hand:                  By Facsimile:

Tonkon, Torp, Galen, Marmaduke & Booth    Tonkon, Torp, Galen, Marmaduke & Booth
          1600 Pioneer Tower                          (503) 274-8779
         888 SW Fifth Avenue                Attention: Albert N. Kennedy, Esq.
     Portland, Oregon 97204-2099
  Attention: Albert N. Kennedy, Esq.



                           The Information Agent and
                           Purchaser Representative:


                       Morgan Stanley & Co. Incorporated
                          1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 703-4000
                            Attention: Alan K. Jones